Exhibit 10.2

Certain confidential information contained in this document, indicated by the mark “[*]”, has been omitted because it is both (i) not material and (ii) customarily and actually treated as private or confidential

Execution Copy
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT
This Agreement is made this 27th day of February, 2015 by and between CITIBANK, N.A. (“Bank”), and COSTCO WHOLESALE CORPORATION, a corporation incorporated under the laws of the State of Washington, with its principal offices at 999 Lake Drive Issaquah, Washington 98027, United States (“Costco”).
WHEREAS, Bank and its Affiliates, among other things, issue and service credit cards and other account access devices (collectively referred to hereinafter as “Bank Cards”) upon which persons named on currently effective Bank Cards (“Bank Cardholders”) may charge purchases of goods and services;
WHEREAS, Costco owns and operates a chain of membership warehouse locations within the United States;
WHEREAS, the Parties desire to establish a co-branded credit card program pursuant to the terms of this Agreement pursuant to which Bank will issue co-branded cards, each of which will act as both a Bank Card and a Costco membership card; and
WHEREAS, Bank intends to enter into a purchase agreement with American Express whereby Bank would acquire the accounts attributable to the existing Costco co-branded card program from American Express.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Costco and Bank hereby agree as follows:
ARTICLE 1
INTERPRETATION
1.01Definitions.
Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the “Definitional Supplement” attached hereto as Exhibit A.
1.02Headings.
The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03Extended Meanings.
In this Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities. The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any person other than Bank and Costco or their respective Affiliates.
1.04Statutory References.
In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.
1.05Currency & Territory.
All references to currency herein are to lawful money of the United States. This Agreement governs the relationship of the Parties for the United States. Except as otherwise expressly set out herein, the scope of this Agreement is specifically limited to the United States.
1.06No Partnership Intended.
Nothing in this Agreement is intended to create a partnership or joint venture between the Parties for purposes of the partnership laws or acts of any state, or for any other purposes.
1.07Exhibits and Schedules.
The following are the Exhibits and Schedules to this Agreement:

Exhibit A		Definitional Supplement
Exhibit B Schedule 1.01(a) Schedule 1.01(b)	-	Riders and Reports [*] Bank Marks
Schedule 1.01(c) Schedule 1.01(d)	- -	Costco Charge Transaction Data Costco Marks
Schedule 1.01(f)	-	Fair Market Value
Schedule 1.01(g)	-	Program Privacy Policy
Schedule 2.06(a)	-	Competitors
Schedule 3.02(a)	-	[*]
Schedule 3.02(c)-1	-	Program Credit Policy
Schedule 3.02(c)-2	-	[*]
Schedule 3.02(e)	-	Credit Line Assignments
Schedule 4.04(d)	-	Costco Membership Program
Schedule 4.05(a)	-	Co-Branded Cardholder Account Terms
Schedule 4.05(a)(ii)	-	Small Business Co-Branded Card Terms

Schedule 4.06(a)	-	Loyalty Program Features
Schedule 4.06(a)-1	-	Additional Co-Branded Cardholder Benefits
Schedule 5.01(d)	-	Use of Costco Marks and Bank Marks
Schedule 5.04(a)	-	Costco Trademark Usage Policy
Schedule 6.01(c)	-	[*]
Schedule 7.01(a)	-	Data Security
Schedule 7.02	-	Operations Centers
Schedule 7.03	-	Service Level Agreements (SLAs)
Schedule 7.05(a)	-	Monthly Reports
Schedule 9.01	-	Program Economics
Schedule 9.07(a)(v)	-	[*]
Schedule 9.07(a)(vii)	-	[*]
Schedule 9.08	-	P&L Statement
Schedule 13.02(a)	-	Information Regarding the Program Assets
Schedule 13.02(c)	-	Appraisal Information
Schedule 13.03(b)	-	[*]

ARTICLE 2
ESTABLISHMENT OF THE PROGRAM
2.01The Program.
(a)Pursuant to the terms and conditions of this Agreement, Bank and Costco hereby establish a co-branded credit card program in the United States, pursuant to which generally: (i) Bank shall offer and issue to approved Applicants Co-Branded Cards and extend credit to Co-Branded Cardholders pursuant to the terms of the Co-Branded Cardholder Agreement; and (ii) Bank will promptly open a new Co-Branded Card Account and issue a new Co-Branded Card with respect to each Co-Branded Card Application approved in accordance with the Program Credit Policy (collectively, and as detailed in this Agreement, the “Program”).
(b)In connection with the establishment of the Program, the purpose of this Agreement is to set out the terms and conditions according to which the Parties will regulate: (i) the commercial collaboration between Bank and Costco in connection with the promotion, offer and issuance of Co-Branded Cards, and (ii) other services and support tasks that Bank and Costco, respectively, shall provide in connection with the promotion, offer and issuance of Co-Branded Cards, all toward the end of operating a Program that is Competitive in all respects and delivers value to Costco Members.
2.02Network.
(a)Costco has selected Visa as the initial Network for the Program.
(b)Costco shall have the right, in its sole discretion, to change the Network for the Co-Branded Cards [*] by providing written notice to Bank at least [*] that the Network for the Co-Branded Cards will be changed from the Network to a Competitive Network or any other card network or card association under which Bank is authorized to issue Bank Cards (“Other Network”) effective on [*].

Promptly following any such notice, and (subject to Section 2.03) with such commercially reasonable adjustments as may mutually be agreed to in order to account for any differing economics to the Program, Bank shall take all steps as may be reasonably required to transfer the Program to the Other Network.
2.03Payment and Funds from Network.
Any payments or funds of any kind received by Costco from the Network or Other Network as a result of the agreement to use such card network or card association for the Program at any time before, during, or after the Term shall belong entirely to Costco, and shall not be considered related to, or part of, payment obligations of Bank under this Agreement.
2.04Costco Exclusivity to Bank and Co-Branded Cards.
(a)In the United States, during the Term, neither Costco nor its United States Affiliates will (i) issue a Comparable Co-Branded Card; provided, however, that Costco may participate in the Amex Program until the Program Effective Date; or (ii) directly or in conjunction with any Person, issue, market, or co-brand any Comparable Co-Branded Card for acceptance at Costco Outlets or any other Acceptance Locations. This exclusivity obligation is subject to Section 2.04(b), Section 2.04(f), Section 2.04(g), Section 2.05 and Section 12.08.
(b)For clarity, subject to Section 2.04(c), Costco shall have the right, on its own or in collaboration with any Person, to issue, market and promote a [*], and with any terms, brands or marks, or value proposition as Costco in its sole discretion may elect (collectively, “Additional Payment Products”).
(c)Notwithstanding the foregoing, in no event will any Additional Payment Product have an associated spend-based rewards program that is equal or superior in value (e.g., a greater percentage cash rebate) to the Unique Value Proposition offered by the Co-Branded Cards.
(d)[*].
(e)In the event that Costco proposes to issue an Additional Payment Product during the Term and seeks to do so via a request for proposal, tender, bid, or other, similar competitive process, Bank shall be invited to participate in such process on the same terms, but without preference, as all other participants (all such participants to be determined by Costco in its sole discretion).
(f)For clarity and subject to Section 2.04(c), Costco shall have the right, on its own or in collaboration with any third party, to issue, market and promote, any product, program or service of any kind (other than Comparable Co-Branded Cards to the extent prohibited by Section 2.04(a)) with any value proposition (including discounts, rebates or other promotions), including those programs and products listed on Schedule 2.04(f) hereto.
(g)[*].
2.05Effect of Costco Acquisitions on Costco Exclusivity.
(a)If Costco or any of its Affiliates acquires (including by merger, consolidation, asset purchase, share purchase or other business combination) a business (an “Acquired Business”) that directly or through an Affiliate or unaffiliated third party issues a co-branded card in the United States, including Credit Cards similar to a Comparable Co-Branded Card (each, as applicable, an “Acquired Card Program”), the exclusivity provisions of Section 2.04(a) shall only apply to such Acquired Card Program as and to the extent provided in this Section 2.05. As a matter of clarification, if Costco or any of its Affiliates acquires an Acquired Business (including by merger, consolidation, asset purchase, share purchase or other business combination) that does not have a Comparable Co-Branded Card, including in a instance where the Acquired Business has an Other Store Card program, the exclusivity provisions of Section 2.04(a) shall not apply.
(b)If the cards that are issued as part of the Acquired Card Program (the “Acquired Cards”) are directly or indirectly issued by a third party pursuant to a program agreement or other contractual arrangement between such third party and such Acquired Business, Costco shall not be required to terminate such agreement or otherwise discontinue such arrangement. Rather, following completion of such acquisition, Costco and its Affiliates shall be entitled to continue to comply with and perform in all respects such agreements or arrangements related to the Acquired Business, and the ongoing operation of the Acquired Card Program (including pending election of the Conversion Option or Costco Rebranding Option, and after the Parties’ failure to enter into a written agreement regarding one or more such options) shall not violate the terms of this Agreement; provided that Costco continues to comply with Section 2.04(d) as it relates to Costco Warehouses other than the Acquired Warehouses and other locations or outlets of the Acquired Business. Without limiting its rights and obligations hereunder, Bank shall cooperate with Costco in an effort to ensure that the operation of the Program and the Co-Branded Card, and the Acquired Card Program, can both continue without disruption to the customer base of Costco and its Affiliates. For greater certainty, the ownership and operation by Costco and existence of the Acquired Card Program shall not constitute a breach of or default under this Agreement.
(c)If the Acquired Cards are issued by Bank or any of its Affiliates, upon the written request of Costco and subject to Applicable Laws, Bank shall integrate the Acquired Cards into the Program by converting the Acquired Card accounts into Co-Branded Card Accounts (with such commercially reasonable adjustments as may mutually be agreed to account for the differing characteristics of the Acquired Card Program and the cardholders for such Acquired Card Program), subject to the same terms and conditions as the Co-Branded Card Accounts (and subject to any adjustments made as contemplated above) and subject to this Agreement, and the Acquired Cards shall participate in the Program as if they were originated under this Agreement (the “Conversion Option”). In the event that the Conversion Option is exercised by Costco and the Parties agree to adjustments as contemplated by this Section 2.05(c), then Bank shall (or, if applicable, shall cause its Affiliates to) terminate the program agreement of the Acquired Business as of the conversion date to the Program. As a matter of clarification, if the Parties are unable to agree upon such commercially reasonable adjustments as are needed to account for the differences in the Acquired Card Program, then the Acquired Card Program and Acquired Warehouses and other locations or outlets of the Acquired Business shall not be subject to the terms of this Agreement, including, without limitation, Sections 2.04(a), 2.04(d) or 2.07.
(d)In the event that the capital stock of Costco, or all or substantially all of the assets of Costco, are sold, conveyed, or otherwise transferred to another Person that is not an Affiliate of Costco, the terms of this Agreement shall not prevent such Person from carrying on its own credit card programs, including any private label or co-branded card program, nor shall the operation of any such programs constitute a breach of or default under this Agreement by Costco.
(e)Subject to the terms of Section 2.05(b), in the event the Acquired Business includes Acquired Cards, that are, in Costco’s sole discretion rebranded by Costco using the Costco Marks (the

“Costco Rebranding Option”, with the locations so rebranded, the “Acquired Warehouses”)), then the restrictions of Sections 2.04(a), 2.04(d) and 2.07 shall apply to such Acquired Card Program or the Acquired Warehouses, commencing as of the latest of following: (i) effective date of such rebranding, (ii) the termination of the program agreement governing the Acquired Card Program, or (iii) the effective date for any commercially reasonable adjustment to account for the differing characteristic of the Acquired Card Program and the cardholder for such Acquired Card Program, as set forth in any written agreement between the Parties as contemplated by Section 2.05(c). As a matter of clarification, if the Parties are unable to agree upon such commercially reasonable adjustments as are needed to account for the differences in the Acquired Card Program, then the Acquired Card Program and Acquired Warehouses shall not be subject to the terms of this Agreement, including, without limitation, Sections 2.04(a), 2.04(d) or 2.07.
(f)In the event of the Conversion Option or the Costco Rebranding Option, thereafter whenever the Acquired Cards are accepted and used in any Costco Outlet, whether a Costco Warehouse or other Costco Outlet, or any other Costco Location wherever located, then [*].
(g)The election to exercise the Conversion Option or the Costco Rebranding Option, or to otherwise integrate or convert any Acquired Cards to Co-Branded Cards and cause such Acquired Cards to become subject to the terms of this Agreement and the Program, shall be at the election of Costco in its sole discretion as provided for herein. Accordingly, in no event shall Costco be required to integrate or convert any Acquired Cards to Co-Branded Cards or this Program.
2.06Bank Exclusivity to Costco and Co-Branded Cards.
(a)In the United States, during the Term, neither Bank nor its Affiliates will issue, on its own or with any Person, (i) [*] or, (ii) as to any Person listed on Schedule 2.06(a) or any Affiliates of those Persons listed on Schedule 2.06(a), as may be amended from time to time (parts (i) and (ii) collectively, “Competitors”), a card product of the type shown thereon, regardless of FTD form factor. Costco may modify the list of Competitors set forth on Schedule 2.06(a) as follows:
(i)Not more [*] after the Program Effective Date, Costco may [*] to Schedule 2.06(a) upon written notice to Bank so long as such Person [*]. During each Renewal Term (or, if Costco elects to extend the Initial Term by providing the Initial Term Extension Notice, during such three (3) year Initial Term extension period), Costco may [*] to Schedule 2.06(a) upon written notice to Bank so long as such Person is a seller of goods in a business category where Costco has a presence. As of Bank’s receipt of any such notice, the additional Person designated by Costco shall be considered a Competitor.
(ii)[*].
2.07Acceptance.
(a)Notwithstanding anything in this Agreement or any other agreement to the contrary, [*]. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit or prohibit Costco from accepting Additional Payment Products.
(b)For clarity, whenever the Co-Branded Card is accepted and used in any Costco Outlet, whether a Costco Warehouse or other Costco Outlet, or any other Costco Location, wherever located, then [*].

(c)Subject to the exclusivity obligation set forth in Section 2.04(a), the parties acknowledge that Costco has a vested interest in the types of new payment products, and in the security features attributable to such new payment products, that may potentially be offered to Costco Members and accepted at Costco Locations. Accordingly and notwithstanding anything to the contrary, Bank shall not issue or offer any form factor of the Co-Branded Card or other Financial Transaction Device with respect to the Co-Branded Card Accounts (other than a traditional physical card) to Co-Branded Cardholders without the prior written consent of Costco. Likewise, in no event shall Costco ever be required by this Agreement to accept any Financial Transaction Device (other than a traditional physical card for the Co-Branded Card) that has not been approved by Costco.
2.08Exclusivity of Program Enhancements.
[*].
2.09Purchase of Existing Provider Cards Portfolio.
    Bank intends to enter into a definitive sale and purchase agreement with American Express (the “Amex Purchase Agreement”) whereby Bank would agree to acquire the existing accounts of the cardholders who are participating in the existing co-branded card program subject to the Amex Program Agreement (the “Amex Program”); [*].
ARTICLE 3
OWNERSHIP OF ACCOUNTS; UNDERWRITING
3.01Ownership of Accounts.
(a)Subject always to the Purchase Right detailed in Article 13, and except to the extent of Costco’s ownership of the Costco Marks, Bank shall be the owner and holder of all Account Indebtedness, Co-Branded Card Accounts, Co-Branded Card Documentation, and the Co-Branded Card Application. All purchases of goods and/or services or other extensions of credit in connection with the Co-Branded Card Accounts and the Account Indebtedness shall create the relationship of debtor and creditor between the Co-Branded Cardholder and Bank, respectively.
(b)Subject to the terms of Article 9, Bank shall be entitled to (i) receive all payments made by Co-Branded Cardholders on Co-Branded Card Accounts; and (ii) retain for its account all Account Indebtedness and such other fees and Income authorized by the Co-Branded Cardholder Agreements and collected by or for Bank with respect to the Co-Branded Card Accounts.
(c)Bank shall fund all use of credit under the Co-Branded Card Accounts by a Co-Branded Cardholder.
(d)Bank acknowledges and agrees that Costco has no liability to Bank or otherwise with respect to any unpaid balances or other Account Indebtedness owed by Co-Branded Cardholders (other than as may arise with respect to amounts related to purchase returns, charge-backs or similar amounts owing or owed by Costco to Bank in accordance with the Network Rules and relating to original sales transactions made at Costco Outlets), and that all such risk of loss and related credit risk rests solely with Bank.
3.02Underwriting and Risk Management.

(a)Bank shall accept or reject any Co-Branded Card Application based solely upon application of (i) the then-current Program Credit Policy and (ii) Bank’s then-current anti-money laundering and customer identification program policies, provided that Bank is also then applying such anti-money laundering and customer identification program policies to all Other Bank Card Programs. [*]. As a matter of clarification, Bank makes no commitments as to the results of the application of the Program Credit Policy and reserves the right to change the Program Credit Policy from time to time so long as such Program Credit Policy remains in compliance with this Section 3.02, Schedule 3.02(a) and the other terms of this Agreement.
(b)Upon satisfaction of the applicable criteria set forth in the Program Credit Policy, Bank shall promptly establish a Co-Branded Card Account. Bank shall have the right to review periodically the creditworthiness of Co-Branded Cardholders in accordance with the Program Credit Policy to determine the range of credit limits to be made available to Co-Branded Cardholders and whether or not to suspend or terminate credit privileges of such Co-Branded Cardholders; provided, however, that Bank shall only decrease credit limits or suspend or terminate credit privileges consistent with the then current Program Credit Policy.
(c)The initial Program Credit Policy to be in effect as of the Program Effective Date is attached hereto as Schedule 3.02(c)-1, which Bank represents and warrants complies as of such date with Section 3.02(a). Except in the case of Legally Mandated Changes [*] or as the Parties may otherwise agree, Bank shall provide Costco with at least [*] prior written notice of any proposed changes to the Program Credit Policy. In the case of a Legally Mandated Change to the Program Credit Policy, Bank shall provide Costco with as much advance notice as reasonably possible prior to the implementation of such Legally Mandated Change and in any event, such notice shall be provided no later than [*] after Bank first receives notice of or otherwise becomes aware of the requirement for the Legally Mandated Change. [*].
(d)Bank shall perform all necessary security functions to appropriately manage fraud in the Program (i) due to lost, stolen or counterfeit cards, fraudulent Co-Branded Card Applications or otherwise, and (ii) in compliance with Applicable Law. Upon Bank's reasonable request, Costco agrees to use commercially reasonable efforts to cooperate with Bank in such functions (including with respect to any criminal investigations involving possible fraud at any Costco Location or involving Co-Branded Cardholders) so long as such efforts will not create an undue burden on Costco or require Costco to violate any Costco policies or Applicable Laws. All fraud losses, other than fraud resulting from Bank's failure to comply with Applicable Law, shall be [*].
(e)Subject to the Program Credit Policy, Bank agrees to comply, commencing on the Program Effective Date, with the provisions set forth in Schedule 3.02(e) relating to initial and average credit line assignments for Co-Branded Card Applications.
3.03Amex Accounts.
The Amex Accounts acquired by Bank pursuant to the Amex Purchase Agreement shall become Co-Branded Card Accounts and subject to the terms of this Agreement and, in particular, the acquired Amex Accounts shall be subject to the terms of the Program Credit Policy.

ARTICLE 4
PROGRAM OPERATION
4.01Management of the Program
(a)Each of the Parties shall perform its obligations under this Agreement (i) in compliance with the terms and conditions of this Agreement (including any policies, procedures and practices adopted pursuant to this Agreement), (ii) in good faith, and (iii) in a manner consistent with any reasonable annual targets and objectives set by Costco.
(b)The Program and this Agreement, and the collaboration of Bank and Costco in implementing and administering the Program and this Agreement, shall be administered by Program Managers and Program Executives, as detailed below.
(i)“Program Managers” means the individuals appointed by each of Bank and Costco (one each), respectively, to administer the Program from a program management perspective. Bank and Costco shall each appoint one Program Manager (the appointee of Costco, the “Costco Manager”; and the appointee of Bank, the “Bank Manager”). The Costco Manager and the Bank Manager shall be manager level or above full-time employees of Bank or Costco, as applicable, and shall be the leaders of their respective teams. The Program Managers and their teams shall conduct their responsibilities in accordance with the terms of this Agreement. Costco and Bank shall endeavour to provide stability and continuity in the Program Manager positions and other Program personnel.
(ii)“Program Executives” means the individuals appointed by each of Bank and Costco (one each), respectively, to administer the Program from an executive officer perspective and to assist in discussing and resolving Disputes.
(iii)At any time during the Term, a Program Manager or Program Executive may be removed and promptly replaced at the discretion of the relevant Party that appointed such person, provided that any Program Manager or Program Executive appointed hereunder shall meet the requirements for such position set forth in this Section 4.01(b).
4.02General Obligations of Bank.
(a)Subject to the terms hereof, Bank will be responsible for all activities associated with servicing the Co-Branded Cards, including plastic card production, mailings, fulfillments, renewals, funding of receivables, funding of the Loyalty Program, administration of unclaimed property obligations, billing, Co-Branded Card Account maintenance, transaction and payment posting, authorizations, customer service, collections, handling billing disputes, merchant inquiries and fraud; provided that Costco may, in its sole discretion, require the use of different Co-Branded Credit Card plastics for certain types or classifications of Costco Members, at no charge to Costco. All services and activities shall be performed by Bank in compliance with Applicable Law [*]. In no event shall Costco be responsible for any Co-Branded Cardholder customer service unless and until Costco and Bank enter into an agreement regarding the assumption of such obligations by Costco.
(b)Bank shall establish a unique bank identification number (the “BIN Identifier”) and dedicated Interbank Card Association number, in accordance with the Network Rules, specifically and solely for Co-Branded Cards. The BIN Identifier shall permit Costco’s Systems to distinguish a Co-

Branded Card automatically both at a POS terminal and through backend reporting. Bank shall not use the BIN Identifier designated for Costco for any business or purpose other than supporting the Program. In the event that Costco or a New Card Issuer designated by Costco acquires the Portfolio upon the expiration or termination of this Agreement, and subject to any covenants or obligations contained in the Network Rules applicable to Bank, Costco or such New Card Issuer shall own the BIN Identifier and all rights thereto, and Bank shall take all steps necessary or convenient to transfer to Costco or the New Card Issuer such BIN Identifier.
(c)Bank will promptly refer to Costco any complaint regarding Costco or its goods and services.
(d) Bank will timely submit to the Network the rider(s) or report(s) attached hereto as Exhibit B, as the same may be amended from time to time by Costco in its reasonable discretion. Upon the request of Costco from time to time, Bank shall provide such other assistance and cooperation as Costco may reasonably request in connection with that certain acceptance and co-branded incentive agreement between Costco and the Network related to the Program.
4.03Bank’s Program Team.
(a)Bank shall be responsible for sustaining adequate and appropriate staffing levels and training as may be necessary for the Program. Without limiting the generality of the foregoing, Bank shall provide dedicated staffing for the Program (collectively, the “Bank Program Team”), which shall, within the time periods specified herein, consist of at least [*] employees as set forth in Section 4.03(b) [*] (excluding the Operation Center representatives), each of whom shall be a manager level or above, and shall provide [*]. The Bank Program Team shall have competitive expertise and experience, including experience in retail co-brand credit card portfolio marketing and management and account management, and Bank shall ensure that the all personnel supporting the Program, including the Bank Program Team, have adequate training and experience consistent with best industry practices.
(b)The Bank Program Team provided by Bank shall specifically include the following individuals, each of whom shall be a direct employee of Bank or its Affiliates:
(i)from and after the date hereof, the Bank Manager shall participate in conference calls, reviews and reporting activities related to the Program as appropriate and requested by Costco;
(ii)from and after the Program Effective Date, [*] to overseeing customer service and training support activities related to the Program in such Region, and (3) shall serve as the principal point of escalation for operational and other issues relating to the Program in such Region;
(iii)from and after the Program Effective Date, [*] to overseeing finance, reporting and analytics activities related to the Program;
(iv)from and after the date hereof, [*] to overseeing marketing activities related to the Program;
(v)from and after the Program Effective Date, [*] to overseeing the operations of the Program;

(vi)from and after the Program Effective Date, [*] to overseeing the risk management of the Program; and
(vii)as more particularly described in Article 7 (and as necessary to fulfill Bank’s obligations thereunder) and subject to Section 9.07(d), a sufficient number of full-time equivalent employees of the Operation Centers [*] to ensure that, other than in circumstances beyond Bank’s control from time to time (e.g., a third-party security breach), at least [*] of all incoming calls from Co-Branded Cardholders and Applicants are fielded by [*].
(c)In addition, upon Costco’s reasonable request and subject to Bank’s general human resources guidelines, Bank shall [*].
(d)Bank will provide training and materials to Costco’s employees, including training Costco Trainers, with respect to any aspect of the Program or the Co-Branded Cards as Costco may reasonably request.
(e)Neither the Bank Manager nor any other member of Bank’s Program Team (specifically excluding the individuals described in Section 4.03(b)(vii)) shall be reassigned to any program operated by Bank or any of its Affiliates pursuant to any agreement or arrangement with any Competitors any time up to [*] the date that such person last worked on the Program (including any such period of time that ends after this Agreement expires or is terminated other than in the event of any termination pursuant to Section 12.03).
(f)Costco shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer, co-employer or joint employer, any employee benefit plans or any assets or liabilities of any employee benefit plans, arrangements, commitments or policies currently or hereafter provided by Bank, relating to the Bank Program Team or otherwise; and if, and to the extent that, Costco is deemed by law or otherwise to be liable primarily or as a successor employer or co-employer or joint employer, for such purposes or for any other purposes, including any state or federal employment taxes, Bank shall indemnify, defend and hold harmless Costco, its Affiliates, and their respective officers, directors, and employees from and against and in respect of any and all Losses that may result therefrom.
(i)In the event Bank personnel are injured or hurt while performing functions under or in connection with this Agreement, whether the Bank Program Team or otherwise and whether onsite at Costco or otherwise, Bank shall ensure that: (1) Bank’s workers compensation coverage or other benefits provided by Bank to its employees or agents shall be the exclusive remedy for the personnel or agents utilized by Bank as it relates to the Program, and (2) such personnel, agents and the relevant carrier shall not have any right to compensation from Costco.
(ii)In addition to Bank’s workers compensation coverage being the exclusive remedy for injury to Bank personnel, whether the Bank Program Team or otherwise, while performing functions under or in connection with this Agreement as set forth above, Bank hereby agrees to indemnify, defend and hold harmless Costco, its Affiliates, and their respective officers, directors, and employees from and against and in respect of any and all Losses whatsoever nature brought, claimed or suffered by any of Bank’s employees, agents and/or personnel, including the Bank Program Team, relating to any such injuries or harm.

4.04General Obligations of Costco.
(a)For each Applicant (who must first be a Costco Member) that completes a Co-Branded Card Application at a Costco Warehouse, Costco shall, [*], collect the Co-Branded Card Application or the information needed to complete a Co-Branded Card Application, and provide said Co-Branded Card Application or information to Bank in accordance with mutually agreed-upon procedures and subject to Applicable Laws. Costco shall comply with all applicable disclosure and other regulatory requirements specified by Bank when conducting the above activities. Costco shall work together with Bank to improve the efficiency of the application process.
(b)Any Legally Mandated Changes shall be implemented by Costco as promptly as reasonably possible after notice from Bank but in no event later than required by Applicable Laws. In the event that Bank reasonably determines that any change to the Program or Costco’s practices is required in order to comply with Applicable Guidelines, Bank shall provide Costco with a written summary of such requirements. [*].
(c)Costco shall send to Bank, [*], all Costco Member information necessary to be included on the Co-Branded Card.
(d)Costco, [*], shall maintain and operate the Costco Membership Program while this Agreement is in effect. Attached to this Agreement as Schedule 4.04(d) is the Costco Membership Program description as of the date hereof. Costco agrees to provide Bank with sufficient written notice of any material modifications to the Costco Membership Program that directly affect the Program in order to permit Bank to modify (inclusive of Bank’s Systems) any aspect of its support of the Program, in order to comply with such modifications. Notwithstanding anything to the contrary, Costco may change the terms of the Costco Membership Program at any time.
(e)Costco will instruct its member services centers to promptly refer Co-Branded Cardholders to Bank that have material customer complaints that are received by Costco’s members’ services center regarding a Co-Branded Account or Co-Branded Card.
4.05Co-Branded Cardholder Account Terms.
(a)The pricing, terms and conditions of all Co-Branded Card Accounts shall be the pricing, terms and conditions set forth on Schedule 4.05(a) and Schedule 4.05(a)(ii), as the same may be amended from time to time pursuant to this Agreement (the “Co-Branded Cardholder Account Terms”). [*].
(i) [Intentionally left blank.]
(ii)Commencing as of the Program Effective Date, Bank shall also offer a Co-Branded Card to business applicants, which shall be based upon the credit of the business, or the proprietor, or both, and subject to the applicable pricing, terms and conditions and specifications set forth on Schedule 4.05(a)(ii).
(iii)Notwithstanding the foregoing, Bank may implement a change to the pricing, terms and conditions of the Co-Branded Card Accounts [*], to the extent such change is:

(A)a Legally Mandated Change and in accordance with Section 4.04(b). Further, and in the case of a Legally Mandated Change to Co-Branded Cardholder Account Terms, Bank shall provide Costco with as much advance notice as reasonably possible prior to the implementation of such Legally Mandated Change and in any event, such notice shall be provided no later than thirty (30) days after Bank first receives notice of or otherwise becomes aware of the requirement for the Legally Mandated Change; or
(B)a change that affects terms and conditions [*], to the extent applicable, and provided that (I) the terms and conditions resulting from such change are, [*], and (II) Bank has provided Costco no less than thirty (30) days’ prior notice.
(b)Bank shall ensure that all Co-Branded Cards satisfy applicable EMV requirements for embedded microchip and PIN technology with respect to both contact card products and contactless card products and otherwise comply with all Applicable Laws, including security standards promulgated by or on behalf of the Major Card Networks or other Bank Card networks. Without limiting the generality of the foregoing, the Costco Member number of each Co-Branded Cardholder shall physically be printed on each Co-Branded Card and, further, such Costco Member number shall be embedded on the embedded microchip, bar code and magnetic stripe (or other applicable electronic component, and with respect to the magnetic stripe, embedded on Track 1), as applicable, of such Co-Branded Cardholder’s Co-Branded Card.
4.06Loyalty Program.
(a)Unless otherwise provided for in this Agreement, during the Term, all elements of the Program set forth on Schedule 4.06(a) shall remain in effect and shall continue to be offered [*] by Bank in connection with the cash based rewards program offered to Co-Branded Card Accounts; provided, however, that such elements may be modified from time to time by Costco but only in accordance with the terms set out in this Agreement (e.g., Section 4.07) or otherwise as mutually agreed by Bank (such elements, together with such modifications, collectively, the “Loyalty Program”). The Co-Branded Cards will also have the standard Network benefits applicable to Credit Cards of the same card tier, as set forth on Schedule 4.06(a)-1, as such benefits may change from time to time.
(b)As provided in Schedule 4.06(a), as of the date hereof, Costco Members are eligible to receive rewards pursuant to the Loyalty Program (“Rewards”). The Rewards will be issued by the Bank in the form of one annual Costco Rewards coupon. From time to time, and subject to Applicable Laws, Costco may require a change to the method of funding Rewards to a gift card, statement credit, electronic credit or other electronic transfer, other FTD, or otherwise and shall provide Bank with at least [*] notice prior to the effectiveness of such change. Bank shall cooperate to implement the new Rewards payment method in such a way that it is compatible with the Costco point of sale equipment and consistent with Costco’s protocols and security requirements and that otherwise achieves Systems interoperability between Bank’s Systems and Costco’s Systems, and Bank shall otherwise cooperate with Costco in implementing such change, subject to Applicable Laws. Regardless of the method or form of the Rewards, Bank (and not Costco) shall be considered the issuer of such Rewards pursuant to the Loyalty Program, and, except with respect to the Executive Membership program, Bank shall be solely liable to Costco Members with respect to such Rewards. Other than its duty to redeem the Rewards in accordance with the Loyalty Program terms and conditions, Costco shall not have any obligation to Costco Members regarding such Rewards.

(c)[*]. Costco will deliver to Bank a report at a frequency as mutually agreed by the Parties detailing all Rewards coupons (or such other method or form of Rewards provided under the Loyalty Program at such time) redeemed by Costco Members, together with a report setting out the aggregate value of such redeemed Rewards coupons, according to procedures mutually agreed upon by the Parties. Unless the amount set forth in the report regarding such redeemed Rewards coupons is disputed by Bank, and except with respect to costs incurred by Costco to provide benefits associated with Executive Membership, Bank will pay to Costco as a Loyalty Program Expense [*] such redeemed Rewards coupons or other form or method of reward redemptions as soon as practicable after receipt of a report in respect thereof by Bank, and in no event more than [*] after receipt thereof by Bank; provided that Bank shall have no obligation to make a payment to Costco with respect to Rewards paid by way of a statement credit. Except with respect to the Executive Membership program, Bank shall be solely responsible for complying with all state unclaimed property laws related to the Loyalty Program, including with respect to any unused or unredeemed Rewards issued by Bank to Costco Members, and Bank shall be responsible for reporting and remitting as unclaimed property to any state or other Governmental Entity any payments that are due in connection with or related to Rewards that are not redeemed, in accordance with such unclaimed property laws
(d)Costco may, after consultation with Bank and in accordance with Applicable Laws, elect to offer promotions, discounts, rewards, special offers or any other incentive, whether pursuant to the Loyalty Program or otherwise based on SKU level data to Co-Branded Cardholders (provided appropriate consents are obtained from Co-Branded Cardholders). Bank shall facilitate such offering by providing any and all reasonable support (including information technology support, software programming, changes to statements, customer service support, and other collateral, system or procedural changes) necessary to achieve Systems interoperability between Bank’s Systems and Costco’s Systems, excluding changes to the hardware components of Costco Systems. [*].
4.07Improvements to Program.
(a)At any time and from time to time, and subject to the terms of this Section 4.07, Costco may request improvements, upgrades, or other value enhancements to the [*], the Loyalty Program, or any other aspect or feature of the overall Program (collectively, “Program Improvements”).
(b)[*].
(c)If the co-branded card program or private label card program for [*] includes the requested Program Improvement, other than with respect to Co-Branded Cardholder Account Terms (a “Warehouse Program Improvement”), then the cost to develop and implement such requested Warehouse Program Improvement shall be [*]. If the co-branded card program or private label card program for [*] includes the requested Program Improvement or if the requested Program Improvement generally becomes available in the market, [*] (a “Market Program Improvement”), then the cost to develop and implement such requested Market Program Improvement shall [*]. On the other hand, if the Program Improvement is not a Warehouse Program Improvement or a Market Program Improvement, or any change to the method of funding Rewards required by Costco pursuant to Section 4.06(b) (in each case, an “Innovative Program Improvement”), the costs for such Innovative Program Improvement shall be paid by Costco pursuant to the terms of Sections 4.07(e) and 4.07(f) if Costco elects to exercise its right to require an Innovative Program Improvement to be implemented.
(d)[*].

(e)Costco may require Bank, in Costco’s sole discretion, to implement any Innovative Program Improvements by agreeing to fund and pay to Bank the reasonable cost of Bank to develop and implement the Innovative Program Improvements requested by Costco, including the extent to which the Innovative Program Improvement would cause the expected Bank Profits Percentage to fall below the Bank Profit Threshold Percent. Funding for Innovative Program Improvements, and the related payments that Costco must pay to Bank, are further distinguished for purposes of this Agreement as set forth below:
(i)Additional funding required for an Innovative Program Improvement to the Co-Branded Cardholder Account Terms (a “Co-Branded Cardholder Account Terms Payment”); and/or
(ii)Additional funding required for an Innovative Program Improvements to the Loyalty Program (a “Loyalty Program Payment”); and/or
(iii)Additional funding required for an Innovative Program Improvements to any other aspect or feature of the overall Program (an “Other Program Payment” and together with the Co-Branded Cardholder Account Terms Payment and the Loyalty Program Payment, collectively, the “Program Improvement Funding Payments”).
(f)Costco shall be eligible for refunds from Bank of the Program Improvement Funding Payments as and to the extent contemplated in Section 9.03.
4.08Dual Functionality of Co-Branded Cards.
(a)Co-Branded Cards will function as both (i) a Credit Card for purposes of, among other things, charging goods and services at Acceptance Locations, and (ii) a Costco Membership Program card which identifies (including in written form on the Co-Branded Card plastic and in electronic form, by way of information stored in the embedded microchip, bar code, magnetic stripe or other electronic component, as applicable, of the Co-Branded Card) the Co-Branded Cardholder as one permitted to make purchases at Costco Outlets in accordance with the Costco Member Program. The Co-Branded Cards shall otherwise satisfy the requirements detailed elsewhere in this Agreement, including Section 4.05(b).
(b)Should a Co-Branded Cardholder’s Costco Membership terminate, subject to Applicable Laws and Costco’s customer privacy policy, Costco shall notify Bank of such termination. The Parties shall mutually agree on an orderly process for terminating the Co-Branded Card Account. If a Co-Branded Cardholder’s Co-Branded Card Account terminates, or a supplementary Co-Branded Card on a Co-Branded Cardholder Account terminates, then, subject to the Program Privacy Policy, Bank shall promptly notify Costco of such termination and, unless prohibited by Applicable Laws, the reason for such termination. Costco, in its sole discretion, may then elect to issue that individual a new Costco Membership card.
(c)If any Co-Branded Cardholder’s Co-Branded Card Account is terminated due to the termination of his or her Costco Member status, or the Co-Branded Cardholder requests his or her Co-Branded Card Account be closed, as part of the account closing process Bank shall offer such cardholder a proprietary Credit Card issued by Bank or its Affiliates, which Credit Card shall be approved by Costco in advance (the “Approved Transition Card”). If, within [*] of any such termination, such cardholder accepts the Approved Transition Card or any substitute offered by Bank or its Affiliates (a “Transitioned Card Account”), Bank shall ensure that, regardless of FTD form factor for such Transitioned Card Account: [*].
(d)In addition to Bank’s other obligations with respect to the Loyalty Program, Bank shall maintain records of the Rewards earned by terminated Co-Branded Cardholders for the period prior to the termination of their Co-Branded Card Account and, upon the request Costco, Bank shall cause such Rewards to be either [*].
4.09Program Updates – Refresh Cards.
(a)Costco may, in its sole discretion, [*], require that Bank provide a modified Co-Branded Card which bears a new card design, value proposition and/or other features (each such Co-Branded Card, a “Refresh Card”); provided that the issuance of such Refresh Card and any changes regarding the value proposition or other features would not [*], and provided that all features and characteristics of the Refresh Card, and the issuance thereof, comply with Applicable Laws. Subject to the foregoing, each time Costco makes such a request, Bank will launch the Refresh Card within [*] after such request and such Refresh Card will contain the modifications requested by Costco.
(b)Unless otherwise agreed to by Costco in writing, Bank will not force migrate Co-Branded Card Accounts to Refresh Cards or to any other new credit card product. Bank will develop an operational strategy for review by Costco to accommodate any Co-Branded Cardholders who desire to migrate to the Refresh Card.
4.10Billing For Costco Membership Fee.
Subject to Applicable Laws, the Co-Branded Card Application shall expressly disclose to the Applicant that, if such Co-Branded Card Application is approved, the applicable Costco Membership Fee set out in the Costco Membership Program conditions and regulations shall be automatically charged, including on a recurring basis as the relevant membership comes up for renewal, to the Co-Branded Card Account, unless the Applicant opts out of such by following the opt-out procedures prominently set forth in the Co-Branded Card Application. No Costco Membership Fee will be charged to a Co-Branded Account that has not yet been activated by the Applicant. In the event of regulatory concerns (including concerns expressed by any Governmental Authority) or material consumer concerns or complaints, Bank or Costco shall have the right to modify this process to instead require the Applicant, in the Co-Branded Card Application, to expressly opt-in for the Costco Membership Fee to be automatically charged to the approved Co-Branded Card Account. It is Costco’s responsibility to ensure that the amount and frequency of the Costco Membership Fee is disclosed on the Costco Membership Program marketing materials and agreements.
ARTICLE 5
MARKETING
5.01Active Support and Promotion of Program.
(a)In accordance with the Marketing Plan and the provisions of this Agreement, Bank and Costco shall cooperate with each other as part of an effort to actively support and promote the Program to both existing and potential Co-Branded Cardholders. [*].

(b)Nothing in this Agreement shall be construed to preclude any Party from engaging in marketing activities in support of the Program, at such Party’s expense, in addition to those specifically contemplated by the then-current Marketing Plan or this Agreement, provided that such additional marketing activities shall be pursued only in compliance with the requirements and restrictions set forth in this Article 5, and otherwise in compliance with Applicable Law and this Agreement in all respects.
(c)Notwithstanding anything to the contrary in this Article 5, the Parties agree that Bank Cardholders (including Co-Branded Cardholders) who have opted out of receiving marketing materials from Bank with respect to product and services offered by Bank or its designees shall not be subject to targeted marketing pursuant to this Agreement, and Costco Members who have opted out of receiving marketing materials from Costco with respect to product and services offered by Costco shall not be subject to targeted marketing pursuant to this Agreement.
(d)In addition to the other terms and conditions of this Agreement, any use by one Party of the other Party’s Marks shall be governed by the provisions and the licenses detailed on Schedule 5.01(d). Bank shall not use the Costco Marks without the prior written consent of Costco and any approved use of the Costco Marks shall be in compliance with the terms set forth on Schedule 1.01(d) and the Costco trademark usage policy set forth on Schedule 5.04(a). Costco shall not use the Bank Marks without the prior written consent of Bank and approved use of the Bank Marks shall be in compliance with the terms and the Bank trademark usage policy set forth on Schedule 1.01(b)-1.
5.02Annual Card Marketing Plan.
(a)Each draft marketing plan shall be prepared jointly by the Program Managers and shall include the information contained in this Section 5.02. The proposed marketing plan shall include specific goals and/or objectives for each Program Year, including expected Co-Branded Card annual spend inside and outside Costco Outlets, new Co-Branded Card Accounts by source (in-store, direct mail, online, etc.), together with the other information detailed in Sections 5.02(b) and 5.02(c) below.
(b)On or before the date that is no later than four (4) months prior to the expected Program Effective Date, Costco shall have the right to approve a marketing plan upon the recommendation of the Program Managers for the period beginning on the Program Effective Date and ending on the last day of the first Program Year. On or before the date that is one hundred and twenty (120) days prior to the end of the first Program Year, and each Program Year thereafter, the Program Managers will deliver to the Parties a draft marketing plan for the next Program Year, and the Parties will meet to review and discuss the draft marketing plan. Following such discussion and any modifications, on or before the date that is sixty (60) days prior to the end of the first Program Year or any Program Year thereafter, as applicable, Costco upon the recommendation of the Program Managers shall have the right to approve or reject a marketing plan for the next Program Year (the approved marketing plan shall be referred to as the “Marketing Plan”).
(c)Each Marketing Plan shall outline all programs and other initiatives to be pursued in support of the Program, and shall include at least the following information for each program:
(i)description of offer(s), if any and as applicable;
(ii)description of target audience;

(iii)planned budget funding and projected return on investment with respect to the program;
(iv)target implementation date (e.g., mailing dates, calling dates and delivery dates);
(v)measurement criteria for program performance; and
(vi)such other annual targets and objectives as Costco may prioritize in connection with the Program.
(d)Each Marketing Plan shall address development of Solicitation Materials and Co-Branded Card Documentation; new account acquisition strategies, including direct mailing and “take-one” acquisitions; preparation of unique collateral materials for Costco employees; activation, retention and usage; statement design and messaging; Onsert schedules; advertising of the Program; and such other marketing matters as mutually agreed by the Parties.
(e)Any Marketing Plan may be modified or supplemented by the Parties from time to time upon mutual agreement, provided such modifications or supplements, as the case may be, are approved by Costco upon the recommendation of the Program Managers.
5.03Annual Membership Marketing Plan.
(a)Each draft membership plan shall be prepared jointly by the Program Managers and shall include the information contained in this Section 5.03. The proposed membership plan shall include specific goals and/or objectives to increase Costco Membership for each Program Year, including expected new Costco Membership by type (e.g. premium membership, business) per Region, together with the other information detailed in Sections 5.03(b) and 5.03(c) below.
(b)On or before the date that is no later than four (4) months prior to the expected Program Effective Date, Costco shall have the right to approve a Costco Membership plan upon the recommendation of the Program Managers for the period beginning on the Program Effective Date and ending on the last day of the first Program Year. On or before the date that is one hundred and twenty (120) days prior to the end of the first Program Year, and each Program Year thereafter, the Program Managers will deliver to the Parties a draft membership plan for the next Program Year, and the Parties will meet to review and discuss the draft membership plan. Following such discussion and any modifications, on or before the date that is sixty (60) days prior to the end of the first Program Year or any Program Year thereafter, as applicable, Costco upon the recommendation of the Program Managers shall have the right to approve or reject such a membership plan for the next Program Year (the approved membership plan shall be referred to as the “Membership Plan”).
(c)Each Membership Plan shall outline all programs and other initiatives to be pursued in support of the recruitment and retention of Costco Members, and shall include at least the following information for each program:
(i)description of offer(s), if any and as applicable;
(ii)description of target audience;
(iii)planned budget funding and projected return on investment with respect to the program;

(iv)target implementation date (e.g., mailing dates, calling dates and delivery dates);
(v)measurement criteria for program performance and aggregate number of new Costco Members expected to be obtained; and
(vi)such other annual targets and objectives as Costco may prioritize in connection with the Program and Costco Membership Program.
(d)Any Membership Plan may be modified or supplemented by the Parties from time to time upon mutual agreement, provided such modifications or supplements, as the case may be, are approved by Costco upon the recommendation of the Program Managers.
5.04Co-Branded Card Documentation; Solicitation Materials.
(a)The Co-Branded Card Documentation and the Solicitation Materials shall be in the design and format approved by Costco subject to the Costco trademark usage policy attached as Schedule 5.04(a); provided that Bank shall be responsible for ensuring that the Co-Branded Card Documentation and the Solicitation Materials comply with Applicable Laws, and for ensuring that the Co-Branded Cards and the Solicitation Materials comply with the Co-Branded Card Documentation.
(b)[*].
(c)Bank, working directly with Costco, shall design and prepare Co-Branded Card designs and Welcome Kits for the Program prior to the Program Effective Date. The Co-Branded Card designs and all components of the Welcome Kits design will be [*]. For clarity, the production and mailing expenses related to the Welcome Kits will be [*]. The Co-Branded Card designs and the content, form and design of the Welcome Kits will require the prior written approval of Costco.
(d)Subject to Section 5.06, it is intended that Bank’s on-going, routine Co-Branded Card communications shall not contain Costco Marks but may use Costco’s name to identify the Program, and shall not require Costco’s prior approval, as follows: customer service communications (e.g., credit dunning, acquisition decisions, inquiry and dispute servicing, Security Breach notices, legal notifications, policy notices, generic service updates and generic Bank Card communications not unique to the Co-Branded Card).
(e)Ownership of Card Designs. The Parties agree that Section 7.09(b) does not apply to Co-Branded Card designs. [*].
5.05Communication with Co-Branded Cardholders.
(a)Subject to Sections 5.04(d), and except for any message required by Applicable Laws or for the servicing of or collecting on any Co-Branded Card Account, Costco and its Affiliates shall have [*] to communicate with Co-Branded Cardholders through use of onserts (“Onserts”), in any and all billing statements (including electronic billing statements) that include marketing materials and are provided by Bank to Co-Branded Cardholders, subject to Applicable Laws, and provided that: (i) Bank shall ensure that the content and distribution of any such Onserts shall comply with Applicable Laws relating to consumer financial products of Bank or its Affiliates ([*]); (ii) any communication required by Applicable Laws (including billing statements provided by Bank to Co-Branded Cardholders) and past due Co-Branded Cardholder communications shall take precedence over any of Costco’s messages;

and (iii) Costco shall provide to Bank any Onserts proposed to be circulated or used by Costco prior to such Onserts being circulated, but solely for the purpose of the Bank ensuring compliance with such Applicable Laws, non-infringement of Bank’s or its Affiliates’ Intellectual Property, and the exclusion of (A) materials promoting goods and services not sold by Costco, its Affiliates or Designees, and (B) [*]. Subject to the terms of this Agreement, Bank may include communications to promote the Program. Costco will provide all Onserts to Bank in a timely manner and within mutually agreed Bank System specifications.
(b)Subject to Section 5.04(d), Costco shall have [*]to use billing statement (including electronic billing statement) messages in each billing cycle to communicate with Co-Branded Cardholders, subject to Applicable Laws; provided that: (i) Bank shall ensure that the content and distribution of any such message or other form of correspondence or marketing material shall comply with Applicable Laws relating to consumer financial products of Bank or its Affiliates ([*]); (ii) any message required by Applicable Laws and past due Co-Branded Cardholder communications shall take precedence over any of Costco’s messages; (iii) Costco shall provide to Bank any message proposed to be circulated or used by Costco prior to such message being circulated, but solely for the purpose of the Bank ensuring compliance with such Applicable Laws, non-infringement of Bank’s or its Affiliates’ Intellectual Property, and the exclusion of (A) materials promoting goods and services not sold by Costco, its Affiliates or Designees, and (B) [*]. Subject to the terms of the Marketing Plan and this Agreement, Bank may include communications to promote the Program. Notwithstanding the foregoing (including item (ii) of the proviso, but subject to items (i) and (iii) of the proviso), each billing statement shall include at least one page dedicated to Costco marketing messages (to be determined by Costco in its sole discretion), unless limited by an applicable statement’s size, layout, or required non-marketing notifications. Billing statement and envelope messages referred to in this Section 5.05(b) shall be included on the billing statements and envelopes at no cost to Costco as long as the costs do not exceed standard mailing rates. Costco shall retain all revenues it receives from all such messages.
5.06Costco Marketing Obligations.
(a)Costco shall determine, in good faith and in its sole discretion, the promotional and marketing activities in support of the Program and the Co-Branded Card that it shall undertake, including in and with respect to Costco Warehouses; provided, however, in all events Costco shall comply with [*] the Marketing Plan. Further, Costco shall have exclusive responsibility for and control of marketing the Program in all Costco Outlets and shall market the Program benefits to Costco Members within Costco Warehouses and other Costco Outlets, and with such marketing materials, as it determines appropriate (subject in all events to the [*] and the Marketing Plan).
(b)Promotional and marketing activities undertaken by Costco may include, at Costco’s sole discretion and subject to Bank’s production and delivery obligations contained in Section 5.07(b), as appropriate:
(i) Costco placing and maintaining from time to time the following in each Costco Warehouse promoting Co-Branded Cards: (i) large hanging banners in high traffic locations designated by Costco, acting reasonably; (ii) signage over the Costco Membership desk, and (iii) lane dividers on cash registers;
(ii)Providing from time to time, with respect to certain inbound telephone calls designated by Costco, a hold message at the Costco central call center promoting the Co-Branded Cards;

(iii)Marketing the Co-Branded Cards in the Costco Member magazine, which is currently called “The Costco Connection”.
(c)Costco staff may promote Co-Branded Cards at the Costco Membership desk and through Costco’s digital channels and will distribute Co-Branded Card Applications to customers at the Costco Membership desk and other Co-Branded Card promotional materials to customers at the Costco Membership desk and on Costco’s digital channels, and answer general questions about the application process and the promotional materials available at the Costco Membership desk and on Costco’s digital channels. At Costco’s request (prior to the Program Effective Date and on an ongoing basis), Bank shall train Costco employees, including Costco Trainers (who in turn will train Costco employees), on how to perform the above activities, [*].
(d)Costco shall market the Co-Branded Cards on Costco’s Website, and will create an electronic link to the Bank website with the option to return to the Costco Website, which link and Costco website content using and surrounding the Marks, along with any changes to same, and the proposed URL for same, must be approved in writing by Bank under Schedule 5.01(d). Bank and Costco will work together in good faith to design and implement, according to a mutually agreed upon timeline, an integrated apply and buy experience on the Costco Website’s purchase and checkout path.
5.07Bank Marketing Obligations.
(a)Bank shall create, produce and deliver to Costco Warehouses all Co-Branded Card Documentation, including the take-one Co-Branded Card Applications, tear sheet application and other applications mutually agreed upon by the Parties. Except as provided in Section 5.01(a) with respect to certain items that will be [*], the cost of such items will be [*]. Placement of all Co-Branded Card Applications at Costco Warehouses shall be [*]. The content and appearance of the Costco Marks in such Co-Branded Card Applications shall require the prior written approval of Costco.
(b)Bank shall create, produce and deliver to Costco Warehouses the signage and other items described in Section 5.06, including as requested by Costco. The cost of such items will be [*] of the Program. The content and appearance of all such signage and other items will require the prior written approval of Costco.
(c)Bank shall (i) include Co-Branded Cards [*] on the Bank’s United States website, with a prominence at least equivalent to that of other credit cards issued by Bank on those webpages that feature (A) all such credit cards and/or (B) the same classification of card as the Co-Branded Cards (e.g., cashback), and (ii) provide additional website placements on Bank’s United States website from time to time consistent with Bank’s general practice regarding its co-brand Other Bank Card Programs. Bank shall maintain a link to the Costco Website with the option to return to the Bank website on the Bank/Costco web page which link and Bank website content using and surrounding the Marks, along with any changes to same, and the proposed URL for same, must be approved in writing by Costco under Schedule 5.01(d). The capability for an Applicant to complete and submit a Co-Branded Card Application shall be available on the Bank website and shall comply with Applicable Laws.
(d)Bank shall promote, in accordance with Applicable Laws, and the Program Privacy Policy, Costco and Costco offers in its outgoing emails to Co-Branded Cardholders, including all monthly e-mails upon mutual agreement as to promotion offers, content and timing, excluding outgoing electronic mailing to Co-Branded Cardholders and Costco Members who have opted out of marketing messages. Bank will be deemed the sender, as that term is defined in the CAN-SPAM Act, when sending commercial email communications, as defined in CAN-SPAM, to Co-Branded Cardholders.
(e)Bank shall promote, in accordance with the Program Privacy Policy and Applicable Laws, Co-Branded Cards and Costco Membership in its posts on social media platforms. To the extent requested by Costco, Bank will allocate a percentage of its marketing commitment to social media advertising, marketing and promotion campaigns for the Program that is [*]. For the sake of clarity, Costco may elect the percentage of marketing commitment spent for social media up to the maximum percentage set forth above.
(f)As provided in the Marketing Plan, and subject to the Program Privacy Policy and Applicable Laws, Bank shall promote the Costco Membership Program, Costco products, Costco services and Costco programs via statement onserts and statement messaging to [*], the content, targeting, and method of distribution of which shall be mutually agreed.
(i) Subject to portfolio restrictions regarding the number of mailings that can be sent to such portfolios, such promotion shall occur [*] during the Term, with timing to be mutually agreed by the Parties.
(ii)It is Bank’s responsibility to comply with its own marketing opt-out list. Bank will cooperate with Costco as provided herein and as permitted under Applicable Laws and the terms of Bank’s agreements with Bank Cardholders to enable the Parties to target holders of [*].
(iii)Bank shall cooperate with Costco to leverage its file of target customers participating in [*] for marketing the Program and Costco products and services, subject in all events to Applicable Law and Bank’s Contractual Obligations.
(iv)Further, at Costco’s request, Bank shall allow reasonable promotion through [*], for purposes of promoting the Costco Membership Program and encouraging Bank customers to become Costco Members, subject in all events to Applicable Law and Bank’s Contractual Obligations.
(g)Bank shall, subject to Applicable Laws and the Program Privacy Policy, market exclusive offers to Co-Branded Cardholders to encourage an increase in Purchase Charges made with the Co-Branded Card at Acceptance Locations outside Costco Warehouses. [*] The content, which shall include Costco Marks, selection criteria and quantity of the direct mail or other form of direct communication will require the prior written approval of Costco.
(h)Except as expressly set out in this Agreement (e.g., Section 5.04(d)), Bank shall not use the Cardholder List or its knowledge of who is a Co-Branded Cardholder to direct any advertising, marketing or promotional activities to Co-branded Cardholders that do not include advertising, marketing or promotion of or reference to Costco or Costco Outlets unless Bank obtains the prior written consent of Costco.
(i)Beginning [*] prior to the opening of any new Costco Warehouse during the Term (each such Costco Warehouse, a “New Costco Warehouse”), Bank shall, with respect to each New Costco Warehouse and [*]:
(i)[*];

(ii)[*]; and
(iii)conduct such promotional activities at mutually agreed to Acceptance Locations and potential Acceptance Locations doing business within the Costco designated primary and secondary market areas associated with such New Costco Warehouse.
(j)Notwithstanding anything to the contrary to this Agreement, Bank has no obligation to market any product or service ([*]) offered or branded by another financial services provider.
5.08Other Bank Products.
(a)During the Term [*], except as permitted by or in accordance with Section 6.03 or Section 14.01(e), without Costco’s prior approval:

(i)[*]:
(ii)[*]. In no event may any Bank branded proprietary card or any offer or promotion related thereto designate Costco or warehouse clubs as a category for any adverse treatment for value proposition or rewards purposes offered in respect of any Bank branded proprietary cards at any time during the Term.
(b)Subject to Applicable Laws and Bank’s Contractual Obligations, Bank shall also promote the Costco Membership Program to cardholders under [*].

(c)[*], Costco will provide to such [*] (i) an updated Costco Member list, containing a "membership since" field, so that newly added Costco Members and the dates on which they became Costco Members [*], and (ii) a "membership closed" list so that Bank can identify individuals who are no longer Costco Members. Notwithstanding anything herein to the contrary, the Costco Member list or identity of any Person as a Costco Member may not be used by Bank for any purpose other than as provided in this Section 5.08(c) and Schedule 9.01, paragraphs 1 and 5.

(d)For the purposes of this Article 5, “targets” or “on a targeted basis” shall mean advertising, marketing or promotional activities, as applicable, addressed or directed to a Person by means of name, address, e-mail address or telephone number or the use of the Cardholder List to conduct such activities.
ARTICLE 6
CARDHOLDER INFORMATION
6.01Customer Information.
(a)All collection, use, disclosure, retention and destruction of Personal Information under this Agreement shall be subject to the provisions of this Article 6. The Parties acknowledge that the same or similar information may be contained in the Co-Branded Card Account Data, Cardholder Data, the Costco Shopper Data, and other data that each Party independently collects outside of this Program and each such pool of data shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder.

(b)Bank shall provide all privacy notices to Applicants and Co-Branded Cardholders that are required under Applicable Privacy Laws. Any changes to such privacy notices or to the Program Privacy Policy described therein shall be made by Bank only with the approval of Costco (other than a Legally Mandated Change or a change that Bank is making to all Other Bank Card Programs), which approval will not be unreasonably withheld. If any change to the Program Privacy Policy is made as a result of a Legally Mandated Change or as part of a change that Bank is making to all Other Bank Card Programs, Bank shall provide Costco with written notice sixty (60) days in advance of the effective date of such change (unless a shorter period is required by Applicable Law).

(c)Each Party shall develop, implement and maintain a comprehensive written information security program that, at a minimum, is designed to: (i) ensure the security and confidentiality of the Co-Branded Card Account Data, the Cardholder Data and the Costco Shopper Data; (ii) protect against any reasonably anticipated threats or hazards to the security or integrity of the Co-Branded Card Account Data, the Cardholder Data and the Costco Shopper Data; (iii) protect against unauthorized access to or modification, destruction, disclosure or use of the Co-Branded Card Account Data, the Cardholder Data and the Costco Shopper Data; and (iv) ensure the proper and secure disposal of Co-Branded Card Account Data, Cardholder Data and Costco Shopper Data (collectively, the “Security Guidelines”). Additionally, such Security Guidelines shall meet or exceed current industry standards and shall be at least as protective as those used by each Party to protect its own Personal Information. Each Party shall use the same degree of care in protecting the Co-Branded Card Account Data, the Cardholder Data and the Costco Shopper Data against unauthorized access, use, disclosure or modification as it accords to its own Personal Information, but in no event less than a reasonable standard of care. In the event an officer of a Party becomes aware of a Security Breach involving Co-Branded Card Account Data, Cardholder Data or Costco Shopper Data, such Party shall immediately notify the other Party and shall cooperate with the other Party (y) to assess the nature and scope of such incident, to contain and control such incident to prevent further unauthorized access to or use, modification, destruction or disclosure of Co-Branded Card Account Data, Cardholder Data or Costco Shopper Data, and to the extent reasonably required by the other Party, to provide prompt notice to affected Co-Branded Cardholders or affected Costco Shoppers, or (z) to take such other action as required by Applicable Laws. The cost and expenses of any such notice shall be borne solely by the Party that experienced the unauthorized use, modification, destruction or disclosure of, or access to, Co-Branded Card Account Data, Cardholder Data or Costco Shopper Data. Schedule 6.01(c) sets forth additional security requirements applicable to Costco to the extent Costco, or any of its Affiliates or Subcontractors, stores, or has in its possession or control, any Cardholder Data or Costco Charge Transaction Data and any additional security requirements applicable to Bank.
(d)Except as may be required by Applicable Laws or as otherwise specifically provided by this Agreement, Bank shall not send any notice or other targeted communication to Costco Members without Costco’s prior written approval. In particular, Bank shall not send any communication to Co-Branded Cardholders about any Security Breach without first providing Costco with an opportunity to review the proposed communication and, if Costco has any comments or proposed changes to the proposed communication, Bank shall work in good faith to incorporate such comments or proposed changes into such communication to Co-Branded Cardholders.
(e)Each Party shall designate and identify to the other Party an individual to handle all aspects of this Agreement that relate to the collection, use or disclosure of Personal Information. Each Party recognizes that the other has a legitimate need and that the Parties have a mutual need to ensure the compliance by the other Party with its obligations in respect of Personal Information.

(f)Subject to Applicable Law, the Parties shall establish procedures to respond to requests from individuals seeking access to or correction of or with any inquiries or complaints about his or her Personal Information in connection with the Program and to ensure that such requests are referred and responded to by the appropriate Party.
6.02Ownership of Data Elements.
(a)The Parties acknowledge and agree that as between the Parties hereto and during the Term:
(i)All Co-Branded Card Account Data and Cardholder Data shall be the property of and, subject to Sections 6.02(d) and 6.02(e) below, exclusively owned by Bank (the “Bank Owned Data”).
(ii)The Costco Shopper Data and Other Costco Data shall be the property of and, subject to Sections 6.02(d) and 6.02(e) below, exclusively owned by Costco (the “Costco Owned Data”).
(b)Except as otherwise provided by Section 6.02(d) and 6.02(e), Bank acknowledges and agrees that it has no proprietary interest in the Costco Owned Data.
(c)Except as otherwise provided by Sections 6.02(d) and 6.02(e) below, Costco acknowledges and agrees that it has no proprietary interest in the Bank Owned Data.
(d)Bank acknowledges that Costco gathers information about purchasers of goods and services in and through Costco Outlets and that Costco and its Affiliates have rights to use and disclose such information independent of whether such information also constitutes Cardholder Data or Bank Owned Data.
(e)The definitions of Co-Branded Card Account Data, Cardholder Data, Costco Shopper Data and Other Costco Data are not intended to be mutually exclusive. Unless otherwise specified, to the extent that any data may fall within the definitions of more than one category, the use of such data by a Party shall be in accordance with the rights and restrictions applicable to such Party under the definition pursuant to which the data is used. For example, if any Co-Branded Card Account Data also constitutes Costco Shopper Data, such data may be used as Costco Shopper Data by Costco consistent with Costco’s rights under this Agreement.
6.03Use of Cardholder Data and Co-Branded Card Account Data.
(a)Subject to this Section 6.03 and Sections 6.04 and 6.05, Bank shall collect, use and disclose the Co-Branded Card Account Data and Cardholder Data (collectively, the “Program Data”) solely in compliance with Applicable Laws, the Program Privacy Policy and this Agreement; provided, however, that except as otherwise set forth in this Agreement, any use by Bank of Cardholder Data or the Cardholder List must be approved in advance and in writing by Costco (including such approvals as may specifically be granted as part of the Marketing Plan). In particular, and except as otherwise set forth in this Section 6.03(a), Bank may not use or disclose the Costco Owned Data or other data regarding Co-Branded Cardholder spend or transactions at Costco Locations for [*] without Costco’s prior written consent.

(b)Bank may disclose the Program Data in compliance with Applicable Laws and the Program Privacy Policy to its existing subcontractors (including any subcontractors thereof) (“Existing Subcontractors”) as of the Program Effective Date and to authorized subcontractors that enter into agreements with Bank after the Program Effective Date (including any subcontractors thereof) (“Future Bank Subcontractors”) in connection with a permitted use of such Program Data as specified in Section 6.03(c), provided that each such authorized Existing Subcontractor or Future Bank Subcontractor agrees in writing to maintain all such Program Data as confidential and not to maintain, use or disclose such information to any Person other than Bank, except as permitted by Applicable Laws or any Governmental Authority (after giving Bank as much prior notice and an opportunity to defend against such disclosure as may be permitted by Applicable Law) and then only as part of satisfying Program-related obligations under this Agreement. The rights of each such Existing Subcontractor and Future Bank Subcontractor is further conditioned upon such Existing Subcontractor or Future Bank Subcontractor, as applicable, agreeing in writing to develop, implement and maintain a written information security program that is designed to meet the objectives of the Security Guidelines, including, at a minimum, maintenance of an information security program that is designed to: (w) protect the security and confidentiality of the Program Data; (x) protect against any anticipated threats or hazards to the security or integrity of the Program Data; (y) protect against unauthorized access to or modification, destruction, disclosure or use of the Program Data; and (z) ensure the proper and secure disposal of Program Data. [*].
(c)Bank may use the Program Data solely in compliance with Applicable Laws and the Program Privacy Policy and:
(i)to exercise its rights and carry out its obligations hereunder and with respect to Co-Branded Cardholder Documentation (e.g. Sections 5.02, 5.04(d), and 5.05(a)) or to otherwise operate, maintain and service the Co-Branded Card Accounts and the Program pursuant to and in compliance with the terms of this Agreement;
(ii)for purposes of promoting the Program or promoting goods and/or services available for purchase on a Co-Branded Account at or through any Costco Outlet or Costco Warehouse;
(iii)for purposes of performing risk-management and other analysis, including segmentation, and modeling; [*]; and
(iv)as required by Applicable Laws.
(d)Bank shall not use or disclose, or permit to be used or disclosed, the Program Data, except as provided in this Section 6.03 and in accordance with Applicable Laws. Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Program Data other than to Affiliates of Bank, in connection with a permitted Financing Transaction pursuant to the terms of Section 10.04(h), or pursuant to Article 13. Bank may also disclose the Program Data in compliance with this Agreement, Applicable Laws and the Program Privacy Policy as follows:
(i)to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific request to provide such Program Data by such Governmental Authority or pursuant to Applicable Laws or any compulsory legal process; provided that Bank requests confidential treatment for any disclosed Program Data to the extent available under Applicable Laws governing such disclosure;

(ii)to its Affiliates, its and such Affiliates’ employees, lawyers and accountants and other consultants with a need to know such Program Data and in accordance with the Program Privacy Policy; provided that (A) any such Person is bound by terms substantially similar to Section 6.03(a) as a condition of employment or of access to Program Data or by professional obligations imposing comparable terms and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.03;
(iii)with the consent of the Co-Branded Cardholder or Applicant (as the case may be); or
(iv)with respect to the conduct of the Co-Branded Card Account to any consumer reporting agency.
(e)Subject to Applicable Laws and the Program Privacy Policy, Bank shall deliver to Costco each day (or at such times as are otherwise agreed) by a secure (encrypted) data feed in mutually-agreed interfaces and formats, as further detailed on Schedule 7.01(a):
(i)For any Costco Member who has been approved for a Co-Branded Card, regardless of the marketing channel of application, such Costco Member’s account number and whether the Costco Member has activated the Co-Branded Card; and, for Instant Approval, the Co-Branded Card issued (or to be issued) to such Costco Member (i.e., specify the type of Co-Branded Card and the Costco Marks to be used on such Co-Branded Card) and the temporary account number;
(ii)for each Co-Branded Cardholder or joint Co-Branded Cardholder any reported change to any of the foregoing information; and
(iii)the Co-Branded Cardholder’s name and Costco Member account number for any Co-Branded Card Account that has been closed.
(f)Subject to Applicable Laws and the Program Privacy Policy, Bank shall deliver to Costco on a quarterly basis, in formats agreed to by Costco in advance from time to time, [*]. Subject to Applicable Laws and the Program Privacy Policy, Bank shall deliver to Costco in time frames and in formats agreed to by Costco from time to time, such additional aggregate data in respect of the Program available to Bank as may be reasonably requested by Costco from time to time.
(g)Within one hundred and twenty (120) days following the date hereof and from time to time during the Term, the Parties shall cooperate to determine the Program Data that Costco desires for Bank to provide to Costco for purposes of promoting the Program or promoting goods and services sold in Costco Outlets. Bank, with Costco’s cooperation, shall determine the appropriate form of consent for the purposes of this Section to ensure compliance with requirements of Applicable Laws and shall use commercially reasonable efforts to obtain any such necessary consent. Costco and its Affiliates may use Program Data disclosed to it by Bank pursuant to this Section only for the purposes described herein. As a matter of clarification, such restriction on the use of Program Data shall not apply to information that Costco independently develops or obtains.
(h)Costco and its Affiliates may use the Program Data in compliance with Applicable Laws and the Program Privacy Policy; provided, that Costco and its Affiliates will not sell or otherwise transfer any right to the Program Data to a third party in a manner that materially diminishes the economic value of the Program to Bank. Costco may disclose the Program Data in compliance with Applicable Laws and the Program Privacy Policy to its Existing Subcontractors as of the Program Effective Date and to authorized subcontractors that enter into agreements with Costco after the Program Effective Date (including any subcontractors thereof) (“Future Costco Subcontractors”) in connection with a permitted use of such Program Data under this Section 6.03(h), provided that each such Existing Subcontractor and Future Costco Subcontractor agrees in writing to maintain all such Program Data as confidential and not to maintain, use or disclose such information to any Person other than Costco or Bank, except as permitted by Applicable Laws or any Governmental Authority (after giving Costco prior notice and an opportunity to defend against such disclosure) and then only as part of satisfying Program-related obligations under this Agreement. The rights of each such Future Costco Subcontractor or Existing Subcontractor, as applicable, is further condition upon such subcontractor agreeing in writing to develop, implement and maintain a written information security program that is designed to meet the objectives of the Security Guidelines, including, at a minimum, maintenance of an information security program that is designed to: (i) protect the security and confidentiality of the Program Data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Program Data; (iii) protect against unauthorized access to or modification, destruction, disclosure or use of the Program Data; and (iv) ensure the proper and secure disposal of Program Data; [*].
(i)Costco may disclose the Program Data in compliance with Applicable Laws and the Program Privacy Policy to any Governmental Authority with authority over Costco (A) in connection with an examination of Costco; or (B) pursuant to a specific requirement to provide such Program Data by such Governmental Authority or pursuant to compulsory legal process; provided that Costco requests confidential treatment for any disclosed Program Data to the extent available under Applicable Laws governing such disclosure.

6.04No Unlawful Collection, Use or Disclosure.
Nothing in this Agreement shall be construed to require or permit the collection, use or disclosure of Personal Information contrary to Applicable Laws, Network Rules or the Program Privacy Policy.
6.05Unauthorized Use or Disclosure of Information.
Each Party agrees that any unauthorized use or disclosure of Personal Information and/or Program Data will cause immediate and irreparable harm for which monetary damages will not constitute an adequate remedy. In that event, the Parties agree that injunctive relief shall be warranted in addition to any other remedies the Parties may have.
6.06Return or Destruction of Costco Owned Data and Bank Owned Data.
(a)Upon the termination or expiration of this Agreement, Bank shall comply with Costco’s reasonable instructions regarding the disposition of Costco Owned Data which may include destruction or return of any and all of the Costco Owned Data (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, that Bank may retain copies of any Costco Owned Data, including summaries, compilations or analyses thereof to the extent: (a) required by Applicable Laws; (b) required by Bank’s internal document retention and governance policies; or (c) it would be unreasonably burdensome to destroy (such as archived computer records). Any Costco Owned Data retained pursuant to subsections (a), (b) or (c) shall continue to be treated as Costco Owned Data subject to the restrictions set forth in this Agreement, notwithstanding any termination or expiration hereof.

(b)Upon the termination or expiration of this Agreement, except to the extent that a Designated Purchaser has purchased the Portfolio pursuant to Article 13, and the purchase agreement permits Costco to remain in possession of Bank Owned Data that is included in the Portfolio and transferred to the Designated Purchaser, Costco shall comply with Bank’s reasonable instructions regarding the disposition of Bank Owned Data, which may include destruction or return of any and all of the Bank Owned Data (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, that Costco may retain copies of any Bank Owned Data, including summaries, compilations or analyses thereof to the extent: (a) required by Applicable Laws; (b) required by Costco’s internal document retention and governance policies; or (c) it would be unreasonably burdensome to destroy (such as archived computer records). Any Bank Owned Data retained pursuant to subsections (a), (b) or (c) shall continue to be treated as Bank Owned Data subject to the restrictions set forth in this Agreement, notwithstanding any termination or expiration hereof.
ARTICLE 7
SYSTEMS AND OPERATIONS; OPERATING STANDARDS
7.01Systems.
(a)Prior to the Program Effective Date and during the Term, Costco and Bank shall work together to develop, implement and maintain Systems for transmitting data and reports to each other in accordance with the requirements of this Agreement and in support of the Program, including the requirements set out in Schedule 7.01(a). Each Party shall pay its own out-of-pocket costs and expenses associated with such Systems, both initially and ongoing throughout the Term in order to comply with this Section 7.01(a).
(b)Without limiting the generality of Section 7.01(a), Bank will have in place on the Program Effective Date all Systems required to provide an Applicant with Instant Approval. [*]. In any event, at the time of Instant Approval, Bank shall issue a Co-Branded Card Account number to each approved Applicant and either (i) an [*], or a (ii) a temporary shopping pass or other means instantly enabling the approved Applicant to shop at Costco Outlets ([*]). Any developments, implementations or advancements to Bank’s Systems in order to comply with this Section 7.01(b), including as it relates to the development and implementation of the [*], and all costs and expenses related thereto shall be [*].
(c)In addition to the requirements set out in Section 7.01(a), Bank shall not make any material modifications to its Systems [*].
(d)[*].
(e)At all times during the Term, each Party shall ensure that its System complies with all Applicable Laws and the Program Privacy Policy.
(f)The Parties shall use secure protocols for the transmission of data between them as set out in Schedule 7.01(a).
7.02Operations Centers.

(a)Bank shall designate the operations centers that shall be the primary locations for providing all call center activities, including customer service, collections, fraud and credit (“Operations Centers”).
(b)Initially, the Operations Centers for the Program shall be established in the locations set forth in Schedule 7.02, and subject to the agreements of the Parties set out in Schedule 7.01(a), staffed by Bank employees or Existing Subcontractors or Future Bank Subcontractors who are working at Bank locations and who are managed by Bank employees and overseen and directed by the Bank Program Team. Prior to any change, Bank shall notify Costco of any intended changes to the primary locations or staffing for the Operations Centers which support the Program.
(c)Operations Centers will be staffed and available during the period commencing as of one hour before Costco Warehouses are open for business and ending one hour after Costco Warehouses are closed for business. [*].
(d)[*].
7.03Servicing.
Bank shall service all Co-Branded Card Accounts under the Program in accordance with the terms and conditions of this Agreement, including the SLAs set forth in Schedule 7.03, as the same may be amended from time to time. Without limiting the generality of the foregoing, Bank shall be solely responsible for Co-Branded Card Application processing, customer service, statementing, payment processing, transaction authorization and processing, administration, collections and risk management. To the extent not otherwise provided in this Agreement, Bank shall service the Accounts under the Program on a Competitive basis.
7.04Customer Service Functions
(a)During the Term, and pursuant to the SLAs, Bank shall handle all inquiries from Co-Branded Cardholders, Applicants and other prospective Co-Branded Cardholders relating to the Program and provide all other customer service functions pertaining to the Program, including (i) answering and responding to customer inquiries via (1) live telephone personnel and voice recognition unit available 24 hours a day and 7 days a week, and processing such inquiries within mutually agreed-upon turn-around times; (2) mail, facsimile or other written communications, and (3) [*]; (ii) resolving customer disputes and complaints, including resolving disputed transactions, billing discrepancies and payment discrepancies within mutually agreed-upon turn-around times; and (iii) handling such other customer service functions as Bank generally makes available in the ordinary course of business (or causes any third party to provide) in connection [*]. Bank shall provide both English and Spanish language support to Costco commencing one hour before the opening of any Costco Warehouse and ending one hour after the last closing of any Costco Warehouse.
(b)[*]. The Operation Centers shall provide Co-Branded Cardholder customer support for English and Spanish, and Bank will also provide Co-Branded Cardholder customer service in all languages and to the same extent used by Bank for its Other Bank Card Programs, in each case consistent with Bank’s complaints handling policy and processes generally and as required by Applicable Law and subject to Applicable Guidelines.

(c)Bank and Costco shall establish acceptable call quality, Co-Branded Cardholder customer service measurement strategies and processes, and shall establish an annual third party review system to measure adherence to those standards. These standards shall be reflected in, and consistent with, the SLAs and other terms of this Agreement.
(d)The call scoring model and approach used by Bank shall be agreed by the Parties within [*] of the date hereof and, during the Term, Bank may not materially alter or change the call score model or other provisions so agreed without the prior written consent of Costco. Information relating to call scoring and the call scoring model shall be reported pursuant to Schedule 7.05(a).
7.05Reporting Obligations.
(a)During the Term, Bank shall provide all standardized reports detailed in Schedule 7.05(a) to Costco in the timeframe specified by Schedule 7.05(a). Except as otherwise prohibited by Applicable Law, Bank shall also provide Costco and its designees with real time access to robust on-line Program-specific data feeds, reports, and other information accessible by Bank or its Affiliates that is related to the Program or Co-Branded Card Cardholder transactions. Subject to Applicable Law, Bank also shall use commercially reasonable efforts to respond to Costco requests for ad-hoc reports at no additional cost to Costco within the reasonable capacity of Bank dedicated or allocated staff. [*].
(b)Subject to Applicable Laws, Bank shall provide such other reports as Costco may reasonably request from time to time.
(c)If Bank repeatedly fails to timely deliver reports or such reports have material inaccuracies, then Costco shall be entitled to service credits and other remedies pursuant to the terms set forth in the SLA.
(d)Beginning on the Program Effective Date and during the remainder of the Term, Costco shall provide to Bank:
(i)as necessary, a report in a form, containing such information and delivered at such frequency as the Parties shall mutually agree, documenting all Purchase Charges and returns at Costco Outlets, organized by location, Affiliate location, and online sales and returns, which shall permit Bank to perform and adhere to its obligations under this Agreement;
(ii)in accordance with Section 4.06(c), a detailed report summarizing all redemptions of Rewards coupons, or other form or method of redeemable Rewards items issued by Bank, including the total value of all such redemptions; and
(iii)if Costco is not required to publicly file its financial results or if Costco’s financial statements are not timely filed, (i) within ninety (90) days after Costco’s fourth fiscal quarter, Costco’s annual audited financial statements, (ii) within forty-five (45) days after Costco’s first, second, and third fiscal quarters, Costco’s unaudited financial statements, and (iii) such other financial information reasonably requested by Bank to enable Bank to accurately assess Costco’s financial condition.
7.06Service Level Standards.
(a)The Parties agree to the terms and conditions set forth in Schedule 7.03 with respect to SLAs.

(b)[*]. If the implementation of any SLA Development requires an amendment to this Agreement, then Bank and Costco shall work in good faith to promptly amend this Agreement to reflect such terms.
7.07Technology Review.
(a)The Parties recognize and acknowledge that the technological functionality of the Program is an essential component required to make the Program Competitive, and that maintaining a Competitive Program is a principal objective of the Parties. Accordingly, Bank shall, [*], undertake a review of features and technology available in the payment card industry as a whole, including functionality that Bank makes or plans to make generally available to any of its other clients, customers, or alliance participants and the products, services and functionality that other co-branded and private label card issuers provide to other large retailers. Bank shall seek to complete this industry review [*] during the Term and shall then promptly provide Costco with a written summary of such industry review. Either Party may propose a change to the other which it feels will cause the Program to be Competitive. The Parties will then mutually agree on if and how to implement the change proposed.
(b)In addition to Bank’s industry review as set forth above, Costco has an independent right to conduct its own technology functionality review and make reasonable requests to Bank for new functionality that either may provide more efficiency, competitive advantage, or be comparable to other programs/functionality in the United States market. Upon Costco’s request, Bank shall consider in good faith whether Costco’s proposed changes are required to cause the Program to remain Competitive in the United States market. [*].
7.08Disaster Recovery
    Each Party shall maintain in effect during the Term a disaster recovery and business continuity plan, which plan may comprise a number of related sub-plans that are designed to minimize outage of services or permanent loss of information or data. Each Party shall make such changes to its disaster recovery plan related to or affecting the Program as may be requested by the other Party, acting reasonably. Each Party shall be prepared to and have the ability to implement such plan fully and properly if necessary. Each Party will provide the other Party access to review a high-level plan and overview with respect to its disaster recovery and business continuity plan related to or affecting the Program, together with summary documentation, upon request. Each Party will test such plan annually, and upon reasonable request by the other Party shall provide the other Party with the results of such test, and will promptly implement such plan upon the occurrence of a disaster or business interruption, giving the Program high priority in its recovery efforts
7.09Ownership of Intellectual Property.
(a)Each Party shall continue to own and/or control all of its Intellectual Property that is used in connection with the Program, existed as of the date hereof and exists on the Program Effective Date. Each Party also shall own all right, title and interest in the Intellectual Property it develops or creates independently of the other Party during the Term. To the extent a Party (the “Acquiring IP Party”) acquires any rights in or to such Intellectual Property of the other Party (the “IP Owner”), the Acquiring IP Party hereby assigns all such right, title and interest in and to such Intellectual Property back to IP Owner.

(b)The Parties agree that:
(i)any Intellectual Property developed through the combined efforts of the Parties during the Term shall be developed pursuant to a development agreement, which shall be negotiated in good faith, and entered into, by the Parties prior to commencement of work for the development of such Intellectual Property (each such agreement a “Development Agreement”). The terms of any such Development Agreement shall govern the Parties’ rights in and any restrictions or obligations with respect to the Intellectual Property that is the subject of such Development Agreement;
(ii)unless and until such time as a Development Agreement has been entered into by the Parties with regard to any jointly developed Intellectual Property, such Intellectual Property shall be owned jointly by the Parties and each Party shall maintain a royalty-free, perpetual worldwide, irrevocable license to use such jointly developed Intellectual Property.
(c)The Parties acknowledge and agree that notwithstanding any other provision contained herein, all right, title and interest in and to any proprietary credit underwriting standards and credit scoring models (collectively, the “Bank-owned Intellectual Property”), including any Bank Program Model, shall be owned solely by Bank; provided, however, that any third party models used by the parties for the Program that do not include any Bank-owned Intellectual Property or other proprietary data shall not be deemed Bank-owned Intellectual Property.
(d)Neither Party shall use any Intellectual Property of the other Party in connection with the Program except as expressly provided in this Agreement and in a manner authorized by the other Party.
(e)Each Party shall promptly inform the other Party in writing of third party activities that it becomes aware of that infringe or may infringe upon either Party’s Intellectual Property used in connection with the Program. [*]. Each Party will consider requests to make itself and its employees and other personnel under its or its Affiliates’ control available to testify in any litigation or other proceedings, execute and verify such lawful papers and make such lawful oaths and otherwise co-operate to the extent reasonably requested by the other Party.
ARTICLE 8
MERCHANT SERVICES
8.01Settlement Procedures.
(a)If the Parties agree to establish [*], Costco shall and shall cause its United States Affiliates to transmit Costco Charge Transaction Data to Bank on each Business Day. If Costco Charge Transaction Data is received by Bank’s processing center before [*] (Seattle, Washington time) on any Business Day on which Bank is open for settlement business, Bank shall process the Costco Charge Transaction Data and initiate a wire transfer to Costco of the payment in respect thereof before [*] (Seattle, Washington time) on the next Business Day. Bank will provide Costco with the amount expected to be in the wire transfer by [*] (Seattle, Washington time) on the day of the payment.
(b)    After the Program Effective Date, to the extent that Bank requests that Costco make changes to any POS terminal (including hardware and software) or any other Systems during the Term in order to process and transmit any Costco Charge Transaction Data specifically set forth on Schedule 1.01(c) under this Agreement, [*]. Further, notwithstanding the preceding sentence, Costco shall not be required to make any such changes that would reasonably be expected to have an adverse effect on Costco’s Systems or the operation of its business unless, in the case of a change related to processing Co-Branded Card Applications, such change is required in order for Costco, the Bank, or the Program to comply with Applicable Laws.
8.02POS Terminals.
(a)Costco and its United States Affiliates shall maintain POS terminals capable of processing Co-Branded Card Account transactions as handled as of the Program Effective Date. To the extent that Costco is required to make changes to any POS terminal (including hardware and software) or any other Systems during the Term in order to process Costco Charge Transactions and transmit Costco Charge Transaction Data under this Agreement, [*]. For greater clarity, this Section 8.02(a) shall apply only to POS terminals that process electronic payments as of the Program Effective Date.
(b)Bank shall make available to Costco any new forms, technologies or methods of payment for point of sale payments (“New POS Methods”) being used by Bank or its Affiliates in the United States and on Bank’s Systems, provided that Bank shall not be obligated to make available to Costco New POS Methods if Bank is prevented from doing so pursuant to a covenant or obligation contained in a contractual arrangement to which Bank or an Affiliate of Bank is a party. Bank shall provide Costco with a minimum of one hundred and eighty (180) days’ notice of its proposed use or implementation of any such New POS Methods and shall provide such New POS Method to Costco on the same date as it provides such New POS Method to Other Bank Card Programs (excluding availability pursuant to pilot programs or made on a test basis) or at such later date as mutually agreed. Costco shall not be required to implement any New POS Methods unless required by Applicable Law or the Network Rules.
8.03[*].
8.04[*].
ARTICLE 9
PROGRAM ECONOMICS
9.01Program Economics.
(a)Bank agrees to comply with the applicable financial terms and the applicable funding obligations for the Program, including Bank’s obligations to fund a marketing fund, pay royalties and new account bounties, pay Costco staff funding payments and cause the Base Discount Rate to be applied, all as set forth on Schedule 9.01 (the “Program Economics Schedule”). Except as otherwise specifically provided by the Program Economics Schedule, the terms set forth on the Program Economics Schedule shall commence as of the Program Effective Date.
(b)At any time after the third Program Year, if the amount of Net Purchase Charges at Costco Locations exceeds [*] percent ([*]) of the total Net Purchase Charges (“Inside Spend Percentage”) and the Bank Profits Percentage drops below [*]% on a Program Year basis, calculated monthly on a rolling three-month basis, then Bank will send a notice to Costco, and upon receipt of such notice the Parties will confer in good faith for a period of [*]days with regard to possible changes to the Program to [*] the adverse effects of such developments on Bank. If the Parties cannot timely reach agreement on an alternate solution, the External Royalty Percentage will be reduced by [*] basis points (beginning in the calendar month in which Bank sends the notice referenced above) for a maximum of [*] calendar months or until the Bank Profits Percentage equals or exceeds [*]% on a rolling three-month basis. If the Bank Profits Percentage does not equal or exceed [*]% after the [*] calendar month, the External Royalty Percentage will be further reduced by up to [*] basis points until the end of the calendar month in which the Bank Profits Percentage again equals or exceeds [*]% on a rolling three-month basis. If the External Royalty Percentage is reduced at any time in accordance with this Section 9.01(b), then the excess of (i) the External Royalty Payment that would have been payable to Costco had such adjustment to the External Royalty Percentage not been made, minus (ii) the External Royalty Payment actually paid to Costco and reflecting such adjustment will constitute a “Royalty Recovery Amount.” Costco shall be eligible for payment from Bank of such Royalty Recovery Amount in accordance with Section 9.03.
(c)At any time after the third Program Year, if EBT during the immediately preceding twelve calendar months was less than [*]%, then Bank will send a notice to Costco, and upon receipt of such notice the Parties will confer in good faith for a period of [*] days with regard to possible changes to the Program to [*] such EBT decline. If the Parties cannot timely reach agreement on an alternate solution, the External Royalty Percentage will be reduced by [*] basis points (beginning in the calendar month in which Bank sends the notice referenced above) for a maximum of [*] calendar months or until the Bank Profits Percentage equals or exceeds [*]% on a rolling three-month basis. If the Bank Profits Percentage does not equal or exceed [*]% after the [*] calendar month, the External Royalty Percentage will be further reduced by up to [*] basis points until the end of the calendar month in which the Bank Profits Percentage again equals or exceeds [*]% on a rolling three-month basis. If the External Royalty Percentage is reduced at any time in accordance with this Section 9.01(b), then the excess of (i) the External Royalty Payment that would have been payable to Costco had such adjustment to the External Royalty Percentage not been made, minus (ii) the External Royalty Payment actually paid to Costco and reflecting such adjustment will constitute a “Royalty Recovery Amount.” Costco shall be eligible for payment from Bank of such Royalty Recovery Amount in accordance with Section 9.03. For clarity, if both this Section 9.01(c) and Section 9.01(b) apply, any reduction in the External Royalty Percentage pursuant to this Section 9.01(c) shall be net of any such reduction pursuant to Section 9.01(b).
(d)If Interchange during any calendar month is more than [*] basis points less than Interchange as of the Program Effective Date as a result of [*], then Bank will send a notice to Costco specifying the amount of the reduction, and within [*] days after receipt thereof Costco will propose an amendment to this Agreement pursuant to which Bank’s obligations under paragraphs (1) and (4) of Schedule 9.01 will be reduced, from and after the month immediately following the month reported by Bank, to the extent necessary to negate the impact on Bank of the interchange reduction to the extent it exceeds [*] basis points. Costco shall have sole discretion with respect to the proportion of the reductions with respect to paragraphs (1) and (4), including the right to attribute the entirety of the reduction to one such paragraph; [*]. Upon Costco’s proposal of a conforming amendment, the Parties shall execute such amendment promptly. For clarity, this Section 9.01(d) applies irrespective of the applicability of Sections 9.01(b) and (c). In the event that Interchange thereafter increases, Costco will propose an additional amendment to this Agreement pursuant to which Bank’s obligations under paragraphs (1) and (4) of Schedule 9.01 will increase pro rata with such increase in Interchange.
9.02Net Revenue (EBT) Payments to Costco.

(a)In consideration of the rights, benefits and privileges granted to Bank by Costco under this Agreement, a fundamental feature of the benefit of the bargain of this Agreement and the relationship hereby established is that Bank shall pay to Costco a fixed percentage share of the pre-tax earnings related to the Program from and after such time as Bank has achieved a minimum level of financial performance. More specifically, Bank shall pay to Costco a portion of EBT as follows: during the Term, Bank shall: (i) retain all EBT with respect to the Program up to the Bank Profit Threshold; and (ii) pay to Costco an amount (each such amount a “Program Payment”) equal to [*] percent ([*]%) (the “Bank EBT Share Percentage”) of any EBT in excess of the Bank Profit Threshold. As a matter of clarification, in no event will Bank be obligated to pay to Costco the Program Payments unless EBT for the Program exceeds the Bank Profit Threshold for the applicable period. Unless expressly set out otherwise in this Agreement, all calculations pursuant to this Section 9.02 shall be on [*].
(b)[*].
9.03Funding Program Improvements and Royalty Recovery.
(a)As contemplated by Section 4.07, Costco may require Bank to make Program Improvements; provided that Innovative Program Improvements are conditioned upon Costco making Program Improvement Funding Payments. At the end of each Program Year, Costco shall be entitled to (x) a refund of Program Improvement Funding Payments (including any Program Improvement Funding Payments made in previous Program Years to the extent the same have not been refunded) and (y) payment of any remaining Royalty Recovery Amount, as follows (any such refunds effected and actually received by Costco pursuant to this Section 9.03, “Funding Refunds”) if:
(i)any Co-Branded Cardholder Account Terms Payment made during such Program Year, up to a maximum amount (the “Account Terms Annual Maximum”) equal to the amount which would, after the refund to Costco of such Co-Branded Cardholder Account Terms Payment, cause the Bank Profits Percentage to equal the Bank Profit Threshold Percent on a cumulative Program-to-date basis (the measurement for which cumulative basis shall begin on the Program Effective Date);
(ii)any Loyalty Program Payment made during such Program Year, up to a maximum amount (the “Loyalty Program Annual Maximum”) equal to the amount which would, after the refund first of any Co-Branded Cardholder Account Terms Payment (subject to the Account Terms Annual Maximum), and then the refund to Costco of such Loyalty Program Payment, cause the Bank Profits Percentage to equal the Bank Profit Threshold Percent on a cumulative Program-to-date basis (the measurement for which cumulative basis shall begin on the Program Effective Date);
(iii)any Other Program Payments, up to a maximum amount (the “Other Program Annual Maximum”) equal to the amount which would, after refund to Costco first of any Co-Branded Cardholder Account Terms Payment (subject to the Account Terms Annual Maximum), second of any Loyalty Program Payment (subject to the Loyalty Program Annual Maximum), and third of the refund to Costco of such Other Program Payment, cause the Bank Profits Percentage to equal the Bank Profit Threshold Percent on a cumulative Program-to-date basis (the measurement for which cumulative basis shall begin on the Program Effective Date); and
(iv)any Royalty Recovery Amount, up to a maximum amount (the “Royalty Recovery Annual Maximum”) equal to the amount which would, after refund to Costco first of any Co-Branded Cardholder Account Terms Payment (subject to the Account Terms Annual Maximum), second of any Loyalty Program Payment (subject to the Loyalty Program Annual Maximum), third of the refund to Costco of any Other Program Payment, and fourth of the payment to Costco of such Royalty Recovery Amount, cause the Bank Profits Percentage to equal the Bank Profit Threshold Percent on a cumulative Program-to-date basis (the measurement for which cumulative basis shall begin on the Program Effective Date.
(b)No later than thirty (30) days prior to the end of each Program Year, Bank shall refund to Costco (together with delivery to Costco of a report setting out the Co-Branded Cardholder Account Terms Payments, Loyalty Program Payments and Other Program Payments made and any Royalty Recovery Amount remaining during such Program Year and the amounts to be refunded or otherwise paid by Bank to Costco as set out in Sections 9.03(b)(i) to (iv) below):
(i)first, subject to any Account Terms Annual Maximum, the total amount of all such Co-Branded Cardholder Account Terms Payments made during such Program Year; and
(ii)second, subject to any Loyalty Program Annual Maximum, the total amount of all such Loyalty Program Payments made during such Program Year; and
(iii)third, subject to any Other Program Annual Maximum, the total amount of Other Program Payments made during such Program Year; and
(iv)fourth, subject to any Royalty Recovery Annual Maximum, the total Royalty Recovery Amount remaining during such Program Year.
(c)If the aggregate value of all Co-Branded Cardholder Account Terms Payments made by Costco in a given Program Year exceeds the Account Terms Annual Maximum, then the amount equal to the difference between (i) the aggregate value of all Co-Branded Cardholder Account Terms Payments made by Costco in that Program Year; and (ii) the Account Terms Annual Maximum for that Program Year, shall be deemed to constitute a Co-Branded Cardholder Account Terms Payment made by Costco in the immediately following Program Year, for which Costco shall be entitled to refund pursuant to Section 9.03(b).
(d)If the aggregate value of all Loyalty Program Payments made by Costco in a given Program Year exceeds the Loyalty Program Annual Maximum, then the amount equal to the difference between (i) the aggregate value of all Loyalty Program Payments made by Costco in that Program Year; and (ii) the Loyalty Program Annual Maximum for that Program Year, shall be deemed to constitute a Loyalty Program Payment made in the immediately following Program Year, for which Costco shall be entitled to refund pursuant to Section 9.03(b).
(e)If the aggregate value of all Other Program Payments in a given Program Year exceeds the Other Program Annual Maximum, then the amount equal to the difference between (i) the aggregate value of all Other Program Payments made by Costco in that Program Year; and (ii) the Other Program Annual Maximum for that Program Year, shall be deemed to constitute an Other Program Payment made in the immediately following Program Year, for which Costco shall be entitled to refund pursuant to Section 9.03(b).
(f)If the value of the Royalty Recovery Amount remaining in a given Program Year exceeds the Royalty Recovery Annual Maximum, then the amount equal to the difference between (i) the value of the Royalty Recovery Amount remaining; and (ii) the Royalty Recovery Annual Maximum for that

Program Year, shall be deemed to constitute Royalty Recovery Amount remaining for the next Program Year, for which Costco shall be entitled to payment pursuant to Section 9.03(b).
9.04Use of Funds.
All payments made to Costco hereunder are for Costco’s account and Costco’s sole and exclusive benefit, and Costco has no obligation of any type to apply any payments it receives from Bank or in connection with the Program for any particular purpose. Rather, Costco may use the funds it receives pursuant to this Agreement in any way determined by Costco in its sole and absolute discretion.
9.05Manner and Timing of Payments.
(a)All payments of the Program Payments and any other sources of refund or payment due by Bank to Costco hereunder (collectively, “Bank Payments”), and all sources of payment due by Costco to Bank hereunder, shall be made by the applicable Party via wire transfer to an account designated by the other Party in writing, except with respect to amounts related to purchase returns, charge-backs or similar amounts owing by Costco to Bank in accordance with Applicable Laws, which shall be made in accordance with Applicable Laws or as the Parties may otherwise mutually agree. In addition, all such payments shall be accompanied by documentation in a form and manner reasonably satisfactory to the Parties in their business judgment supporting the amount of the payment. Upon a Party’s request, the other Party shall promptly provide such additional information or documentation as may be reasonably required in connection with its review and analysis of such payments.
(b)Except as otherwise expressly set out in this Agreement, all Bank Payments shall be paid within the following timeframes:
(i)Each Program Payment payable to Costco pursuant to Section 9.02(a) shall be made by Bank to Costco no later than [*];
(ii)Reimbursement of Rewards redeemed at Costco pursuant to Section 4.06(c) shall be made [*] of submission thereof by Costco to Bank; and
(iii)All other payments shall be made pursuant to the terms set forth on the Program Economics Schedule.
(c)All undisputed amounts due hereunder from one Party to the other Party shall be paid in accordance with the terms of this Agreement. One Party shall pay interest to the other Party on any overdue payment owing under this Agreement at a [*]; such interest to accrue and be calculated daily; provided, however, if the undisputed amount overdue is greater than [*] or if any undisputed amount is overdue by more than thirty (30) days or remains unpaid after a Termination Event, then such interest rate shall be increased by an additional [*] on all outstanding amounts due to the payee.
9.06Sales Taxes.
(a)All payments made hereunder are exclusive of any applicable Sales Taxes. The Party liable to make a payment under this Agreement shall be liable for and shall pay all applicable Sales Taxes. If the Party receiving payment is obligated to collect and remit any Sales Taxes it shall add the appropriate amount of Sales Taxes to the invoice, or its equivalent, sent to the Party making payment, disclosing the amount of all applicable Sales Taxes. The Party making payment is responsible for providing evidence of any Sales Tax exemption. The Party making payment shall reimburse the other Party for Sales Taxes and any fee, penalty, or interest that may be assessed against the other Party as a result of such initial Party’s failure to pay Sales Taxes in accordance with this Section. The Party receiving payment shall reimburse the other Party for Sales Taxes and any fee, penalty, or interest that may be assessed against the other Party as a result of such initial Party’s failure to remit collected Sales Taxes to the appropriate jurisdictions. Furthermore, the Party receiving payment shall be responsible for any interest, penalty or other charges assessed to the Party making payment due to the first Party's failure to invoice and remit Sales Taxes.
(b)Bank and Costco shall each bear sole responsibility for all Taxes on each Party’s respectively owned property, except where provided otherwise in this Agreement.
(c)Bank and Costco shall cooperate to segregate the amounts payable pursuant to this Agreement into the following separate payment streams for each taxing jurisdiction: (i) those for taxable goods and services; and (ii) those for nontaxable goods and services. Each of Bank and Costco shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by a Party.
9.07Expense Plan.
(a)Subject to Section 9.03(b), the following expenses shall be charged to the Program P&L Statement and paid by Bank (collectively, the “Eligible Expenses”):
(i)in respect of all expenses of any kind incurred in connection with or related to operating the Program, an amount of [*];
(ii)[*] (collectively “Marketing Expenses”);
(iii)[*] (“Loss Expense”);
(iv)[*] (“Loyalty Program Expenses”);
(v)the cost of money amount for the Program to the extent specifically set forth on Schedule 9.07(a)(v); [*].
(vi)[*] amounts paid to Network [*];
(vii)the [*], Outstanding Accounting Intangibles, [*];
(viii)the expenses actually incurred by Bank to compensate the dedicated employees referenced in the second sentence of Section 4.03(a);
(ix)an amount equal to the External Royalty Payment;
(x)the expenses actually incurred by Bank in connection with the conversion of Amex Accounts acquired by Bank pursuant to the Amex Purchase Agreement into Co-Branded Card Accounts, up to [*] dollars ($[*]);

(xi)an amount up to [*] dollars ($[*]) as set forth on Schedule 9.01, paragraph (7);
(xii)the amount of Bank’s obligation for Costco staff funding set forth on Schedule 9.01, paragraph (3); and
(xiii)those items that are specifically designated as Eligible Expenses pursuant to the terms of this Agreement, [*].
(b)The Eligible Expenses shall be calculated [*] and on a pre-income tax basis in all cases. In no event shall income Taxes, regulatory penalties, or SLA credits assessed and paid pursuant to Section 7.03 ever be included as an Eligible Expense. Further, in no event shall costs or expenses attributable to Bank’s violation of Applicable Law, the Network Rules, this Agreement or any fraud or negligence on the part of Bank, its employees or agents ever be included as Eligible Expenses.
(c)Except for the Eligible Expenses, no other charges, fees or expenses of any kind may be allocated to the Program P&L Statement. Any expense, cost, liability or obligation of, or attributable to, the Program that is not explicitly included as one of the items in Section 9.07(a)(ii) to 9.07(a)(xii) shall be an operating expense subject to Section 9.07(a)(i) (“Operating Expenses”). Except for costs otherwise explicitly payable by Costco pursuant to a specific provision of this Agreement, Bank shall be responsible for any and all costs and expenses related to or in connection with the Program and its operations.
(d)Bank and Costco will use commercially reasonable efforts to reduce the costs referred to in Section 9.07(c) over the Term and to reduce correspondingly the Operating Expenses charged to the Program P&L Statement by such reduced costs. As such, at least once per Program Year, the Bank will present to the Program Managers and Costco a report in written form regarding potential reductions to Operating Expenses charged to the Program P&L Statement. The report will include details regarding the amount by which the Operating Expenses would be reduced as a result of the successful adoption of the initiatives described therein. The possible alternatives or initiatives described in the report delivered to the Program Managers and Costco may include: (i) an increase in paperless billing statements, and (ii) an increase in auto-bill pay.
9.08Program P&L Statement.
During the Term, Bank shall prepare and provide to Costco the Program P&L Statement in a format that is substantially similar to the format set forth in Schedule 9.08 and the contents and methodology of the Program P&L Statement shall be consistent with Schedule 9.08. Unless otherwise provided in this Agreement, the Program P&L Statement shall be prepared in accordance with GAAP, as interpreted by Bank’s standard accounting policies and practices. Bank shall itemize all Eligible Expenses. [*]. Bank shall prepare and provide to Costco not less frequently than once per calendar month, no later than [*] following the end of the month, the previous month Program P&L Statement [*]. Further, Costco may reasonably request and Bank shall provide such ad hoc reports regarding Program performance within a specific time frame, taking into consideration the availability of the information, as may be mutually agreed, and Costco may recommend changes or modifications to the various components of the Program P&L Statement.
9.09Accounting for Expenses and Revenues.

(a)All calculations and reporting required under this Agreement shall be done on a pre-income tax basis. In any case where this Agreement indicates that a particular expense shall not be included in the Program P&L Statement, such expense shall not be an Eligible Expense and, therefore, shall be paid for by the applicable Party on their own account and in no event shall such item be included in the EBT calculation unless otherwise expressly agreed by Costco and Bank.
(b)Costco shall have an ongoing right to reasonably request and receive supporting documentation relating solely to the Program P&L Statement including copies of such books and records: (a) pertaining solely to the Program P&L Statement; (b) on which the Program P&L Statement is based; and (c) otherwise pertaining to Bank’s operations and performance solely in connection with the Program P&L Statement.
ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS
10.01Representations and Warranties of Costco.
Costco hereby represents and warrants to Bank as follows:
(a)Costco is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is in good standing under the laws of each jurisdiction in which any Costco Outlet or office is located. Costco has obtained all material licenses, authorizations, registrations and approvals to carry on and conduct its business as now conducted and as contemplated by this Agreement, and all of such licenses, authorizations, registrations and approvals are in full force and effect in all material respects.
(b)Costco has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Costco and constitutes its valid and binding obligation, enforceable in accordance with its terms (except as such enforceability may be limited by any applicable bankruptcy, insolvency, winding-up, reorganization, arrangement, moratorium or other laws affecting creditors’ rights generally and equitable limitations on the availability of equitable remedies).
(c)The execution and delivery of this Agreement by Costco and the performance of its obligations hereunder will not (i) conflict with, result in the breach of, or constitute an event which would, or with the lapse of time or action by a third party or both could, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or commitment to which Costco is a Party or by which it is bound, including the Amex Program Agreement, (ii) violate its articles of incorporation or bylaws, as now or hereafter amended, or any other equivalent organizational document, (iii) conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license to which Costco is a Party or by which it is bound or (iv) require the consent or approval of any other Party to any contract, instrument or commitment to which Costco is a Party or by which it is bound.
(d)There are no actions, suits or proceedings existing, pending against or affecting Costco before any court, arbitrator or governmental or administrative body or agency that affect the validity or enforceability of this Agreement or that would have a material adverse effect on Costco’s ability to perform its obligations hereunder.
10.02Representations and Warranties of Bank.
Bank hereby represents and warrants to Costco as follows:
(a)Bank is duly organized and validly existing as a bank under the laws of the United States of America. Bank has obtained all material licenses, authorizations, registrations and approvals to carry on and conduct its business as now conducted and as contemplated by this Agreement, and all of such licenses, authorizations, registrations and approvals are in full force and effect in all material respects.
(b)Bank has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Bank and constitutes its valid and binding obligation, enforceable in accordance with its terms (except as such enforceability may be limited by any applicable bankruptcy, insolvency, winding-up, reorganization, arrangement, moratorium or other laws affecting creditors’ rights generally and equitable limitations on the availability of equitable remedies).
(c)The execution and delivery of this Agreement by Bank will not (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any contract, instrument or commitment to which Bank is a Party or by which it is bound, (ii) violate the articles of incorporation or bylaws, as now or hereafter amended, or any other equivalent organizational document of Bank or the Network Rules, (iii) conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license to which Bank is a Party or by which it is bound or (iv) require the consent or approval of any other Party to any contract, instrument or commitment to which Bank is a Party or by which it is bound.
(d)There are no actions, suits or proceedings existing, pending against or affecting Bank before any court, arbitrator or governmental or administrative body or agency that affect the validity or enforceability of this Agreement or that would have a material adverse effect on Bank’s ability to perform its obligations hereunder.
10.03General Covenants of Costco.
(a)The representations and warranties of Costco set out in Section 10.01 (other than Section 10.01(d), which Costco represents and warrants only as of the date hereof) shall at all times remain true, and Costco shall do all things necessary to ensure that such representations and warranties remain true, during the Term as if given on each day during the Term.
(b)Costco promptly shall notify Bank in writing if it receives written notice of any litigation or governmental proceeding that, if adversely determined, would have a material adverse effect on the Program, the Co-Branded Card Accounts in the aggregate or Costco’s ability to perform its obligations hereunder.
(c)Costco will provide Bank with a written notice specifying the nature of any Costco Termination Event, or any event which, with the giving of notice or passage of time or both, would constitute a Costco Termination Event. Notices pursuant to this Section 10.03(c) relating to Costco Termination Events shall be provided within five (5) Business Days after Costco becomes aware of the existence of such Costco Termination Event. Receipt of any notice provided under this Section 10.03(c) shall be confirmed by Bank in writing to Costco within five (5) Business Days after receipt. Awareness for purposes of this Section 10.03(c) shall be deemed to be awareness by a Costco employee responsible for the Program at the Vice-President level or any more senior Costco employee responsible for the Program.
(d)Costco shall at all times during the Term comply in all material respects with Applicable Laws and Network Rules applicable to Costco and affecting its obligations under this Agreement, including with respect to the use of subcontractors. [*].
(e)Upon the request of Bank, Costco shall cooperate with Bank in a timely manner (but in no event less promptly than required by Applicable Laws) to resolve all disputes with Co-Branded Cardholders, former Co-Branded Cardholders and Applicants.
(f)Costco shall keep adequate records and books of account supporting Costco Charge Transaction Data and reflecting all of the other Costco financial transactions relating to the Program. All such Costco records, files and books of account shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Laws.
(g)No later than three (3) months prior to the Program Effective Date, Costco shall send and make accessible to a third party mutually agreed upon by Bank and Costco such information relating to Costco Members as mutually agreed to in order for Bank to comply with the terms of this Agreement (e.g., to make offers to potential Applicants of the Co-Branded Card.
(h)Costco will identify those of its employees who solicit Costco Shoppers to apply for Co-Branded Credit Cards, respond to inquiries regarding the terms of the Program, or have senior management responsibilities respecting the Program (as well as any similarly situated employees of its Affiliates or Subcontractors). Costco will train such persons so as to be able to properly fulfill Costco's responsibilities under the Program with regard to compliance with Applicable Law and Applicable Guidelines. Costco will conduct additional training if Bank reasonably determines that employees of Costco or its Affiliates or Subcontractors are not complying with Applicable Law or Applicable Guidelines.
10.04General Covenants of Bank.
(a)The representations and warranties of Bank set out in Section 10.02 (other than Section 10.02(d), which Bank represents and warrants only as of the date hereof) shall at all times remain true, and Bank shall do all things necessary to ensure that such representations and warranties remain true, during the Term as if given on each day during the Term.
(b)Following execution of the Amex Purchase Agreement, Bank shall use its best efforts to close the transaction contemplated by the Amex Purchase Agreement on or before March 31, 2016 provided that Costco uses its commercially reasonable efforts to cause American Express to comply with and close the transaction contemplated by the Amex Purchase Agreement on or before March 31, 2016. Bank shall undertake such actions as may be necessary or appropriate to provide continuity of service for Amex cardholders to become Co-Branded Cardholders as part of the conversion of the Amex Program to the Program. Further, Bank shall take such actions as Costco may reasonably request in connection with the purchase of the Amex Accounts and conversion of the Amex Program to the Program.

(c)Bank promptly shall notify Costco in writing if it receives written notice of any litigation or governmental proceeding that, if adversely determined, would have a material adverse effect on the Program, the Co-Branded Card Accounts in the aggregate or Bank’s ability to perform its obligations hereunder.
(d)Bank will provide Costco with a written notice specifying the nature of any Bank Termination Event, or any event which, with the giving of notice or passage of time or both, would constitute a Bank Termination Event, or any development or other information related to Bank or the Program which is likely to have a material adverse effect on the Program, the Co-Branded Card Accounts in the aggregate or Bank’s ability to perform its obligations pursuant to this Agreement. Notice pursuant to this Section 10.04(d) relating to Bank Termination Events shall be provided within five (5) Business Days after Bank becomes aware of the existence of such Bank Termination Event. Notices relating to all other events or developments described in this Section 10.04(d) shall be provided (i) within two (2) Business Days after Bank becomes aware of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances Receipt of any notice provided under this Section 10.04(d) shall be confirmed by Costco in writing to Bank within five (5) Business Days after receipt. Awareness for purposes of this Section 10.04(d) shall be deemed to be awareness by a Bank employee responsible for the Program at the Managing Director level or any more senior Bank employee responsible for the Program.
(e)Bank shall at all times during the Term comply in all material respects with Applicable Laws and Network Rules applicable to Bank and affecting its obligations under this Agreement, including with respect to the use of subcontractors, [*].
(f)Upon the request of Costco, Bank shall cooperate with Costco in a timely manner (but in no event less promptly than required by Applicable Laws) to resolve all disputes with Co-Branded Cardholders, former Co-Branded Cardholders and Applicants.
(g)Bank shall keep adequate records and books of account with respect to the Co-Branded Card Accounts and Account Indebtedness in which proper entries, reflecting all of the financial transactions relating to the Program, are made in accordance with GAAP. Bank shall keep adequate records and books of account with respect to its transactions relating to the Program, in which proper entries reflecting all of Bank’s financial transactions relating to the Program are made in accordance with generally accepted accounting principles. All such Bank records, files and books of account transactions relating to the Program shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Laws.
(h)[*].
10.05Insurance.
(a)Throughout the Term and for [*] thereafter, Bank shall maintain, at its own cost and expense, (i) statutory workers’ compensation covering all federal, state, or local requirements; (ii) commercial general liability, including coverage for completed operations, products liability, contractual and personal injury with a minimum limit of [*], (iii) automobile liability insurance coverage with a minimum limit of [*], and (iv) excess liability insurance coverage of [*]. The policies of insurance described in this Section 10.05(a) shall be written on an occurrence basis and may be effected through blanket coverage carried by Bank’s Affiliates. The carrying by Bank of the insurance required herein shall in no way be interpreted as relieving Bank of any other obligations it may have under this Agreement.
(b)Bank shall, at all times during the Term, provide a certificate or memorandum of insurance naming Costco as an additional insured. The limits in this Agreement shall be those stipulated.
(c)With respect to any other insurance available to Costco, Bank’s insurance shall be primary only in circumstances where the claims or losses arise from Bank’s negligence with respect to or in connection with the Program and, for the avoidance of doubt, in the event of such claims, Costco shall not be required to make any claim against its own insurance policies before making a claim against Bank’s policy as an additional insured. To such extent, any insurance policies maintained by Costco are excess and noncontributory to those policies maintained by Bank.
10.06Change in Law.
(a)If a Change in Law occurs, the Party affected by such Change in Law (the “Impacted Party”) shall provide notice to the other Party (the “Non-Impacted Party”), which notice shall describe in detail the applicable Change in Law and the provision or provisions of this Agreement affected by such Change in Law. Upon the receipt of such notice by the Non-Impacted Party, the Parties shall enter into good faith negotiations for a period of not less than ninety (90) days as part of an effort to amend this Agreement to reduce or negate the impact of such Change in Law (a “Change in Law Amendment”). During such period, each Party shall work in good faith to enter into such Change in Law Amendment on terms that alter this Agreement in the minimum way required to accommodate the Change in Law.
(b)If the Parties do not enter into a Change in Law Amendment during such ninety (90) day period, the Non-Impacted Party may request an additional ten (10) day period for the senior executives of Costco and Bank to seek to resolve the dispute and enter into a Change in Law Amendment.
(c)In the event the Parties are unable to enter into a Change in Law Amendment, then at any time during the thirty (30) day period after the discontinuation of the good faith negotiations regarding such Change in Law Amendment, the Non-Impacted Party shall have the right, at its election, to waive the Impacted Party’s performance of those provisions of this Agreement which the Impacted Party is unable to perform as a result of the Change in Law (a “Change in Law Waiver”). If the Non-Impacted Party elects to exercise the Change in Law Waiver, the Non-Impacted Party shall provide written notice to the Impacted Party and, as of the date of receipt of the Change in Law Waiver, those provisions of this Agreement that cannot be performed by the Impacted Party shall be waived by the Non-Impacted Party for as long as Applicable Law continues to prevent the performance by the Impacted Party.
ARTICLE 11
CONFIDENTIALITY
11.01General Confidentiality.
(a)For purposes of this Agreement, “Confidential Information” means any of the following: (i) information that is provided by or on behalf of either Costco or Bank to the other Party or its agents in connection with the Program or in connection with the transactions contemplated by this Agreement

(including information provided prior to the date hereof or the Program Effective Date); (ii) information about Costco or Bank or their Affiliates, or their respective businesses, customers, members and employees, that is otherwise obtained by the other Party in connection with the Program, in each case including: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products and the terms and features and tests thereof; (C) information unrelated to the Program obtained by Costco or Bank in connection with this Agreement, including by accessing or being present at a non-public business location of the other Party; and (D) proprietary technical information, including source codes; (iii) the terms and conditions of this Agreement; and (iv) the Marketing Plan. The provisions of this Article 11 governing Confidential Information shall not govern Personal Information, Cardholder Data, Co-Branded Card Account Data, Other Costco Data, or Costco Shopper Data, which shall be governed by the provisions of Article 6.
(b)The restrictions on disclosure of Confidential Information under this Article 11 shall not apply to, with respect to Costco or Bank, information that: (i) is already rightfully known to such Party at the time it obtains Confidential Information from the other Party; (ii) is or becomes generally available to the public or others in the industry other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (iii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iv) is contained in publicly available records or products; (v) is required to be disclosed by Applicable Laws (provided that the Party subject to such Applicable Laws shall use reasonable efforts to avoid such disclosure and notify the other Party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other Party in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third Parties; provided, further, that such information shall be disclosed only to the extent required by such Applicable Laws); or (vi) is developed independently by Costco or Bank without the use of any proprietary, non-public information provided by the other Party under this Agreement.
(c)The terms and conditions of this Agreement and the Marketing Plan shall be included in the Confidential Information of both Costco and Bank.
(d)Subject always to Costco’s rights to use and share information pursuant to Article 13, if Costco or Bank receives Confidential Information of the other Party (including its Affiliates or their respective businesses or employees) (the “Receiving Party”), the Receiving Party shall do the following with respect to the Confidential information of the other Party (the “Disclosing Party”): (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.
11.02Use and Disclosure of Confidential Information.
(a)Each Receiving Party shall use the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not make use of such Confidential Information for any other purpose.

(b)Subject always to Costco’s rights to use and share information pursuant to Article 13, each Receiving Party shall: (i) limit access to the Disclosing Party’s Confidential Information to those employees, authorized agents, vendors, consultants, service providers, accountants, advisors and subcontractors and Governmental Authorities who have a reasonable need to access such Confidential Information in connection with the Program, the sale of Program Assets or other assets of a Party and its Affiliates or the establishment of a new Co-Branded Card or other program or arrangement, in each case, in accordance with the terms of this Agreement; and (ii) ensure that any Person with access to the Disclosing Party’s Confidential Information agrees to be bound by the provisions of this Article 11.
11.03Unauthorized Use or Disclosure of Confidential Information.
(a)Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party will cause immediate and irreparable harm to the Disclosing Party for which money damages will not constitute an adequate remedy. In that event, the Receiving Party agrees that, in addition to any other remedies the Disclosing Party may have, the Disclosing Party shall have the right to apply to any court of competent jurisdiction for and be granted an injunction compelling specific performance by the Receiving Party of its obligations under this Agreement without the necessity of notice posting any bond or other security, and the Receiving Party agrees not to request such bond or other security.
(b)The Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via electronic mail and facsimile of any security breach that may have compromised any Confidential Information or of any unauthorized breach, misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention, and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such breach, misappropriation, disclosure or use.
11.04Return or Destruction of Confidential Information.
Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party’s reasonable instructions regarding the disposition of the Disclosing Party’s Confidential Information, which may include destruction or return of any and all of the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, that the Receiving Party may retain copies of any Confidential Information, including summaries, compilations or analyses thereof to the extent: (a) required by Applicable Laws; (b) required by Receiving Party’s internal document retention and governance policies; or (c) it would be unreasonably burdensome to destroy (such as archived computer records). Any Confidential Information retained pursuant to subsections (a), (b) or (c) shall continue to be treated as Confidential Information subject to the restrictions set forth in this Agreement, notwithstanding any termination or expiration hereof. The return or destruction of Confidential Information shall not relieve the Receiving Party of its obligations set forth in this Agreement.
ARTICLE 12
TERM AND TERMINATION
12.01TERM AND TERMINATION

(a)This Agreement shall be effective on the date hereof, and the Program shall commence on April 1, 2016, or such other date as may be agreed by the Parties (the “Program Effective Date”). The term of this Agreement shall commence on the date hereof, and shall continue until the date that is ten (10) years after the Program Effective Date (the “Initial Term”); provided, however, in Costco’s sole discretion the Initial Term may be extended by three (3) years (such that the Initial Term shall be a total of thirteen (13) years in duration, as measured from the Program Effective Date) upon written notice given to Bank and electing such extension at any time during the Term on not less than [*] prior to the expiration of the then-current Initial Term (an “Initial Term Extension Notice”). For clarity, and regardless of the relative timing of an Initial Term Extension Notice and a Non-Renewal Notice given pursuant to Section 12.01(b), in the event of a conflict, including a circumstance where a Non-Renewal Notice is given in advance of any Initial Term Extension Notice, the Initial Term Extension Notice shall always govern and control and be binding upon the Parties, and any previously, contemporaneously, or subsequently given Non-Renewal Notice by Bank shall be of no force or effect.
(b)This Agreement shall be automatically renewed after the Initial Term for successive two (2) year terms (each a “Renewal Term”) unless a Party provides a written notice of non-renewal to the other Party (a “Non-Renewal Notice”) not less than [*] prior to the date that is the last day of the Initial Term or any Renewal Term, as the case may be (the “Natural Termination Date”). If this Agreement terminates as a result of a Party providing a written notice of non-renewal to the other Party, such termination shall constitute “Natural Termination”. The twelve (12) month period prior to the Natural Termination Date shall be known as the “Natural Termination Period”. Additionally, this Agreement may be terminated in accordance with Section 12.02, 12.03 or 12.07 (in each case, such termination shall constitute “Early Termination”).
12.02Early Termination by Costco.
If a Bank Termination Event occurs, then, within sixty (60) days after the expiration of any applicable cure period with respect to such Bank Termination Event, Costco may terminate this Agreement by delivering a written notice to Bank (a “Notice of Termination”), which termination shall take effect on the date specified in the Notice of Termination delivered by Costco but in any event no later than twelve (12) months after the date of delivery of the notice.. The period of time between the date on which Costco provides written Notice of Termination to Bank of its intention to terminate and the date on which this Agreement is terminated shall be the “Costco Termination Period”. Notwithstanding the foregoing, if Notice of Termination is provided by pursuant to terms of Section 12.04(d) or 12.05(d), termination shall take effect five (5) days after Costco’s delivery of such Notice of Termination to Bank.
12.03Early Termination by Bank.
If a Costco Termination Event occurs, then, within sixty (60) days after the expiration of any applicable cure period with respect to such Costco Termination Event, Bank may terminate this Agreement by delivering a written notice to Costco, which termination shall take effect on the date that is twelve (12) months after the date of delivery of the notice. The period of time between the date on which Bank provides written notice to Costco of its intention to terminate and the date on which this Agreement is terminated shall be the “Bank Termination Period”. Notwithstanding the foregoing, if Notice of Termination is provided by pursuant to terms of Section 12.04(d), termination shall take effect five (5) days after Bank’s delivery of such Notice of Termination to Costco.
12.04Mutual Termination Events.

The occurrence of any one or more of the following events shall, subject to Section 12.07, constitute a “Termination Event” by a Party hereunder and, in turn, may be considered a “Bank Termination Event” (pursuant to Section 12.05(h), or a “Costco Termination Event” pursuant to Section 12.06(b), as applicable:
(a)Such Party fails to make a payment of:
(i)any material amount due and payable pursuant to this Agreement and such failure remains unremedied for a period of ten (10) Business Days after the non-defaulting Party gives written notice thereof; or
(ii)the settlement of material amounts due in respect of Costco Charge Transaction Data (with respect to which such failure remains unremedied for a period of (5) five Business Day(s)) after the non-defaulting Party gives written notice thereof; other than due to a failure by Bank to process Costco Charge Transaction Data.
(b)Such Party fails to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement, and:
(i)such failure has a material adverse effect on the Program or the Marks of the non-defaulting Party, materially diminishes the economic value of the Program to the non-defaulting Party, or constitutes a material violation of Applicable Laws; and
(ii)such failure remains unremedied for a period of thirty (30) days after the other Party gives written notice thereof specifying the nature of such failure in reasonable detail; provided, however, that such failure shall not constitute a Termination Event if:
(A)the Party responsible for such failure initiates and diligently pursues a cure within such thirty (30) day period, and such cure is completed within forty-five (45) days from the date of written notice regarding such failure, or
(B)the failure is acknowledged by the Party responsible for such failure, such Party has submitted to the other Party a resolution plan for resolving such failure that is approved by the non-defaulting Party, and the defaulting Party is adhering to the terms of such resolution plan as approved by the non-defaulting Party.
(c)Any representation or warranty by such Party contained in this Agreement fails to be true and correct in any material respect as of the date when made or at any time during the Term, and:
(i)such failure has a material adverse effect on the Program or the Marks of the non-defaulting Party, materially diminishes the economic value of the Program to the non-defaulting Party, or constitutes a material violation of Applicable Laws; and
(ii)the Party making such representation or warranty fails to cure the event giving rise to such failure within thirty (30) days after the other Party gives written notice thereof specifying the nature of such failure in reasonable detail; provided, however, that such failure shall not constitute a Termination Event if:

(A)the Party responsible for such failure initiates and diligently pursues a cure within such thirty (30) day period, and such cure is completed within forty-five (45) days from the date of written notice regarding such failure, or
(B)the failure is acknowledged by the Party responsible for such failure, such Party has submitted a resolution plan for resolving such failure that is approved by the non-defaulting Party, and the defaulting Party is adhering to the terms of such resolution plan as approved by the non-defaulting Party
(d)Bank and American Express do not enter into a definitive Amex Purchase Agreement on or prior to December 31, 2015.
12.05Bank Termination Events.
The occurrence of any one or more of the following events (regardless of the reason therefor) shall, subject to Section 12.07, constitute a “Bank Termination Event”:
(a)A Bankruptcy Event or Change of Control with respect to Bank occurs;
(b)Bank experiences a reduction of its unsecured debt rating to [*] by Moody’s Investor Service, or [*] by Standard & Poor’s, or if Moody’s Investor Service or Standard & Poor’s [*];
(c)[*];
(d)the occurrence [*] in any consecutive [*] month period of Co-Branded Cardholders being unable to make Purchase Charges at Costco Outlets using their Co-Branded Cards as a result of a networking or Systems failure caused by Bank and/or Bank’s Systems that persists for a consecutive [*] period ([*]);
(e)if (i) Bank and American Express do not enter into the Amex Purchase Agreement within one hundred twenty (120) days of the date hereof for any reason, or (ii) the Amex Purchase Agreement is executed but is terminated or the transaction contemplated by the Amex Purchase Agreement otherwise fails to close on or before April 1, 2016;
(f)if (i) Costco becomes subject to a Change in Law, (ii) the Parties are unable to enter into a Change in Law Amendment pursuant to the terms of Sections 10.06(a) and 10.06(b), and (iii) Bank does not provide a Change in Law Waiver pursuant to the terms of Section 10.06(c); or
(g)the occurrence of any Termination Event by or with respect to Bank as set forth in Section 12.04.
12.06Costco Termination Events.
The occurrence of any one or more of the following events (regardless of the reason therefor) shall, subject to Section 12.07, constitute a “Costco Termination Event”:
(a)A Bankruptcy Event or Change of Control with respect to Costco occurs;
(b)the occurrence of any Termination Event by or with respect to Costco set forth in Section 12.04;

(c)Costco experiences a reduction of its unsecured debt rating to [*] by Moody’s Investor Service, or [*] by Standard & Poor’s, or if Moody’s Investor Service or Standard & Poor’s [*];
(d)Costco’s aggregate sales volume during any twelve month period during the Term is less [*] Costco’s aggregate sales volume during the twelve month period ending on the Program Effective Date; or
(e)If (i) Bank becomes subject to a Change in Law, (ii) the Parties are unable to enter into a Change in Law Amendment pursuant to the terms of Sections 10.06(a) and 10.06(b), and (iii) Costco does not provide a Change in Law Waiver pursuant to the terms of Section 10.06(c).
12.07Force Majeure.
(a)If a Party is unable to perform or is delayed in performing, in whole or in part, its obligations under this Agreement, other than the obligation to pay funds when due or the obligations described in Section 12.05(d), as a direct result of a Force Majeure Event affecting such Party, then that Party shall promptly notify the other Party of the Force Majeure Event with reasonably full particulars and timing of such event. Such Party also shall promptly notify the other Party when the Force Majeure Event terminates or no longer adversely affects its ability to perform under this Agreement. The obligations of the Party giving notice, so far as they are affected by the Force Majeure Event, shall be suspended during, but not longer than, the continuance of the Force Majeure Event, and any failure to perform or adhere to any obligation or covenant hereunder shall not constitute a Termination Event, Bank Termination Event, or Costco Termination Event, as applicable.
(b)If a Force Majeure Event materially affects either Party's performance under this Agreement and exists for thirty (30) consecutive days, then the Party that is not subject to such Force Majeure Event shall have the right to terminate this Agreement on not less than twelve (12) months’ prior written notice to the other Party without further liability, cost or obligation to other Party (other than as provided herein) and such termination shall constitute a Natural Termination for the purposes of this Agreement.
12.08Termination of Exclusivity.
If Costco delivers a notice of Early Termination pursuant to Section 12.02 or a notice of termination pursuant to the occurrence of a persisting Force Majeure Event pursuant to Section 12.07(b), then, in addition to any other rights available to Costco, Costco shall thereafter have the right, exercisable immediately upon prior written notice to Bank, to elect that the provisions of Section 2.04 shall cease to apply to Costco and, accordingly, Costco and its Affiliates shall be entitled to (i) issue a Comparable Co-Branded Card for acceptance at Costco Outlets; and/or (ii) in conjunction with any other card issuer, association or network issue, market, or co-brand any Comparable Co-Branded Card for acceptance at Costco Outlets. In the event that Costco elects to exercise such right to terminate exclusivity pursuant to this Section 12.08, then Bank may elect to discontinue originating new Co-Branded Card Accounts upon written notice to Costco. If Bank delivers a notice of Early Termination pursuant to Section 12.03 or a notice of termination pursuant to the occurrence of a persisting Force Majeure Event pursuant to Section 12.07(b), then, in addition to any other rights available to Bank, Bank shall thereafter have the right, exercisable immediately upon prior written notice to Costco, to elect that the provisions of Section 2.06 cease to apply to Bank and its Affiliates. For clarity, if either Party sends a termination notice but thereafter elects not to terminate, the applicable exclusivity provisions will be reinstated as of the date of such election

12.09Pre-Launch Termination.
    If [*], this Agreement is terminated pursuant to the terms of [*], the Purchase Rights and other applicable terms of Article 13 and Article 14 as it relates to the wind down of an active Program shall not apply.
ARTICLE 13
REPLACEMENT PROGRAM AND PORTFOLIO PURCHASE RIGHTS
13.01Costco’s Right to Meet Regarding Replacement Programs.
(a)Bank acknowledges and agrees that, [*].
(b)In the event that Costco launches or intends to launch a Replacement Program, Costco may take any steps to notify Costco Members, prospective Costco Members, former and current Co-Branded Cardholders and Applicants (including by way of direct mail, online, by electronic mail and in Costco Outlets) beginning [*] prior to the termination or expiration of the Program (or immediately upon any Notice of Termination pursuant to Section 12.02). Bank covenants and agrees that it shall cooperate in all such efforts by Costco, as reasonably requested and instructed by Costco.
(c)Notwithstanding the foregoing, the Parties will cooperate to reconcile returns, address customer service issues and any other transitional matters relating to planning and implementing any Replacement Program.
13.02Costco’s Right to Request Information Regarding the Program Assets.
(a)Costco may request in writing that Bank deliver to Costco such information regarding the Program, the Co-Branded Accounts and Co-Branded Cardholders as is set out on Schedule 13.02(a). For clarity, this request may be made [*].
(b)If Costco requests in writing that Bank delivers to Costco such information regarding the Program, the Co-Branded Accounts, and Co-Branded Cardholders as is set out on Schedule 13.02(a), then Bank will deliver to Costco the requested information within [*] following receipt by Bank of Costco’s written request for such information. Costco may share any such information with prospective New Card Issuers provided that any such prospective New Card Issuer must execute a customary confidentiality agreement satisfactory to Costco prior to receiving any such information and such customary confidentiality agreement must name Bank as a third party beneficiary.
(c)Bank will also provide the information on Schedule 13.02(c) to any appraiser designated pursuant to Schedule 1.01(f) and will deliver such information (and such other information as reasonably requested by the appraisers) to such appraiser no later than [*] following written receipt by Bank of such request from Costco, provided that any such appraiser must first execute Bank’s customary confidentiality agreement with Bank.

13.03Costco’s Right to Purchase the Program Assets; Purchase Price Calculation.
(a)On and after the date upon which a termination notice is provided in accordance with this Agreement, for any reason, Costco or the New Card Issuer designated by Costco shall have the right (the “Purchase Right”), but not the obligation, to purchase in accordance with and pursuant to Section 13.04, all of the Program Assets (other than Solicitation Materials) (the “Portfolio”), on such terms and conditions as are reasonably acceptable to Costco (or such New Card Issuer) and to Bank and as are customary for transactions of similar size and complexity, and for a purchase price equal to the sum of:
[*]
(b)[*].
(c)[*].
13.04Mechanics of Exercising Purchase Right.
(a)Either the New Card Issuer, if one has been selected by Costco, or Costco (the “Designated Purchaser”) must notify Bank in writing if it intends to purchase the Portfolio, which notification (a “Notification of Intent to Purchase the Portfolio”) must be sent to Bank no later than [*] prior to the end of the Term or the Termination Period, as applicable. Upon receipt from Costco of a Notification of Intent to Purchase the Portfolio and from the Designated Purchaser of an executed confidentiality agreement in a form reasonably determined by Bank, Bank shall [*], provide to the Designated Purchaser (i) an update to the information on Schedule 13.02(a) and the information on Schedule 13.02(c), and (ii) a master file (with accompanying data dictionary) of the Portfolio accounts which shall include data [*] period preceding the month in which the file is delivered. In addition, Bank shall provide such other information customary for a transaction of this size and nature as may be reasonably and customarily requested to facilitate the due diligence review by the Designated Purchaser, including customary information pertaining to litigation matters relating to the Portfolio or the Program.
(b)Within [*] following the delivery of the Notification of Intent to Purchase the Portfolio, Bank and the Designated Purchaser shall establish a deconversion plan containing customary provisions for a transaction of such nature. In connection with such deconversion plan, Bank and Costco shall cooperate reasonably in respect of deconversion issues. Each Party shall pay its own deconversion expenses, except where a deconversion occurs following the delivery by Party of a notice of Early Termination, in which case [*].
(c)The sale of the Portfolio will be completed pursuant to a purchase agreement between Bank and the Designated Purchaser containing customary and commercially reasonable representations and warranties, terms, covenants, conditions, [*] costs, and indemnities for a sale of such nature. Such purchase agreement will be executed within [*] of the delivery of the Notification of Intent to Purchase the Portfolio.
(d)The purchase shall be completed within [*] after delivery of the Notice of Intent to Purchase the Portfolio; provided, however, that consummation of the purchase shall occur no earlier than the end of the Term or the Termination Period, as applicable. The date of such completion shall be the “Program Purchase Date”. The Parties shall, subject to receipt of any necessary regulatory approvals, take actions as may be reasonably required in order to consummate the purchase of the Portfolio as contemplated by this Section 13.04.
13.05Obligations of the Parties if Purchase Option Exercised.
(a)In connection with effecting the Purchase Right and with respect to the Co-Branded Card Accounts, Bank shall cooperate in such process and shall transfer any and all right to Program interchange fees and any dedicated Program bank identification numbers and dedicated Interbank Card Association numbers to the Designated Purchaser as of the Program Purchase Date.
(b)If a Designated Purchaser elects to purchase the Portfolio as provided in Section 13.03, Bank shall comply with the reasonable instructions of Costco regarding the disposition of information that was obtained by Bank in connection with the Program (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, that Bank may use and disclose such information only in conjunction with the wind-down of the Program, and thereafter may retain such information as may be required by Applicable Laws and Bank’s policies to be retained, including one archived copy of such material as well as any electronic copy that is automatically retained by Bank’s backup recovery system, which may be used solely for legal and regulatory purposes, and shall so certify to Costco in writing. Bank will certify to Costco within [*] of the sale of the Portfolio that it has destroyed all information obtained by Bank in connection with the Program other than the information explicitly excluded in this Section 13.05(b).
(c)If a Designated Purchaser has entered into a purchase agreement with Bank to purchase the Portfolio pursuant to Section 13.04, then, as of the Program Purchase Date:
(i)the Designated Purchaser may directly or indirectly provide credit card products and related services to the Co-Branded Cardholders, former Co-Branded Cardholders and others; and
(ii)Bank acknowledges that the Program Assets that are the subject of the purchase shall become the property of Designated Purchaser and that as such, subject to the terms of this Agreement, Bank’s rights powers and privileges with respect to such Program Assets shall cease.
(d)After the Program Purchase Date, Bank shall have no further rights in or to any Program-related data, except as provided in Article 11 and Article 6, and excluding any Bank-owned Intellectual Property that is licensed to Costco.
13.06Rights of the Parties if Purchase Option not Exercised.
(a)In the event that: a notice regarding Natural Termination or Early Termination of this Agreement is delivered pursuant to Section 12.01, 12.02, 12.03, or 12.07 as applicable, and Costco gives written notice that it shall not exercise the Purchase Right, or Costco does not provide a Notification of Intent to Purchase the Portfolio pursuant to Section 13.04(a) within the time period set forth in Section 13.04(a), Costco’s Purchase Right shall have expired and Costco shall have no further rights whatsoever in the Program Assets except any Other Costco Data and the Costco Marks.
(b)If Costco’s Purchase Right expires pursuant to Section 13.06(a), then, notwithstanding anything in Section 5.08(a) to the contrary and subject to the terms of the Co-Branded Cardholder Agreement and Applicable Laws, Bank shall have each of the following rights:

(i)the right to issue to Co-Branded Cardholders a replacement or substitute credit card (which card must not bear any Costco Mark or other design, logo, trademark, trade dress or service mark confusingly similar thereto) with such characteristics as Bank considers appropriate (the cost of card re-design and re-issue being borne solely by Bank); provided, however, that (i) Bank shall not issue such a replacement or substitute card in cooperation with, branded by or with any name associated with, any Competitor, and (ii) Bank shall provide each Co-Branded Cardholder with the option to opt-out of receiving any replacement or substitute credit card or any solicitation from Bank or its Affiliates. Costco shall be permitted to add an enclosure to the last two (2) billing statements sent prior to the date on which this Agreement is terminated to the effect that the Program will be or has been terminated;
(ii)the right to sell the Co-Branded Accounts and associated Program Assets to a third party purchaser selected by Bank at a price agreed between Bank and such purchaser; provided, however, that Bank shall not sell the Co-Branded Accounts and associated receivables to or for the benefit of a Competitor or any financial institution that issues or co-brands credit cards together with or on behalf of a Competitor; and
(iii)the right to exercise any combination of the rights set forth in subsection (i) or subsection (ii) above.
(c)Any exercise by the Bank of its rights pursuant to Section 13.06(b) shall occur [*]. Beginning no earlier than Bank’s completion of its exercise of its rights pursuant to Section 13.06(b), Bank shall no longer use any of the Costco Marks (or any other trademarks, service marks, trade names, logos or proprietary designations confusingly similar thereto).
(d)If Costco’s Purchase Right expires pursuant to Section 13.06(a), then in no event may Bank, in exercising its rights pursuant to Section 13.06(b), re-brand the Co-Branded Cards retained by Bank with the brand of any Competitor of Costco or otherwise, on a targeted basis, solicit or facilitate the solicitation of Co-Branded Cardholders by any Competitor of Costco. Specifically, Bank may not enter into any agreement with any Competitor of Costco that is (i) designed to convert Co-Branded Cardholders to a Competitor’s co-branded or private label program, or (ii) otherwise encourage any Co-Branded Cardholder to form a business relationship with a Competitor of Costco, either as part of a program with Bank or otherwise.
(e)If Costco’s Purchase Right expires pursuant to Section 13.06(a), then upon termination of this Agreement, Costco shall promptly comply with the reasonable instructions of Bank regarding the disposition of all Co-Branded Card Account Data, Cardholder Data or other Bank-owned information obtained by Costco in connection with the Program (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, that, [*], Costco may use and disclose Co-Branded Card Account Data and Cardholder Data only in the ordinary course to wind down the Program, and thereafter may retain one archived copy of such material as well as any electronic copy that is automatically retained by Costco’s backup recovery system, which may be used solely for regulatory purposes, and shall so certify to Bank in writing.
(f)[*].
(g)[*].
13.07[*].

ARTICLE 14
EFFECTS OF TERMINATION
14.01General Effects.
(a)Subject to the terms of this Agreement, and except as the Parties may mutually agree, all obligations of the Parties shall continue upon the delivery of a notice of Early Termination or non-renewal of this Agreement by either Party, until the later of the end of the Termination Period and, if a Notification of an Intention to Purchase the Portfolio has been given pursuant to Article 13, the Program Purchase Date, including:
(i)Costco’s obligation to accept the Co-Branded Cards at each Costco Outlet and Costco Warehouse; provided, however, Costco, at its option, may elect to discontinue accepting Co-Branded Cards if Bank exercises its rights under Section 13.06(b);
(ii)the operation of the Program and servicing of the Co-Branded Card Accounts in good faith and in the ordinary course of their respective businesses including the adherence to the SLAs;
(iii)the review and processing of Co-Branded Card Applications, the issuing of new Co-Branded Cards and the opening and servicing of Co-Branded Card Accounts consistent with past practices immediately prior to the notice of Early Termination or non-renewal of this Agreement;
(iv)the payment of compensation as set forth in Article 9; and
(v)the extension of credit on Co-Branded Card Accounts and funding of Eligible Receivables.
(b)If either Party delivers a notice of Early Termination or non-renewal of this Agreement to the other, the Parties will cooperate in good faith to ensure the orderly wind-down or transfer of the Program, including providing all transition support reasonably requested by the other Party at such rates as were applied for such services during the Term, and otherwise complying with this Article 14 and with Article 13.
(c)[*].
(d)The Parties will use good-faith efforts to agree on a communication plan to advise Co-Branded Cardholders and the general public of the impending termination of this Agreement no later than [*] following receipt of any notice of an Early Termination, a Bank Termination Event or a Costco Termination Event, as applicable, and in any other case no later than [*] prior to the date on which this Agreement terminates. Other than as contemplated and allowed by Section 14.01(e) any communication with respect to the Co-Branded Card Accounts given by either Party after notice of termination or non-renewal will be subject to the terms and conditions of such joint communication plan. If the Parties are unable to agree on a communication plan prior to the date on which this Agreement terminates despite such good-faith efforts, the Parties shall jointly communicate only a statement as to the fact that this Agreement and the Program have been terminated and the alternative arrangements being made by the Parties with respect to the Co-Branded Card Accounts; provided, the statement shall not assert any blame with respect to the termination or offering any opinions or reasons as to the cause of such termination.
(e)Upon termination or expiration of this Agreement for any reason, Bank shall cooperate with Costco, and Costco shall cooperate with Bank, to develop a communication to all Co-Branded Cardholders (other than those Co-Branded Cardholders whose accounts have been charged-off in accordance with Bank’s policies and procedures relating to charged-off accounts), and, subject to Applicable Laws, such communication shall:
(i)be promptly communicated to such Co-Branded Cardholders at least [*] prior to the end of the Termination Period;
(ii)disclose the date of the discontinuation of the Program and that, notwithstanding any such discontinuation, the Co-Branded Cards may continue to be used as Costco membership cards and the Loyalty Program in effect as of the date of such communication shall remain in effect for such period time as the Co-Branded Cards may continue to be used for Charges;
(iii)provide that the method of redemption of the Loyalty Program shall remain unchanged unless otherwise agreed by the Parties;
(iv)disclose that Costco will offer a new card program on such date as Costco is eligible to start a new program; and
(v)if Portfolio is not purchased by Costco or its Designated Purchaser, disclose that Bank will offer a new card on such date as Bank is eligible to contact Co-Branded Cardholders.
14.02Payment of Fees Upon Termination.
(a)In addition to any other rights or remedies available to the Parties at law or in equity, upon the occurrence of a Termination Event pursuant to Section 12.04, 12.05 or 12.06, the Party terminating the Agreement shall be entitled to collect from the other Party any undisputed amount payable plus interest from the date on which such amount was due at a rate per annum equal to the [*].
(b)Notwithstanding anything to the contrary set forth in this Agreement, if this Agreement is terminated for any reason, within thirty (30) days following end of (x) the Termination Period, or (y) if a Notification of an Intention to Purchase the Portfolio has been given, the Program Purchase Date, the Parties will have determined an amount (the “Settlement Amount”) equal to:
(i)all payments due and payable by Costco to Bank pursuant to this Agreement for all periods through the end of (x) the Termination Period, or (y) if a Notification of an Intention to Purchase the Portfolio has been given, the Program Purchase Date, including a pro-rata share of any payments for the month, quarter and/or Program Year in which the termination occurs; minus
(ii)all payments due and payable by Bank to Costco pursuant to this Agreement for all periods through the end of (x) the Termination Period, or (y) if a Notification of an Intention to Purchase the Portfolio has been given, the Program Purchase Date, including a pro-rata share of any payments for the month, quarter and/or Program Year in which the termination occurs.
(c)If the Settlement Amount is negative, the absolute value of the Settlement Amount shall be paid by Bank to Costco within five (5) Business Days of the date of determination of the Settlement

Amount. If the Settlement Amount is positive, the value of the Settlement Amount shall be paid by Costco to Bank within five (5) Business Days of the date of determination of the Settlement Amount.
ARTICLE 15
INDEMNIFICATION
15.01By Bank.
Bank shall indemnify, defend and hold harmless Costco, its Affiliates and each of their officers, directors, employees and agents from and against any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable legal and consultant fees and expenses (collectively, “Losses”) which are caused or incurred by, result from, arise out of or relate to:
(a)the gross negligence, recklessness or wilful misconduct (in each case including acts or omissions) of Bank or of its Affiliates or any of their officers, directors, employees, agents, or Subcontractors in the performance of the duties and obligations of Bank under this Agreement;
(b)any inaccuracy or misrepresentation in any representation or warranty of Bank in this Agreement;
(c)any breach by Bank (including acts or omissions of its Subcontractors) of any of the terms, covenants or other provisions contained in this Agreement;
(d)[*] the failure by Bank to comply with Applicable Laws or Network Rules in the performance of its obligations [*];
(e)any claim, suit or proceeding by any third party arising out of the failure of Bank to comply with Applicable Laws [*];
(f)Bank’s Onserts, Co-Branded Cardholder billing statement messages or Solicitation Materials distributed by Bank or its Affiliates;
(g)any allegation by a third party that the Bank-owned Intellectual Property, or use thereof by Costco or its Affiliates in accordance with this Agreement, constitutes: (i) infringement, misappropriation, misrepresentation, dilution or other violation of any Intellectual Property right of any third party; (ii) unfair competition or misappropriation of another’s ideas or trade secrets; (iii) invasion of rights of privacy or publicity; or (iv) breach of contract or tortious interference;
(h)the failure of any Bank-created or Bank-approved Program-related disclosures to comply with Applicable Law;
(i)the use by Bank of any advertising materials relating to Costco goods and services that have not been approved by Costco; or
(j)any unclaimed property claim, liability or amount due to a state or other Governmental Entity, including interest and penalties, related to or in connection with the Loyalty Program or the failure of a Co-Branded Cardholder to redeem Rewards (other than rewards attributable to the Executive Program).

15.02By Costco.
Costco shall indemnify, defend and hold harmless Bank, its Affiliates and each of their officers, directors, employees and agents from and against any Losses which are caused or incurred by, result from, arise out of or relate to:
(a)the gross negligence, recklessness or wilful misconduct (including in each case acts or omissions) of Costco or of its Affiliates or any of their officers, directors, employees, agents, or Subcontractors in the performance of the duties and obligations of Costco under this Agreement;
(b)any inaccuracy or misrepresentation in any representation or warranty of Costco in this Agreement;
(c)any breach by Costco (including acts or omissions of its Subcontractors) of any of the terms, covenants or other provisions contained in this Agreement;
(d)The failure by Costco to comply with Applicable Laws [*];
(e)Costco’s Onserts or billing statement messages (other than (i) Losses caused or incurred by, resulting from, arising out of or relating to the failure of such Onserts or billing statement messages to comply with Applicable Laws relating to consumer financial products of Bank or its Affiliates), or (ii) to the extent incurred by, resulting from, arising out of or related to any changes to such Onserts or billing statement messages made by Costco at the request of Bank to comply with such Applicable Laws in accordance with Sections 5.05(a) and 5.05(b));
(f)any allegation by a third party that any Intellectual Property belonging to, or controlled or supplied by, Costco ([*]), or the use thereof by Bank or its Affiliates in the United States in accordance with this Agreement constitutes: (i) infringement, misappropriation, misrepresentation, dilution or other violation of any Intellectual Property right of any third party; (ii) unfair competition or misappropriation of another’s ideas or trade secrets; (iii) invasion of rights of privacy or publicity; or (iv) breach of contract or tortious interference;
(g)the failure of Costco’s advertising materials relating to Costco’s products or services (other than any Program-related disclosures included therein or otherwise approved by Bank) to comply with Applicable Law; or
(h)the use by Costco of any advertising materials relating to Costco’s products or services that contain any Program-related disclosures that have not been approved by Bank.
15.03Notification of Claims.
(a)The Parties will adhere to the indemnification procedures set out in this Section 15.03 and in Section 15.04 with respect to the indemnification provided under this Agreement.
(b)If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person shall as soon as reasonably possible notify the Indemnitor in writing of the Third Party Claim. The notice must specify in reasonable detail, the identity of the Person making the Third Party Claim and, to the extent known, the nature of the Claim and the estimated amount needed to investigate, defend, remedy or address the Third Party Claim (which estimate shall not be conclusive of the final amount of such Third Party Claim).

(c)If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person shall promptly notify the Indemnitor in writing of the Direct Claim.
(d)Notice to an Indemnitor under this Section 15.03 of a Direct Claim or a Third Party Claim is an assertion of a claim for indemnification against the Indemnitor under this Agreement. Upon receipt of such notice, the provisions of Section 15.04 will apply to any Third Party Claim.
(e)The omission to timely notify the Indemnitor shall not relieve the Indemnitor from any obligation to indemnify the Indemnified Person, unless (and only to that extent that) the omission to timely notify has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim.
15.04Procedures for Third Party Claims.
(a)Subject to the terms of this Section 15.04, upon receiving notice of a Third Party Claim, the Indemnitor may investigate and defend (to the extent described in Section 15.04(h)) the Third Party Claim. An election to assume the investigation and defense of a Third Party Claim is acknowledgement by the Indemnitor of its obligations to indemnify the Indemnified Person under Article 15 of this Agreement in respect of the claim for which the investigation and/or defense has been assumed. If the Indemnifier contests that it is obliged to indemnify the Indemnified Person in respect of the particular claim any such dispute will be subject to the dispute resolution process and may be dealt with contemporaneously or put on hold without prejudice and tabling any limitation period for resolution later.
(b)The Indemnitor may not assume from the Indemnified Person the investigation and defense of a Third Party Claim if the Indemnitor is also a Party to the Third Party Claim and joint representation would be inappropriate. In addition to the foregoing, in the event that joint representation with respect to a Third Party Claim would be inappropriate because the Indemnitor is also a Party to the Third Party Claim, the Indemnitor may not be entitled to share information that is obtained by the Indemnified Person in its investigation of the Third Party Claim.

(c)Notwithstanding any other provision of this Agreement, neither Party shall be required to obtain the other Party’s consent to make any payment with respect to a Third Party Claim which the first Party is compelled by Applicable Laws to make to any Person, provided that if the paying Party intends to seek reimbursement of such payment from the other Party, it shall advise such other Party with respect thereto prior to making such payment.
(d)In order to assume the investigation and defense of a Third Party Claim, the Indemnitor must give the Indemnified Person written notice of its election within fifteen (15) days of the Indemnitor’ s receipt of notice of the Third Party Claim. The Indemnitor may select counsel for the defense of such Third Party Claim. After notice from the Indemnitor to such Indemnified Person of its election to so assume the investigation and defense thereof, except as set forth in Section 15.04(b) and (i), the Indemnitor shall not be liable to such Indemnified Person under this Section for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Person in connection with the investigation and defense thereof.
(e)If the Indemnitor assumes the investigation and defense of a Third Party Claim, then (i) the Indemnified Person shall not contact or communicate with the Person making the Third Party Claim without the prior written consent of the Indemnitor, unless required by Applicable Laws, and (ii) upon written notice to the Indemnified Person, the Indemnitor shall have the right to compromise and settle any Third Party Claim on behalf of the Indemnified Person absent the written consent of the Indemnified Person if the Indemnitor:
(A)obtains a full release of all Third Party Claims against the Indemnified Person;
(B)includes within the settlement agreement or release a statement to the effect that the Indemnified Person admits no liability; and
(C)does not agree to a settlement which provides for any nonmonetary relief.
(f)If the Indemnitor elects not to assume the investigation and defense of a Third Party Claim, whether by not giving the Indemnified Person notice required by this Agreement of its desire to so assume the investigation and defense or otherwise, the Indemnified Person has the right (but not the obligation) to undertake the defense of the Third Party Claim.
(g)If, under Section 15.04(f), the Indemnified Person undertakes the investigation and defense of a Third Party Claim, the Indemnified Person may compromise and settle the Third Party Claim but the Indemnitor shall not be bound by any compromise or settlement of the Third Party Claim effected without its consent.
(h)If the Indemnitor assumes the investigation and defense of a Third Party Claim, the Indemnified Person shall, at the request and expense of the Indemnitor, use its reasonable efforts to make available to the Indemnitor, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnitor in investigating and defending the Third Party Claim. The Indemnified Person shall, at the request and expense of the Indemnitor, make available to the Indemnitor, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Person, reasonably required by the Indemnitor for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defense of. The Indemnified Person shall cooperate on a timely basis with the Indemnitor in the defense of any Third Party Claim.
(i)Where the Indemnitor assumes the investigation and defense of a Third Party Claim, the Indemnified Person may (at its expense, in the event it elects to participate and at the Indemnitor’ s expense, in the event the Indemnitor requests its participation), to the extent requested by the Indemnitor, participate in the defense of any Third Party Claim and any negotiations for its settlement. Each Party participating in the defense shall do so by actively participating with the other’s counsel. If the Indemnified Person is requested by the Indemnitor to participate in or conduct the defense of any such Third Party Claim, the Indemnitor shall, at the request of the Indemnified Person, use its reasonable efforts to make available to the Indemnified Person, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnified Person in investigating and defending the Third Party Claim. The Indemnitor shall, at the request of the Indemnified Person, make available to the Indemnified Person, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnitor, reasonably required by the Indemnified Person for its use solely in defending any Third Party Claim for which it has assumed the investigation and defense. The Indemnitor shall cooperate to the fullest extent possible on a timely basis with the Indemnified Person in the defense of any Third Party Claim and any related settlement negotiations.

(j)[*].
15.05Third Party Data Breach Recovery.
    If Bank, as the card issuer, obtains a recovery or compensation related to a third party Security Breach involving or related to Co-Branded Cardholders or the Program, whether such recovery is pursuant to the Network Rules or otherwise, the portion of such recovery relating to the Program will be allocated to the Program P&L Statement.
ARTICLE 16
MISCELLANEOUS
16.01Audit/Access Rights.
(a)Upon written request from one Party (the “Claimant”) to the other Party, the Claimant, or any third party auditor appointed by such Party, [*] and upon at least ten (10) Business Days prior notice to the other Party or such other period as any Governmental Authority may require, may conduct an audit of those of the financial and operational records relating to the Program (other than any Personal Information contained therein, unless required by a Governmental Authority) of the other Party (including any Affiliates or Subcontractors of the other Party) that are under the control and/or direction of the other Party (or its Affiliates or Subcontractors) and relate to the Program; provided that such requests may not be made more frequently than once in any twelve month period with respect to a particular aspect of the other Party’s compliance with this Agreement, unless required by a Governmental Authority. Such audit shall be conducted by a mutually-agreed third-party auditor, be conducted during normal business hours in accordance with generally accepted auditing standards or the standards of the applicable Governmental Authority and Claimant shall cause the third party auditor appointed by it to employ, such reasonable procedures and methods as necessary and appropriate in the circumstances, minimizing interference with the other Party’s (or its Affiliates’ or Subcontractors’) normal business operations. The other Party shall use reasonable commercial efforts to facilitate the review of the third party auditor appointed by Claimant, including making reasonably available such personnel of the other Party and its Affiliates and Subcontractors to the third party auditor as reasonably requested. The other Party shall deliver or cause to be delivered any document or instrument necessary for the third party auditor appointed by Claimant to obtain such records from any Person maintaining records for the other Party and shall maintain records pursuant to its regular record retention policies. Each Party shall, and shall use reasonable commercial efforts to cause its Affiliates and Subcontractors to: (i) promptly cooperate with any Governmental Authority having jurisdiction over any Party or its Affiliates and Subcontractors in connection with any examination, audit, or inquiry required by such Governmental Authority, and (ii) comply (in a manner and over a time period reasonably acceptable to the Parties) with any guidance, recommendations or requirements of a Governmental Authority arising from any such examination, audit or inquiry, all at the expense of the Party regulated by such Governmental Authority. Notwithstanding the generality of the foregoing, the other Party (and its Affiliates or Subcontractors) shall not be required to provide audit rights or access to records to the extent that (a) such audit rights or access is prohibited by Applicable Laws or inconsistent with such other Party’s third party agreements (provided that, except in the case of third party agreements with credit card alliance participants or other related parties, such other Party shall use commercially reasonable efforts to have such contractual access limitations waived), (b) such records are legally privileged or (c) such records relate to other customers of, or credit programs operated by, the other Party or to personnel records not normally disclosed in connection with audits.

Notwithstanding the foregoing, the provisions of this Section 16.01 related to Subcontractors shall only apply to those Subcontractors that have access to Cardholder Data or perform services on behalf of a Party in connection with the Program.
(b)In addition to the audit rights set out in Section 16.01(a):
(i)Costco may at any time and from time to time request such documentation from Bank as it may reasonably determine is necessary to support the information regarding expenses and revenues outlined in the reports described in Section 7.05. Subject to Applicable Privacy Laws, Bank will provide such documentation to Costco within ten (10) Business Days of any such request made by Costco.
(ii)Subject to the last sentence of 16.01(a) and upon reasonable request, each Party shall have the right to review the other Party’s information security standards (including those of its Affiliates and Subcontractors, if any, that have access to Co-Branded Card Account Data, Cardholder Data, or Costco Shopper Data), including through use of security questionnaires, to assess the other Party’s compliance with the requirements of Section 6.01(c) and each Party will permit the other Party to visit its facilities related to the Program during normal business hours with reasonable advance notice to audit the Party’s compliance with its obligations in respect of the handling of Personal Information under this Agreement, provided that with respect to Bank access to Costco Warehouses, entry will be at such times as may be approved by Costco in its sole discretion.
16.02Dispute Resolution
(a)Any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by either Party (a “Dispute”), shall be resolved as provided in this Section 16.02 but specifically excluding any dispute to the extent principally related to either party’s trademarks. The Parties agree that the existence of a Dispute and any informal efforts or proceedings to resolve a Dispute shall be held in confidence, shall be treated as compromise and settlement negotiations under applicable evidence rules, and shall be governed by the terms and conditions of this Section 16.02; provided, that the Parties may disclose such matters to the extent necessary to obtain temporary or preliminary injunctive relief, or to litigate claims in third party cases pursuant to Section 16.02(a)(iii), or obtain judgment and enforce arbitration awards obtained under this Section 16.02.
(i)The Program Managers and other appropriate personnel of each Party shall, in good faith, first attempt to resolve the Dispute. If such efforts are unsuccessful, either Program Manager may, at any time and upon notice to the Parties, refer the Dispute to the Program Executives.
(ii)The Program Executives shall promptly meet by telephone to review and discuss the Dispute and shall use commercially reasonable efforts to resolve Disputes within twenty (20) days after receiving notice thereof.
(iii)In the event the Program Executives are unable to resolve the Dispute within the time frame set forth above, and should either Party desire to continue to pursue the Dispute toward formal resolution, then the Dispute shall be finally resolved by arbitration, in English, by a sole arbitrator in Seattle, Washington, in accordance with the Rules of the Center for Public Research (“CPR Rules”) for Non-Administered Arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator may permit such depositions or other discovery deemed necessary for a fair hearing. The hearing may not exceed two days. The award shall be rendered within one-hundred and twenty (120) days of the demand. The arbitrator may award interim and final injunctive relief and other remedies, including reasonable attorneys’ fees and expenses, but may not award punitive damages. No time limit herein is jurisdictional. Notwithstanding the above, Costco or Bank may bring court proceedings or claims against each other (A) solely as part of separate litigation commenced by an unrelated third party, or (B) if not first sought from the arbitrator, solely to obtain in the state or federal courts in King County, Washington, temporary or preliminary injunctive relief or other interim remedies pending conclusion of the arbitration. In the case of contradiction between the provisions of this Section and the CPR Rules, this Section 16.03(a)(iii) shall prevail.
16.03Survival.
Upon the later of the end of the Post Termination Transition Period or, if a Notification of an Intention to Purchase the Portfolio has been given pursuant to Article 13, the Program Purchase Date, all obligations of the Parties under this Agreement shall cease, except that the obligations of the Parties pursuant to Section 2.08 (for up to eighteen months); Sections 3.01(a), (b), and (d), Section 4.02(d) (for up to one year, to the extent required by Costco’s agreement with the Network with respect to the last Program Year or portion thereof), Section 5.01(d), Section 5.04(e), Section 6.02, Sections 6.03(c) and (d) (in each case except as appropriate for Bank to exercise its rights under Section 13.06), Section 6.06, Sections 7.09(a)-(d), Section 9.05, Section 9.06 (for the longer of 10 years, or if there is any tax audit or controversy regarding the Program, the date of resolution of such audit or controversy), Section 10.03(e), Section 10.04(f), Section 10.04(h), Section 11.04, Article 13 (Replacement Program And Portfolio Purchase Rights), Article 14 (Effects of Termination), Article 15 (Indemnification), Article 16 (Miscellaneous)(except 16.01), Section 16.01 (for one year), and such other provisions and definitions as are necessary for the interpretation thereof will survive expiration or termination of this Agreement subject to any time limitations determined by Applicable Laws.

16.04Non-Assignability; Non-Transferability.
(a)This Agreement shall not be assignable by either Party hereto without the prior written consent of the other Party, except that either Party may assign this Agreement to any of their respective Affiliates without the prior written consent of the other Party, provided, however, that Bank or Costco, as the case may be, shall continue to be liable hereunder for the obligations of their respective assignees after such assignment unless released by the other Party in writing. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns, provided that the terms of the preceding sentence have been met.
(b)During the Term, and other than as may occur pursuant to a permissible Financing Transaction as set out in Section 10.04(h), Bank may not directly or indirectly sell, assign, or otherwise transfer any of the Program Assets, or its rights in the Program Assets, to any Person that is not an Affiliate of Bank without the prior written consent of Costco, provided that Bank shall be permitted to sell to a third party without the consent of Costco any and all Co-Branded Accounts that have been charged-off by Bank in accordance with Bank’s charged-off accounts policies.
16.05Limitation of Liability.
Notwithstanding anything to the contrary set forth in this Agreement, in no event shall either Party be liable to the other Party for any indirect, consequential, incidental, special, punitive or exemplary damages, whether in contract, tort (including negligence and strict liability) or any other legal or equitable principles, or for any loss of profits or revenue, regardless of whether such Party knew or should have known of the possibility of such damages. The foregoing limitations shall not apply to claims for breach of the obligations of confidentiality (which includes misuse of Cardholder Data), claims for damages resulting from gross negligence, wilful misconduct or fraud by a Party, indemnification for Third Party Claims, or infringement of Marks licensed by one Party to the other.
16.06Press Releases.
Neither Costco nor Bank nor any of their respective Affiliates shall issue a press release relating to the Program, except with the prior consent of the other Party, which consent shall not unreasonably be withheld.
16.07Cooperation; Further Assurances.
Each Party shall cooperate with and provide such assistance to the other and will from time to time execute and deliver all such documents and things as such other Party may reasonably request with respect to the establishment and operation of the Program including during any Termination Period or Transition Period, and the resolution of disputes, claims and other matters relating to transactions by Co-Branded Cardholders.
16.08Entire Agreement.
This Agreement, including all schedules, exhibits and attachments to this Agreement, contain the entire agreement of the Parties with respect to the Co-Branded Card Program in the United States.
16.09Conflicts.
To the extent this Agreement and any other agreement, arrangement or understanding between or among the Parties or their Affiliates are in conflict, the terms of this Agreement shall govern and control with respect to the Program.
16.10Modification or Waiver.
No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon any Party unless made in writing and signed and delivered by all Parties. A failure or delay of either Party to this Agreement to enforce at any time any of the provisions of this Agreement, or to exercise any option which is hereby provided, or to require at any time performance of the provisions hereof, shall in no way be construed a waiver of, nor preclude the exercise of, any of the provisions of this Agreement.
16.11Notice.
All notices required or permitted to be given hereunder must be in writing and shall be deemed given when hand-delivered or sent, by certified mail, postage prepaid, return receipt requested, as follows:

To Bank:	Citicorp Credit Services 1000 N. West Street Wilmington, Delaware 19801 Attention: Managing Director, Co-Brand Partnerships

With a mandatory copy to:	Citibank, N.A. One Court Square Long Island City, New York 11120 Attention: General Counsel of Citi Cards

To Costco:	Costco Wholesale Corporation 999 Lake Drive Issaquah, Washington 98027 Attention: Paul Latham

With a mandatory copy to:	Costco Wholesale Corporation 999 Lake Drive Issaquah, Washington 98027 Attention: General Counsel

provided, however, that if any of the above Parties shall have designated a different address by notice to the other, then to the last address so designated.
16.12Governing Law.
This Agreement and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the [*].
16.13Severability.
If any provision of this Agreement is held to be invalid, void, or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.
16.14Counterparts.
This Agreement may be executed in any number of counterparts, which counterparts may be delivered by way of electronic transmission (in .PDF, .PIF, .JPG, or other similar format) from one Party or its representatives to the other, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have hereunto set their hands as of the date first above written.

COSTCO WHOLESALE CORPORATION        CITIBANK, N.A.

By: Richard Galanti        By: Ralph Andretta

Signature: /s/ Richard Galanti        Signature: /s/ Ralph Andretta

Title: EVP, CFO        Title: MD - Head of U.S. Cards

Date: 2/27/15        Date: 2/27/15

COSTCO WHOLESALE CORPORATION

By: Paul Latham

Signature: /s/ Paul Latham

Title: VP - Membership, Marketing, Services

Date: 2/27/15

Exhibit A
Definitional Supplement

The following terms shall have the following meanings as and when used in this Agreement:
“Acceptance Location” means a merchant or other provider of goods, services or things of value that accepts Network Cards in payment for goods, services or other things of value.
“Account Indebtedness” means (i) all amounts charged and owing by Co-Branded Cardholders with respect to Co-Branded Card Accounts (including principal balances, finance charges (whether or not billed), billed NSF fees, billed foreign exchange fees and other billed fees and charges), less (ii) the amount of any credit balances owing to Co-Branded Cardholders, including any credits associated with returns of goods and/or services, payments and other credits, whether or not billed.
“Account Terms Annual Maximum” has the meaning set forth in Section 9.03(a)(i).
“Acquired Business” has the meaning set forth in Section 2.05(a).
“Acquired Cards” has the meaning set forth in Section 2.05(b).
“Acquired Card Program” has the meaning set forth in Section 2.05(a).
“Acquired Warehouses” has the meaning set forth in Section 2.05(e).
“Acquiring IP Party” has the meaning set forth in Section 7.09(a).
“Additional Payment Products” has the meaning set forth in Section 2.04(b).
“Affiliate” means, with respect to and Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means possession, direct or indirect, of the power to vote 50% or more of the securities or other ownership interests that have ordinary voting power for the election of directors or other persons performing similar functions of any entity, or to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or by contract or otherwise.
“Amex Account” means the existing cardholders’ accounts for the Amex Program and subject to the Amex Purchase Agreement.
“Amex Program Agreement” means that certain American Express/Costco Co-Branded Card Program Agreement, dated as of April 2004, by and among Costco, American Express Travel Related Services Company, Inc., and American Express Bank FSB regarding the Amex Program, as amended.
“Amex Program” has the meaning set forth in Section 2.09.
“Amex Purchase Agreement” has the meaning set forth in Section 2.09.
“ANR” means, for the applicable period, the amount obtained by dividing (i) the sum of the daily Eligible Receivables for the period by (ii) the number of days for the applicable period.

“Applicable Laws” means all applicable laws, statutes, regulations, codes, ordinances, treaties, orders, judgments, decrees, directives, and [*] of any Governmental Authority having jurisdiction, including, without limitation, usury laws, the Truth-In-Lending Act, the Fair Debt Collection Practices Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Bank Secrecy Act, and Applicable Privacy Laws. For clarity, where a provision states that it is subject to Applicable Laws or the like, the provision also does not require a Party to take any action that would cause such Party to be a consumer reporting agency under the Fair Credit Reporting Act.
“Applicable Guidelines” means [*].
“Applicable Privacy Laws” means (i) all federal, state and local laws, rules, regulations, directives and governmental requirements currently in effect and as they become effective relating in any way to the privacy, confidentiality or security of Personal Information, including Controlling the Assault of Non-Solicited Pornography and Marketing Act (“CAN-SPAM Act”); the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.) (“GLB”), as well as any other federal or state regulations issued pursuant to GLB; the FTC Disposal of Consumer Report Information and Records Rule, 16 C.F.R. § 682 (2005); and all other similar federal, state and local requirements, (ii) all industry standards concerning privacy, data protection, confidentiality or information security currently in effect and as they become effective, and (iii) the Program Privacy Policy, in each case applicable to either Costco or Bank, as applicable, or to the Program.
“Applicant” means any Person who is a Costco Member (or prospective Costco Member) and applies for a Co-Branded Card.
“Approved Transition Card” has the meaning set forth in Section 4.08(c).
[*]
“Bank Cards” has the meaning set forth in the first recital of this Agreement.
“Bank Cardholders” has the meaning set forth in the first recital of this Agreement.
“Bank EBT Share Percentage” has the meaning set forth in Section 9.02(a).
“Bank Manager” has the meaning set forth in Section 4.01(b)(i).
“Bank Marks” means business names, trade names, logos, trademarks, service marks or other proprietary designations claimed, owned, licensed to or used by Bank and set forth in Schedule 1.01(b) attached hereto.
“Bank Owned Data” has the meaning set forth in Section 6.02(a)(i).
“Bank-owned Intellectual Property” has the meaning set forth in Section 7.09(c).
“Bank Payments” has the meaning set forth in Section 9.05(a).
“Bank Profits Percentage” means, on a Program Year or annual basis, as applicable, with respect to the Program, the value of EBT divided by the value of ANR (i.e. EBT / ANR).

“Bank Profit Threshold” means, on a Program Year or annual basis, the product of the Bank Profit Threshold Percent and ANR. To the extent that Bank Profit Threshold needs to be calculated on a less than full Program Year basis, the calculation shall be performed on a proportional basis for the applicable period then annualized.
“Bank Profit Threshold Percent” means, on a Program Year or annual basis, with respect to the Program, a Bank Profits Percentage of [*]% (i.e. EBT/ANR = [*]%).
“Bank Program Model” means any proprietary model or analysis developed by Bank for use in connection with the Program, including any additions, modifications or enhancements to such models during the Term.
“Bank Program Team” has the meaning set forth in Section 4.03.
“Bank Secrecy Act” means the Currency and Foreign Transactions Reporting Act of 1970, as amended.
“Bank Termination Event” has the meaning set forth in Section 12.04.
“Bank Termination Period” has the meaning set forth in Section 12.03.
“Bankruptcy Event”, in respect of a Person means:
(i)that the Person or any subsidiary of such Person shall (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, or any other similar conservatorship or receivership proceeding instituted or administered by any regulatory agency or body, (iii) consent to or fail to contest, in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Law or consent to an Involuntary Bankruptcy Proceeding, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a trustee, receiver, custodian, liquidator or similar entity of such person or of all or any substantial part of its assets, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, (vii) make a conveyance fraudulent as to creditors under any Applicable Law, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or
(ii)that a case or other proceeding shall be commenced against the Person or any subsidiary of such Person in any court of competent jurisdiction, or through any regulatory agency or body, seeking (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such person, or of all or any substantial part of the assets, domestic or foreign, of such person, or any other similar conservatorship or receivership proceeding instituted or administered by any regulatory agency or body.

“Base Discount Rate” means the total fees and charges, expressed as a percentage of the amount of a Net Purchase Charge, that Costco pays Bank for the acceptance of Co-Branded Cards at Costco Outlets and Costco Locations, as set forth and determined pursuant to the Program Economics Schedule.
“BIN Identifier” has the meaning set forth in Section 4.02(b).
“Business Day” means any day other than Saturday, Sunday, a federal holiday in the United States, or any other day in which financial institutions in the state of Washington are authorized to be closed.
“Cardholder Data” means all Personal Information about a Co-Branded Cardholder received by Bank in connection with the Co-Branded Card Accounts or the Program and includes the Cardholder List.
“Cardholder List” means any list (whether in hardcopy, magnetic tape, electronic or other form) that identifies or provides a means of differentiating Co-Branded Cardholders and contains Personal Information regarding any Co-Branded Cardholders.
“Change in Law” means a change in Applicable Laws or Network Rules that will [*].
“Change in Law Amendment” has the meaning set forth in Section 10.06(a).
“Change in Law Waiver” has the meaning set forth in Section 10.06(c).
“Change of Control” means, with respect to any Party (the “Subject Party”): (i) a Person or group that is not an Affiliate becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting rights attached to all the then outstanding voting securities of the Subject Party; (ii) a merger, consolidation, or other form of business combination of the Subject Party with another company that is not an Affiliate which results in the holders of voting securities of that other non-Affiliate company holding, in the aggregate, voting securities carrying more than 50% of the voting rights attached to all then outstanding voting securities of the company resulting from the business combination; (iii) the sale, lease or exchange of all or substantially all of the property of the Subject Party, other than in the ordinary course of business of the Subject Party or to a Person that is not an Affiliate of the Subject Party. For clarity, a purely internal corporate reorganization or restructuring involving a Party and one or more of its Affiliates, and only Affiliates of it, shall not be deemed to be a Change of Control so long as the resulting organization or structure has sufficient financial, managerial and operational capacity to perform a Party’s obligations hereunder.
“Charges” means transactions completed with Co-Branded Cards and billed to Co-Branded Card Accounts, including Purchase Charges, cash advances, balance transfers, foreign exchange fees or service fees and other transactions completed with a Co-Branded Card. For avoidance of doubt, Charges are inclusive of Purchase Charges at Costco Outlets as well as outside of Costco Outlets.
“Claimant” has the meaning set forth in Section 16.01(a).
“Co-Branded Card” means any version of a revolving general purpose credit card established under the Program which (i) is marketed to Costco Members or prospective Costco Members; (ii) is issued by Bank in the United States; (iii) acts as a Costco membership card; (iv) contains certain of the

Bank Marks and certain of the Costco Marks referencing that the Co-Branded Cardholder is a Costco Member; (v) contains Network Marks; and (vi) is linked to a Co-Branded Card Account.
“Co-Branded Card Account” means a revolving credit account established by Bank under the Program pursuant to which one or more Co-Branded Cardholders may obtain credit from Bank for purchases of goods and services at Acceptance Locations and obtain cash advances subject to the terms of the Co-Branded Cardholder Agreement, and obtain associated benefits.
“Co-Branded Card Account Data” means all information relating to specific Co-Branded Card Accounts that is obtained, generated or created in connection with Co-Branded Card Account processing and maintenance activities, including Co-Branded Card Application processing, Co-Branded Card Account statementing, customer service and collections. Co-Branded Card Account Data shall specifically include transaction data, customer service and collections data, telephone logs and records and other documents and information necessary for the processing and maintenance of Co-Branded Card Accounts, but shall specifically exclude any Bank-owned Intellectual Property, including any proprietary credit underwriting standards, credit scoring models or any other Intellectual Property developed by or on behalf of Bank.
“Co-Branded Card Application” means the credit application that must be fully completed and submitted (regardless of the form thereof or the means of delivery thereof) in order for Bank to determine whether to establish a Co-Branded Card Account (i.e., an approved application) or not [*].
“Co-Branded Card Documentation” includes, with respect to Co-Branded Card Accounts, Co-Branded Cardholder Agreements, Co-Branded Cards, Welcome Kits, PIN mailers and billing statements relating to such Co-Branded Card Accounts.
“Co-Branded Cardholder” means a Person who has been issued a Co-Branded Card.
“Co-Branded Cardholder Account Terms” has the meaning set forth in Section 4.05(a).
“Co-Branded Cardholder Account Terms Payment” has the meaning set forth in Section 4.07(e)(i).
“Co-Branded Cardholder Agreement” means the agreement between Bank and a Co-Branded Cardholder governing the use of a Co-Branded Card and Co-Branded Card Account.
“Comparable Co-Branded Card” means [*].
“Competitive” means [*].
“Competitive Network” means [*].
“Competitive Network Mark” means the proprietary business names, trade names, trademarks, service marks, logos or other proprietary designations claimed, owned, licensed to or used by any Competitive Network
“Competitors” has the meaning set forth in Section 2.06(a).
“Confidential Information” has the meaning set forth in Section 11.01(a).

“Contractual Obligations” means any binding contractual obligation that Bank owes to any counterparty with respect to any Other Bank Card Program; provided, however, in no event shall any agreement entered into for the purpose of circumventing any obligation under this Agreement be deemed to be a Contractual Obligation.
“Conversion Option” has the meaning set forth in Section 2.05(c).
[*]
“Costco Charge Transaction Data” means the transaction information with regard to each purchase of goods and/or services from Costco Outlets or a United States Affiliate thereof by a Co-Branded Cardholder on credit under a Co-Branded Card Account, each return of goods and/or services for credit and/or each other adjustment under a Co-Branded Card Account, including the information set forth Schedule 1.01(c).
“Costco Gasoline Outlet” means any fuel or diesel dispensing station available for Costco Members at Costco Warehouse locations in the United States or Puerto Rico.
“Costco Location” means any and all of the following as and to the extent branded with the Costco Marks: (i) all retail establishments owned or operated by Costco or its Affiliates, including Costco Warehouses and Costco Gasoline Outlets (and similar outlets located outside the United States and Puerto Rico), (ii) mail order, catalogue, electronic outlets and other direct media owned or operated by Costco or its Affiliates, (iii) online stores owned or operated by Costco or its Affiliates, (iv) third parties designated in writing by Costco who offer goods or services for sale in or immediately adjacent to Costco warehouses, including the pharmacies located in Costco warehouses, optical centers located in Costco warehouses, and such others as Costco may reasonably designate in writing from time to time, (v) call centers owned or operated by Costco or its Affiliates, and (vi) other Costco programs, including travel programs offered by Costco or its Affiliates.
“Costco Manager” has the meaning set forth in Section 4.01(b)(i).
“Costco Marks” means business names, trade names, trademarks, service marks, logos or other proprietary designations claimed, owned, licensed to or used by Costco and set forth on Schedule 1.01(d) attached hereto.
“Costco Member” means any Person entitled to make purchases at Costco Warehouses in accordance with the Costco Membership Program.
“Costco Membership Fee” means the fee charged to Costco Members for membership in the Costco Membership Program.
“Costco Membership Program” means the plan described in Schedule 4.04(c), as such plan is amended from time to time by Costco.
“Costco Outlets” means any and all of the following, in each instance as and to the extent (1) located in the United States or Puerto Rico, and (2) branded with Costco Marks: (i) Costco Warehouses and all retail establishments owned or operated by Costco or its United States Affiliates, including Costco Gasoline Outlets, (ii) mail order, catalogue, electronic outlets and other direct media owned or operated by Costco or its United States Affiliates, (iii) online stores owned or operated by

Costco or its United States Affiliates, (iv) third parties designated in writing by Costco who offer goods or services for sale in or immediately adjacent to Costco Warehouses, including the pharmacies located in Costco Warehouses, optical centers located in Costco Warehouses, hearing aid centers located in Costco Warehouses, and such others as Costco may reasonably designate in writing from time to time, (v) call centers owned or operated by Costco or its United States Affiliates, and (vi) other Costco programs, including travel programs offered by Costco or its United States Affiliates. Further, for purposes of this definition, “Costco Outlets” shall not include any new store format or concept that is not Costco branded or otherwise differs materially from the Costco branded Costco Outlet formats existing as at the date hereof.
“Costco Owned Data” has the meaning set forth in Section 6.02(a)(ii).
“Costco Rebranding Option” has the meaning set forth in Section 2.05(e).
“Costco Shopper” means any Person who makes purchases of goods and/or services in Costco Outlets and prospective customers and other Persons making inquiries or supplying information to Costco or its Affiliates.
“Costco Shopper Data” means all Personal Information regarding a Costco Shopper that is obtained by (or on behalf of) Costco or its Affiliates at any time (including prior to the date hereof) in obtaining Costco Member applications including Personal Information obtained in connection with such Costco Shopper making a purchase of goods and/or services through a Costco Outlet.
“Costco Termination Event” has the meaning set forth in Section 12.04.
“Costco Termination Period” has the meaning set forth in Section 12.02.
“Costco Trainers” means the individuals designated by Costco to serve as designated trainers for Costco employees about the terms, conditions, features, operation, and other aspects of the Program and the Co-Branded Card.
“Costco Warehouses” means Costco’s membership warehouse locations branded with the Costco Marks that are in operation now or may be operated in the future, in the United States or Puerto Rico. For purposes of this Agreement, the defined term “Costco Warehouses” shall include Costco Gasoline Outlets.
“Costco Website” means the website used by Costco in the United States in connection with the sale of good, services or products.
“CPR Rules” has the meaning set forth in Section 16.02(a)(iii).
“Credit Card” means any revolving credit or charge card.
[*]
“Designated Purchaser” has the meaning set forth in Section 13.04(a).
“Designee” means any third party service provider selected by Costco to market [*], but solely with respect to such product.

“Development Agreement” has the meaning set forth in Section 7.09(b)(i).
“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement.
“Disclosing Party” has the meaning set forth in 11.01(d).
“Dispute” has the meaning set forth in Section 16.02(a).
“Early Termination” has the meaning set forth in Section 12.01(b).
“EBT” means, with respect to any defined period of time (e.g., a Program Year), the total of all Income less Eligible Expenses and less all eligible Funding Refunds made to Costco pursuant to Section 9.03.
“Eligible Expenses” has the meaning set forth in Section 9.07(a).
“Eligible Receivables” means all aggregate Account Indebtedness less any Account Indebtedness that has been charged-off in accordance with Bank’s policies and procedures relating to charged-off accounts.
[*]
[*]
[*]
“Executive Membership” means the program administered by Costco independently of the Program as set forth in Schedule 4.04(d) attached hereto.
“Existing Subcontractors” has the meaning set forth in Section 6.03(b).
[*]
“External Royalty Payment” has the meaning set forth in Schedule 9.01.
“External Royalty Percentage” has the meaning set forth in Schedule 9.01.
“Fair Market Value” has the meaning set forth in, and shall be determined in accordance with, Schedule 1.01(f).
"Financial Transaction Device" or "FTD" means account access or financial transaction devices whatever their form factor, including but not limited to cards, electronic checks, fobs, mobile phones, or other devices utilizing NFC, RFID, WAP or similar, evolutionary technology, used for the purpose of obtaining credit or debiting accounts, that are now or hereafter utilized in effecting credit or debit transactions with merchants.
“Financing Transaction” has the meaning set forth in Section 10.04(h).

“Fiscal Year” means Costco’s fiscal year, which ends on the Sunday nearest the end of August of each year.
“Force Majeure Event” means, whether foreseeable or unforeseeable, the following events that are beyond the reasonable control of the applicable Party: any act of God, acts of war, acts of nature, terrorism, acts of public enemy, civil insurrection or disobedience, insurrections, riots, civil strife, vandalism, blockades, quarantine, interferences of civil and military authority, epidemics, earthquakes, landslides, mudslides, hurricanes, storms, perils of the sea, volcanic eruption, explosions, fires, floods, civil disturbances and nuclear accidents; provided, however, that in no event shall lack of funds, changes in economic circumstances, Changes in Law, failure to comply with Applicable Laws or the failure by a Party’s supplier be deemed to be Force Majeure Events.
“Funding Refund” has the meaning set forth in Section 9.03(a).
“Future Bank Subcontractor” has the meaning set forth in Section 6.03(b).
“Future Costco Subcontractors” has the meaning set forth in Section 6.03(h).
“GAAP” means the United States Generally Accepted Accounting Principles (US GAAP).
“Governmental Authority” means any federal, state, or municipal legislative, executive, judicial, regulatory or administrative body or Person in the United States, and solely as and to the extent applicable to Bank any such Person outside the United States, having or purporting to have jurisdiction in the relevant circumstances.
“Impacted Party” has the meaning set forth in Section 10.06(a).
“Income” means, [*].
“Indemnified Person” means a Person with indemnification rights or benefits under this Agreement.
“Indemnitor” means a Party against which a claim may be made for indemnification under this Agreement.
“Initial Term” has the meaning set forth in Section 12.01(a).
“Initial Term Extension Notice” has the meaning set forth in Section 12.01(a).
“Innovative Program Improvement” has the meaning set forth in Section 4.07(c).
[*]
“Instant Approval” means an expedited process for an Applicant to be approved, with such approval being solely determined by Bank, for a Co-Branded Card Account, within a brief period of time in accordance with and as described in the SLAs, following receipt of all the required Co-Branded Card Application information, coupled with the ability to make purchases immediately thereafter.
[*]

“Intellectual Property” means intellectual property of any nature and kind, however designated, whether arising by operation of law, contract, license or otherwise, whether registered or not registered; including: all domestic and foreign trade-marks, business names, trade names, service marks, logos, domain names, generic top-level domains (“gTLDs”), universal resource locator addresses, telephone numbers (including toll free numbers), trading styles, and the goodwill associated therewith; rights associated with works of authorship and literary property, including copyrights and moral rights of an author of a copyrightable work (including any right to be identified as the author of the work or to object to derogatory treatment of the work); patents, trade secrets, algorithms, software, trade dress, ideas, concepts, techniques, industrial designs and copyrights, and all applications for registration thereof, including initial applications (including intent to use and provisional applications), renewals, extensions, continuations, divisions or reissues thereof, and inventions, formulae, recipes, product formulations, processes and processing methods, technology, techniques and know-how.
“Interchange” means, with respect to any calendar month of the Term, the Network published rate that is designated as interchange or the like and is applicable to Co-Branded Cards, expressed in basis points.
“IP Owner” has the meaning set forth in Section 7.09(a).
“Legally Mandated Change” means a change to the Program that is required by Applicable Laws.
“LIBOR” means the three-month London Interbank Offered Rate, as published by The Wall Street Journal on the applicable due date.
“Loss Expense” has the meaning set forth in Section 9.07(a)(iii).
“Losses” has the meaning set forth in Section 15.01.
“Loyalty Program” has the meaning set forth in Section 4.06(a).
“Loyalty Program Expenses” has the meaning set forth in Section 9.07(a)(iv).
“Loyalty Program Payment” has the meaning set forth in Section 4.07(e)(ii).
“Loyalty Program Annual Maximum” has the meaning set forth in Section 9.03(a)(ii).
“Major Card Network” means any of American Express, Discover, MasterCard, Visa, and any Affiliate or successor organization to the foregoing.
“Major Card Network Mark” means business names, trade names, trademarks, service marks, logos or other proprietary designations claimed, owned, licensed to or used by any Major Card Network.
“Market Program Improvement” has the meaning set forth in Section 4.07(c).
“Marketing Expenses” has the meaning set forth in Section 9.07(a)(ii).
“Marketing Plan” has the meaning set forth in Section 5.02(b).

“Marks” means the Costco Marks or the Bank Marks, as the case may be.
“Membership Plan” has the meaning set forth in Section 5.03(b).
“Natural Termination” has the meaning set forth in Section 12.01(b).
“Natural Termination Date” has the meaning set forth in Section 12.01(b).
“Natural Termination Period” has the meaning set forth in Section 12.01(b).
“Net Purchase Charges” means Purchase Charges net of returns, chargebacks, credits, and refunds.
“Network” means Visa, or any successor thereto, in each case, as amended in accordance with Section 2.02.
“Network Cards” means any cards or other account access devices carrying the same Network Marks as the Co-Branded Cards.
“Network Marks” means business names, trade names, trademarks, service marks, logos, or other proprietary designations claimed, owned, licensed to or used by the Network.
“Network Rules” means the operating rules, guidelines, and other requirements of the Network applicable to Bank and/or the Program or Co-Branded Card; provided that, in reference to compliance with such rules, guidelines, and other requirements by Costco, “Network Rules” shall be read to mean such rules, guidelines, and requirements only as and to the extent they apply to retailers. “New Card Issuer” has the meaning set forth in Section 13.01(a).
“New Costco Warehouse” has the meaning set forth in Section 5.07(i).
“New POS Methods” has the meaning set forth in Section 8.02(b).
“Non-Impacted Party” has the meaning set forth in Section 10.06(a).
[*]
“Non-Renewal Notice” has the meaning set forth in Section 12.01(b).
“Notice of Termination” has the meaning set forth in Section 12.02.
“Notification of Intent to Purchase the Portfolio” has the meaning set forth in Section 13.04(a).
[*]
“Onserts” has the meaning set forth in Section 5.05(a).
“Operations Centers” has the meaning set forth in Section 7.02(a).
“Operating Expenses” has the meaning set forth in Section 9.07(c).

“Other Bank Card Programs” means [*].
“Other Costco Data” means (i) transaction data and other Costco Shopper Data relating to spending by Costco Members for goods and/or services offered by Costco and its Affiliates, (ii) Costco membership information, and (iii) any information obtained by Costco, other than through the Program, from any other source other than Bank.
“Other Program Payment” has the meaning set forth in Section 4.07(e)(iii).
“Other Program Annual Maximum” has the meaning set forth in Section 9.03(a)(iii).
“Other Network” has the meaning set forth in Section 2.02(b).
“Other Store Card” means a credit card or charge card which (i) is accepted for the purpose of purchasing goods and services at a particular business (and may also be accepted at establishments other than such business), (ii) is marketed for and focused on customers of the business; (iii) is issued by a third party in the United States; (iii) contains certain trademarks of the issuer and the business on the card.
[*]
“Party” means a party to this Agreement.
“Par Value” means the face value in United States dollars of the aggregate Account Indebtedness on Bank’s books with respect to the Portfolio (calculated in accordance with GAAP and exclusive of any Co-Branded Card Accounts that have been charged-off in accordance with Bank’s policies and procedures relating to charged-off accounts.
“Person” includes an individual, partnership, trust, trustee, executor, administrator, legal personal representative, government, governmental body or authority, corporation, body corporate, limited liability corporation, unlimited liability corporation or other incorporated or unincorporated entity.
“Personal Information” means information about an identifiable individual, including non-public personal information as defined in Applicable Privacy Laws.
“Physical Security” means physical security at any location housing systems maintained by a Party or its Affiliates, agents or subcontractors in connection with the Program and in the course of physical transportation of assets used by a Party in performing its obligations with respect to the Program and physical media including Co-Branded Card Account Data, Cardholder Data and Costco Shopper Data.
“Portfolio” has the meaning set forth in Section 13.03(a).
[*]
[*]
“Process,” or “Processing” means any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, such as viewing, hosting, generating, accessing, printing, backing up, collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, disposal or destruction.
“Program” has the meaning set forth in Section 2.01(a).
“Program Assets” means assets solely used in the Program, including the Co-Branded Card Accounts, the Co-Branded Card Documentation, Cardholder List, Cardholder Data, Solicitation Materials, and all Eligible Receivables.
“Program Credit Policy” means the contents of Schedule 3.02(c)-1 as revised by Bank from time to time, provided that no such revision shall reduce the volume of information or the level of detail set forth in Section 3.02(c)-1.
“Program Data” has the meaning set forth in Section 6.03(a).
“Program Economics Schedule” has the meaning set forth in Section 9.01.
“Program Effective Date” means the date set forth in Section 12.01(a).
“Program Executives” has the meaning set forth in Section 4.01(b)(ii).
“Program Improvements” has the meaning set forth in Section 4.07(a).
[*]
“Program Managers” has the meaning set forth in Section 4.01(b)(i).
“Program Payment” has the meaning set forth in Section 9.02(a).
“Program P&L Statement” means a profit and loss statement generated by Bank under the Program in the format, content and methodology mutually agreed upon by the Parties as set forth in Schedule 9.08.
“Program Privacy Policy” means the policy attached as Schedule 1.01(g), including any notices regarding the disclosure of non-public personal information required pursuant to the Gramm-Leach-Blilely Act, as it may be amended from time to time pursuant to the terms of this Agreement; [*].
“Program Purchase Date” has the meaning set forth in Section 13.04(d).
“Program Year” means each consecutive 12-month period after the Program Effective Date of this Agreement.
“Purchase Charges” means Charges for goods and services (inclusive of applicable sales tax) which do not include Charges for such things as cash advances, balance transfers, convenience checks, service fees and other Charges which are not for the purchase of goods and services.
[*]
“Purchase Right” has the meaning set forth in Section 13.03(a).

“Receiving Party” has the meaning set forth in 11.01(d).
“Refresh Card” has the meaning set forth in Section 4.09(a).
“Region” means the geographical operating units of Costco as designated by Costco from time to time.
“Renewal Term” has the meaning set forth in Section 12.01(b).
“Replacement Program” has the meaning set forth in Section 13.01(a).
[*]
“Rewards” has the meaning set forth in Section 4.06(b).
“Sales Tax” means any sales, use, transaction privilege, or similar Tax owing to any state, county, or municipal authority (including local taxing districts).
“Security Breach” means: (A) any circumstance pursuant to which Applicable Law or the Program Privacy Policy or Costco’s privacy policy requires notification of such breach to be given to affected parties or other activity in response to such circumstance; or (B) any actual compromises (or attempted compromises, to the extent that they are unsuccessfully deflected and result in the material impairment of a security control) that permit unauthorized Processing, use, disclosure or acquisition of or access to any Co-Branded Card Account Data, Cardholder Data or Costco Shopper Data developed, maintained, processed or transmitted by a Party or its Affiliates, agents or subcontractors in connection with the Program.
“Security Guidelines” has the meaning set forth in Section 6.01(c).
“Settlement Amount” has the meaning set forth in Section 14.02(b).
[*]
[*]
“SKU” means a stock-keeping unit, a unique identifier for each distinct product and service that can be purchased at a Costco Outlet or other Acceptance Location.
“SLAs” means the performance standards set forth in Schedule 7.03.
“Solicitation Materials” means works of authorship, documentation, materials, artwork, copy, brochures, Co-Branded Card Application, any other written or recorded materials and any advertisements in any format or media (including television, internet and radio), used to promote or identify the Program to Co-Branded Cardholders and potential Co-Branded Cardholders or Bank Cardholders, as applicable, including direct mail solicitation materials, electronic mail solicitation materials and coupons.
“Subcontractors” means Existing Subcontractors, Future Bank Subcontractors and Future Costco Subcontractors, where applicable.

“Systems Enhancements” has the meaning set forth in Section 7.01(d).
“Systems” means hardware, software, databases, computers, systems and networks which either Bank or Costco utilizes in support of the Program.
“Systems Security” means security control measures of computer, electronic or telecommunications systems of any variety (including data bases, hardware, software, storage, switching and interconnection devices and mechanisms), and networks of which such systems are a part or communicate with, used directly or indirectly by a Party or its Affiliates, agents or subcontractors in connection with the Program.
“Taxes” means any taxes, levies, duties, withholdings, imposts, levies, premiums, assessments, fees or dues of any kind or nature whatsoever imposed by any federal, state, local or other jurisdiction having power to tax, or any deduction, charge or withholding on account thereof, including sales, transfer, use, goods and services, value added excise and other federal, state, or local taxes, and any interest, fines, additions to tax and penalties payable thereon or in respect thereof, excluding a Party’s income taxes.
“Term” means the Initial Term or any Renewal Term, as applicable.
[*]
“Termination Event” has the meaning set forth in Section 12.04.
“Termination Period” means the Natural Termination Period, the Costco Termination Period, or the Bank Termination Period, as applicable, and the end of the Termination Period is the effective date of termination of this Agreement.
“Third Party Claim” means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Authority, against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.
“Transitioned Card Account” has the meaning set forth in Section 4.08(c).
[*]
[*]
“Unique Value Proposition” means a cash reward component (a cash rebate) based upon card spend at Costco Warehouses, or any successor spend-based rewards program that is associated with a Co-Branded Card. The comparative value of a cash-reward Unique Value Proposition is determined by reference to the percentage cash reward (rebate) being offered, where, for example, a 1.25% cash reward on card spend at Costco Warehouses is superior to a 1.00% cash reward on card spend at Costco Warehouses.
“United States” means each of the fifty states of the United States of America, all United States territories, and the District of Columbia.
[*].

“Welcome Kits” means the welcome fulfillment packages provided to new Co-Branded Cardholders, which shall include the Co-Branded Card, any terms, conditions and disclosure required by Applicable Laws, promotional messages and onserts designed to encourage activation (including activation incentives) and use of Co-Branded Cards both at Costco Outlets and at other Acceptance Locations.

Exhibit B
Riders and Reports
(attached)

RIDER 4

Visa Co-Brand Supplemental Quarterly Documentation

(Capitalized terms not defined herein have the meanings given them in the Agreement)
In the event of a conflict between this Rider and the Agreement, the Agreement will govern.

Program:        Costco Visa Co-Brand Card
Program Issuer:    Citibank, N.A.
Program Year:        From ________________________ to ________________________
Program Quarter:    From ________________________ to ________________________

Gross Program Volume* for the recently completed Program Quarter
Total Gross Program Volume* for the Program Year
Total Cumulative Visa Gross Program Volume from the Launch Date

*Exclude all chargebacks, credits and other reversals and cash transactions, which include: convenience checks, balance transfers, cash disbursements (including ATM and manual cash disbursements), and point-of-sale cash back transactions.
BIN #: _____________________________
Account Ranges: ______________ to __________________
I certify that on behalf of Program Issuer, that to the knowledge of Program Issuer, the information contained in this document is accurate and complete. Program Issuer understands that Visa may audit all applicable records and the records of our processor to verify the accuracy of these reports.
[Name of Program Issuer]
Signed: _____________________________________________________
Printed Name: _______________________________________________
Title: _______________________________________________________
    (Must be an officer of Program Issuer)
Date: _______________________________________________________

“Gross Program Volume” means the U.S. dollar amount of Visa-branded transactions for purchases of goods and services originating on Program Cards that are cleared and settled through [*], excluding Cash Transactions and In-Store Sales.

Visa Acceptance and Co-Brand Incentive Agreement
RIDER 5

Costco Visa Co-Brand Program Launch Date

(Capitalized terms not defined herein have the meanings given them in the Agreement)

1. Launch Date:

Program Launch Date for: Costco Visa Co-Brand Card

Month, Day and Year of Program Launch: __________________________, ____________

I certify that on behalf of Program Issuer that to the knowledge of Program Issuer, the information contained in this document is accurate and complete.
[Name of Program Issuer]

By:    _____________________________

Name:    _____________________________

Title:    _____________________________
    (Must be an officer of Program Issuer)

Date:    _____________________________

Visa Acceptance and Co-Brand Incentive Agreement
RIDER 7

Costco Co-Brand Card BIN Update

(Capitalized terms not defined herein have the meanings given them in the Agreement)

To be submitted to Visa within 15 days of the Program Issuer’s assignment of a new Co-Brand BIN or a change to an existing Co-Brand BIN (e.g., conversion to non-co-brand BIN, etc.).
This form is for informational purposes only and does not replace the signatory’s responsibilities for fulfilling Visa’s other obligations regarding BIN licensing, etc.
Change Request #1
BIN # (6 numeric digits): ____________
BIN Activity (please circle one)    add    change    delete        other
Explanation: __________________________________________________________________________________
__________________________________________________________________________________
Program Launch: _____________
Change Request #2
BIN # (6 numeric digits): ____________
BIN Activity (please circle one)     add     change     delete         other
Explanation: __________________________________________________________________________________
__________________________________________________________________________________
Program Launch: _____________
I certify that on behalf of Program Issuer that the information contained in this document is accurate and complete to the best of my knowledge.
[Name of Program Issuer]

By:    _____________________________
Name:    _____________________________
Title:    _____________________________
    (Must be an officer of Program Issuer)
Date:    _____________________________

Defined Terms used in the Riders
“Gross Program Volume” means the U.S. dollar amount of Visa-branded transactions for purchases of goods and services originating on Program Cards that are cleared and settled through Standard Visa Networks, excluding Cash Transactions and In-Store Sales.
“Cash Transactions” means convenience checks, balance transfers, cash disbursements, including ATM and manual cash disbursements, and point-of-sale cash back transactions.
“In-Store Sales” means the sale of goods and/or services through the use of a Program Card at any Merchant Location. “In-Store Sales” shall not include Cash Transactions occurring on Program Cards.
“Launch Date” means April 1, 2016.
“Merchant Location” means: (a) any physical retail location at which a sales transaction can occur and that has a unique address, city, state, and zip code in the Territory (including, for the sake of clarity, gas stations and car washes adjacent to Costco warehouse locations); (b) an electronic commerce platform, mail order channel, or telephone order channel aimed principally at residents in the Territory and through which a sales transaction can occur; and in the case of (a) or (b) that are owned and operated by Merchant using Merchant’s trademarks or owned and operated by an Affiliate of Merchant using Merchant’s trademarks
“Program Cards” mean any and all co-branded Credit Cards, issued pursuant to the Program, including Credit Cards issued to consumers and small to medium sized businesses, but excluding Commercial Credit Cards.
“Program Quarter” means the three-month period starting on the Launch Date each succeeding three-month period thereafter during the Term.
“Program Year” means the 12-month period starting on the Launch Date and each succeeding 12-month period thereafter during the Term.
[*].
“Territory” means the 50 United States, the District of Columbia and Puerto Rico.

Schedule 1.01(a)
[*]

Schedule 1.01(b)
Bank Marks

CITI, US Reg. No. 1181467
CITIBANK, US Reg. No. 691,815
CITI and Arc Design US Reg. No. 2424088
All use must be in accordance with Bank’s Trademark Usage Policy and the Bank Marks Style Guidelines attached hereto.

Bank Marks Style Guidelines

[*]

Schedule 1.01(c)
Costco Charge Transaction Data
1. Transaction Date
2. Description of the goods or services
3. Price including taxes
4. Customer name
5. Costco name
6. Costco Warehouse address
7. Costco customer service phone number
8. Other information required Network

Schedule 1.01(d)
Costco Marks
Costco may update this Schedule in accordance with Section 5.01(d).
Costco Word Marks

Costco Wholesale, Word mark unregistered

Costco, US Registration Nos. 3937730, 3937727, 3324704, 2895701, 3657105, 2850353, 2498170, 2459542, 2459541, 2463677, 2463676, 2461439, 2481924, 2459540, 2299961, 2306055, 2299958, 2299957, 2220450, 1954925, 1994826, 1954932, 1976242, 2029565

Costco Wholesale Cash Card, word mark unregistered

Kirkland Signature, US Registration Nos. 3952607, 2325788, 2111464, 3146864, 2724087, 4029875, 2251582, 2263801, 2309372, 2102368, 2729125, 2363308, 2787088, 2251581, 2265601, 2102369, 2304295, 2296255, 2111456, 2193866, , 2102370, 2264258, 2133426, 2780567, 3330638, 2105724, 2195925, 2532373, 3876918, 2296256, 2192373, 2239804, 2127878, 2560144, 2464040, 2192372, 2779825, 2133430, 2508127, 2309500, 2195960, 2779779, 2133429, 2251578, 2131406, 2866982, 2127876, 2925867, 3178169

Executive Member, US Registration No., 2413557, 2501213, 2484183, 2501212

Gold Star, US Registration Nos. 2596795, 3960218, 2850003, 2427089

Costco.com, US Registration No. 2440636

Costco Design Marks
US Registration No. 4334343,
2244972, 2261409, 2243349, 2241879, 2250148, 2250149, 2299960, 2302095

US Registration No. 3471209

US Registration Nos. 3952609, 2201547, 2547575, 4316489, 2268493, 2267825, 3435833, 3435834, 3435835, 3435836, 3386103, 2547573, 2196092, 3093327, 2196094, 3498209, 3498210, 2373426, 3435838, 3435839, 3453214, 2547574, 2196095, 4142255, 2559126, 2196091, 4142257, 2502333, 2196089, 2547572, 2196090, 3453215, 3453216, 3317882, 3331905, 3749582, 3865966

Costco Wholesale Cash Card US Registration No. 4334345

Schedule 1.01(f)
Fair Market Value
(i)Notwithstanding that the purchaser of the Portfolio may be Costco or its Affiliate, for the purpose of conducting the fair market valuation of the Portfolio provided for in this Schedule 1.01(f), it will be assumed that the Portfolio would be purchased by an independent third party that would enter into an agreement with Costco for the continuing operation of the Portfolio on terms that are no less favorable to such third-party purchaser than those set forth in this Agreement.
(ii)The Fair Market Value of the Portfolio determined pursuant to this Schedule 1.01(f) must be expressed as a percentage that can be applied to the Eligible Receivables with respect to the Portfolio as of the Program Purchase Date of the Portfolio.
(iii)Within ten (10) days after Bank’s delivery of the information set forth in section 13.04(a), the Parties shall enter into good faith negotiations for a period [*] to determine the Fair Market Value of the Portfolio.
(iv)If the Parties have not agreed on the Fair Market Value of the Portfolio within such [*] day period, each of Bank and Costco shall within five (5) days retain an independent appraiser of nationally recognized standing and experience in valuing credit card portfolios to determine the purchase price for the Portfolio.
(v)Each of Costco and Bank shall promptly instruct its respective independent appraiser to execute a separate confidentiality agreement with Bank in a form reasonably determined by Bank. Bank shall promptly provide identical information and instructions to both appraisers (which shall include the items set forth on this Schedule 1.01(f) and Schedule 13.02(c)) as is necessary to permit each of the appraisers to provide a valuation of the Portfolio as of a valuation date selected by the Parties for such purpose. The appraisals will be performed on the basis of the parameters and assumptions set forth on this Schedule 1.01(f) and the Parties shall instruct the appraisers to complete their respective appraisals within twenty (20) days after receiving the information from Bank. No Party shall have any ex-parte communications with any designated appraiser while the valuation processes is ongoing. The Fair Market Value of the Portfolio will be the average of the valuations received from the appraisers, unless the valuations made by the two (2) appraisers differ by more than an amount equal to [*] of the aggregate outstanding Eligible Receivables as of the appraisal date.
(vi)If the valuations made by the two appraisers differ by more than an amount equal to [*] of the aggregate outstanding Eligible Receivables, such appraisers will jointly select a third independent appraiser of nationally recognized standing and experience in valuing credit card portfolios. Costco and Bank shall jointly retain the third appraiser within five (5) days and cause such third appraiser to execute a separate confidentiality agreement with Bank and Costco in a form reasonably determined by Bank and Costco. The third appraiser will provide a valuation of the Portfolio as of the valuation date selected by the Parties (as described above) using the parameters, assumptions and instructions set forth on this Schedule 1.01(f) and the same information that was made available to the initial two appraisers, and the Parties shall instruct the third appraiser to complete such appraisal within twenty (20) days of the appraiser receiving the necessary information. No Party shall have any ex parte communications with such third appraiser while the valuation process is ongoing.
(vii)If (A) the valuations delivered by the initial two appraisers differ by an amount equal to or less than [*] of the aggregate outstanding Eligible Receivables as of the appraisal date, and (B) the valuation delivered by the third appraiser is [*] of the aggregate outstanding Eligible Receivables as of the appraisal date, the Fair Market Value of the Portfolio will be [*].
(viii)If (A) the valuations delivered by the initial two appraisers differ by an [*] of the aggregate outstanding Eligible Receivables as of the appraisal date and the third appraisal is not between the two valuations delivered by the initial two appraisers and differs from both valuations by an amount greater than [*] of the aggregate outstanding Eligible Receivables as of the appraisal date, the Fair Market Value of the Portfolio will be [*].
(ix)Costco shall bear the expenses of any appraiser nominated by Costco and Bank shall bear the expenses of any appraiser nominated by Bank. Costco and Bank shall share equally the expenses of any jointly-retained appraiser.
(x)The provision for the transfer of the Portfolio shall include, without limitation, provisions that will terminate any right, title or interest whatsoever held by Bank in or to the Portfolio, including any data or records related thereto that do not need to be retained pursuant to Applicable Law and will prohibit Bank from soliciting Co-Branded Cardholders for any credit card or other payment services product by using any information (including the Costco member list) obtained by Bank in connection with the operation of the Program pursuant to this Agreement.

Portfolio Appraisal Parameters and Assumptions

Parameter	Source/Assumption
[*]	[*]

[*]

Schedule 1.01(g)
Program Privacy Policy
A.Consumer

FACTS	WHAT DOES CITIBANK DO WITH YOUR PERSONAL INFORMATION?
Why?	Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.
What?
The types of personal information we collect and share depend on the product or service you have with us. This information can include:
Social Security number and income
Account balances and employment information
Credit history and transaction history

How?	All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons Citibank chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does Citibank share?	Can you limit this sharing?
For our everyday business purposes – such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes – to offer our products and services to you	Yes	No
For joint marketing with other financial companies	Yes	No
For our affiliates’ everyday business purposes – information about your transactions and experiences	Yes	No
For our affiliates’ everyday business purposes – information about your creditworthiness	Yes	Yes
For our affiliates to market to you	Yes	Yes
For our non-affiliates to market to you	Yes	Yes

To limit our sharing
Call 1-877-640-3983 – our menu will prompt you through your choice(s).
Please note:
If you are a new customer, we can begin sharing your information 30 days from the date we sent this notice. When you are no longer our customer, we continue to share your information as described in this notice.
However, you can contact us anytime to limit our sharing.

Questions?	Call 1-877-640-3983 or call the Customer Service number on the back of your credit card or on your billing statement.

Who we are
Who is providing this notice?	You are receiving this notice from Citibank, N.A., the bank that issues your credit card.

What we do
How does Citibank protect my personal information?	To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.
How does Citibank collect my personal information?
We collect your personal information, for example, when you
provide account information or give us your contact information provide employment information or apply for a loan
use your credit or debit card
We also collect your personal information from others, such as credit bureaus, affiliates, or other companies.

Why can’t I limit all sharing?
Federal law gives you the right to limit only
sharing for affiliates' everyday business purposes—information about your creditworthiness affiliates from using your information to market to you
sharing for nonaffiliates to market to you
State laws and individual companies may give you additional rights to limit sharing. See below for more on your rights under state law.

Definitions
Affiliates
Companies related by common ownership or control. They can be financial and nonfinancial companies.
Our affiliates include companies with a Citi name; financial companies such as Citigroup Global Markets Inc. and Banamex USA.

Nonaffiliates
Companies not related by common ownership or control. They can be financial and nonfinancial companies.
Nonaffiliates we share with can include companies engaged in direct marketing and the selling of consumer products and services.

Joint marketing
A formal agreement between nonaffiliated financial companies that together market financial products or services to you.
Our joint marketing partners include insurance companies and other financial companies.

Other Important Information

For Vermont Residents: We will not share information we collect about you with nonaffiliated third parties, except as permitted by Vermont law, such as to process your transactions or to maintain your account. In addition, we will not share information about your creditworthiness with our affiliates except with your authorization.
For California Residents: We will not share information we collect about you with nonaffiliated third parties, except as permitted by California law, such as to process your transactions or to maintain your account.

Important Information about Credit Reporting
We may report information about your account to credit bureaus. Late payments, missed payments or other defaults on your account may be reflected in your credit report.

© 2014 Citibank, N.A. Citi and Citi with Arc Design are registered service marks of Citigroup Inc.

B.Small Business

FACTS	WHAT DOES CITIBANK DO WITH YOUR PERSONAL INFORMATION?

Why?	Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

What?
The types of personal information we collect and share depend on the product or service you have with us. This information can include:
Social Security number and income
Account balances and employment information
Credit history and transaction history

How?	All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons Citibank chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does Citibank share?	Can you limit this sharing?
For our everyday business purposes – such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes – to offer our products and services to you	Yes	No
For joint marketing with other financial companies	Yes	No
For our affiliates’ everyday business purposes – information about your transactions and experiences	Yes	No
For our affiliates’ everyday business purposes – information about your creditworthiness	Yes	Yes
For our affiliates to market to you	Yes	Yes
For our nonaffiliates to market to you	Yes	Yes

To limit our sharing
Call 1-800-750-7453.
Please note:
If you are a new customer, we can begin sharing your information 30 days from the date we sent this notice. When you are no longer our customer, we continue to share your information as described in this notice.
However, you can contact us anytime to limit our sharing.

Questions?	Call 1-800-750-7453.

Who we are
Who is providing this notice?	You are receiving this notice from Citibank, N.A., the bank that issues your credit card.

How does Citibank protect my personal information?	To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.
How does Citibank collect my personal information?
We collect your personal information, for example, when you
provide account information or give us your contact information provide employment information or apply for a loan
use your credit or debit card
We also collect your personal information from others, such as credit bureaus, affiliates, or other companies.

Why can’t I limit all sharing?
Federal law gives you the right to limit only
sharing for affiliates’ everyday business purposes—information about your creditworthiness affiliates from using your information to market to you
sharing for nonaffiliates to market to you.
State laws and individual companies may give you additional rights to limit sharing. See below for more on your rights under state law.

Definitions
Affiliates
Companies related by common ownership or control. They can be financial and nonfinancial companies.
Our affiliates include companies with a Citi name; financial companies such as Citigroup Global Markets Inc. and Banamex USA.

Nonaffiliates
Companies not related by common ownership or control. They can be financial and nonfinancial companies.
Nonaffiliates we share with can include companies engaged in direct marketing and the selling of consumer products and services.

Joint marketing
A formal agreement between nonaffiliated financial companies that together market financial products or services to you.
Our joint marketing partners include insurance companies and other financial companies.

Other Important Information
For Vermont Residents: We will not share information we collect about you with nonaffiliated third parties, except as permitted by Vermont law, such as to process your transactions or to maintain your account. In addition, we will not share information about your creditworthiness with our affiliates except with your authorization.

Important Information about Credit Reporting
We may report information about your account to credit bureaus. Late payments, missed payments or other defaults on your account may be reflected in your credit report.

© 2014 Citibank, N.A. Citi and Citi with Arc Design are registered service marks of Citigroup Inc.

Schedule 2.06(a)
Competitors
[*]

Schedule 3.02(a)
[*]

Schedule 3.02(c)-1
Program Credit Policy

[*]

Schedule 3.02(c)-2
[*]

Schedule 3.02(e)
Credit Line Assignments

See Schedule 3.02(c)-1.

Schedule 4.04(d)
Costco Membership Program
The following are the terms of the Costco Membership Program as displayed to consumers as of the date hereof:
Gold Star Membership - $55 per year
Gold Star Membership at Costco Wholesale allows you to purchase products for personal use at any Costco throughout the world. One additional card is also provided for a member of your household at no additional charge. Your Gold Star Membership is valid for one year at any Costco Wholesale worldwide, and at costco.com. All memberships must be renewed annually.

A membership number will be emailed to you within 2 business days.
Note: Gold Star Membership fees are for U.S. residents only.
Business Membership - $55 per year
Business Membership at Costco Wholesale allows you to purchase products for business, personal and resale* use. Your membership fee includes an additional household card. Your Business Membership is valid for one year at any Costco Wholesale worldwide, and at Costco.com. All memberships must be renewed annually.

A membership number will be emailed to you within 2 business days.

Business identification (business license, resale certificate, or three pieces of business ID) is required when applying for a Business Membership. Please bring your new membership cards and present the appropriate documentation at the membership counter of any US warehouse location.

Business members also may add up to six additional cardholders (add-ons) as Business Members to their membership at $55.00 each per year, which includes one household card per add-on. To add these additional cards, visit the Membership counter at any Costco Location or call 1-800-774-2678.
Note: Business Membership fees are for U.S. residents only.

*A household card is available to any cardholders spouse, domestic partner or any immediate family member over the age of 18 and living at the same address.
Executive Gold Star Membership - $110 per year
Executive Gold Star Membership is available to anyone who wants the benefits of a Costco Gold Star Membership with the added value of an Executive Membership.

A membership number will be emailed to you within 2 business days.

The Executive Gold Star Membership includes a free household card*, and allows you to purchase products for your home and family. Your Executive Gold Star Membership is valid for one year at any Costco Wholesale location worldwide, and at Costco.com. All memberships must be renewed annually.

Executive Membership is our highest level of membership. Executive Members enjoy an annual 2% Reward (up to $750) on most Costco purchases. They also receive additional benefits and greater discounts on many Costco Services including Travel. Terms and conditions apply. See the membership counter for details.
*A household card is available to any cardholder's spouse, domestic partner or any immediate family member over the age of 18 and living at the same address.
Executive Business Membership - $110 per year
Executive Business Membership is available to owners or operators of businesses who want the benefits of a Costco Business Membership, with the added value of an Executive Membership.

A membership number will be emailed to you within 2 business days.

The Executive Business Membership includes a free household card*, and allows you to purchase products for business, personal and resale** use. Your Executive Business Membership is valid for one year at any Costco Wholesale location worldwide, and at costco.com. All memberships must be renewed annually.

Executive Membership is our highest level of membership. Executive Members enjoy an annual 2% Reward on most Costco purchases, as well as additional values on member services, such as lower prices on check printing, payroll services and identity protection; an account bonus for money market and online investing accounts; free roadside assistance for vehicles covered through the auto insurance program; and extra travel benefits.

For more information on Executive Membership, please visit the warehouse or call 1-800-220-6000.

Business identification (business license, resale certificate, or three pieces of business ID) is required when applying for an Executive Business Membership. Please bring your new membership cards and present appropriate documentation at the membership counter of any US warehouse location.

Executive Business Members also may add up to six additional cardholders (add-ons) as Business Members to their membership at $55.00 each per year, which includes one household card per add-on.* (Please note that 2% Rewards are calculated on purchases by the primary member and spouse but additional cardholders and their spouses are not eligible for Executive Membership benefits or the 2% Reward.) To add these additional cards, visit the membership counter at any Costco location, or call 1-800-774-2678.

*A household card is available to any cardholders spouse, domestic partner or any immediate family member over the age of 18 and living at the same address.

**Executive Business Members who wish to purchase for resale must provide the Costco warehouse membership counter with the appropriate resale information.

As a service to our Business Members who purchase tobacco products for resale, we provide certain information to the tobacco manufacturers representative to process retail incentives for our Business Members. The information we provide is the Business Member name, address, the brand name, and the amount of tobacco products purchased. Pursuant to California law, if you are a Business Member in California and you do not want us to disclose this information on your behalf, you can notify us at any U.S. location, by calling 800-774-2678 or by e-mailing us.
Member Privileges and Conditions
We look forward to serving you as a Costco member. Your membership and the privileges and conditions of membership are described below. If you have any questions, please ask our member services personnel at any Costco membership counter, call our toll-free number at 1-800-774-2678, or visit us on the Internet at Costco.com.
MEMBERSHIP
•Membership is available to all qualifying individuals 18 years of age and over.
•Costco reserves the right to refuse membership to any applicant and membership is revocable without cause.
•Membership is subject to any and all rules adopted by Costco including our privacy policies and practices, and they may be amended from time to time without notice.
MEMBERSHIP CARDS AND FEES
•Membership fee is for one twelve (12)-month period from the date of enrollment of the primary cardholder.
•Your card is valid at any Costco warehouse worldwide.
•You will be requested to show your card when entering Costco warehouses and when checking out at the register.
•Your membership card must have a card number and your photo to be valid. If your photo is not on your card, stop by the membership counter to have your photo taken and added to your card.
•If your card is ever lost or stolen, your picture prevents unauthorized use.
•Report lost or stolen cards to any Costco membership counter immediately, or call 1-800-774-2678.
•Memberships may be terminated at Costco's discretion. Cards remain the property of Costco and must be returned upon request.
•Cards are not transferable.
•A free Household Card is available to a primary or add-on cardholder's spouse, domestic partner, or immediate family member over the age of 18 and living at the same address. Household Cardholders will be asked to present proof that they live at the same address as either the primary or add-on cardholder.
•Limit one Executive Membership per household or business.
•You may bring up to two guests in the warehouse each time you shop, though only Costco members may purchase items.
RENEWING, ADDING OR DELETING CARDS
•The primary member must authorize renewal or cardholder changes, including additions or deletions, and is responsible for the membership.
•You will receive a renewal notice by mail each year. Renewal fees are due no later than the last day of the month your membership expires. You may remit your renewal fee by mail, online at

Costco.com or at any warehouse. Costco Credit Card holders may charge their membership fees automatically on their Costco Credit Cards; the card will be charged on the first day of your renewal month. Members who autobill their membership will not receive a renewal notice in the mail.
•Membership renewal must be completed for all cardholders on the membership when the renewal is processed.
•You will not receive new membership cards each year.
•Memberships renewed within 2 months after expiration of the current membership year will be extended for 12 months from the expiration date. Memberships renewed more than 2 months after such expiration will be extended for 12 months from the renewal date.
•Primary Business Members may add up to six additional cardholders (add-ons) to their membership. The add-on membership fee is $55, and includes one free Household Card for a married spouse, common-law spouse, same sex spouse or immediate family member over the age of 18 and living at the same address. To add cardholders to your Business Membership, visit the membership counter at any warehouse or call 1-800-774-2678.
RISK-FREE 100% SATISFACTION GUARANTEE
•On Membership: We will refund your membership fee in full at any time if you are dissatisfied.
•On Merchandise: We guarantee your satisfaction on every product we sell, and will refund your purchase price, with the following exceptions:
1.Electronics: Costco will accept returns within 90 days from the date of purchase for Televisions and Projectors, Computers, Touchscreen Tablets, Cameras, Camcorders, iPod/MP3 players and Cellular Phones.
2.Diamonds: 1.00ct or larger: Members returning a diamond over 1.00ct must also present all original paperwork (IGI and/or GIA certificates) at which time they will receive a Jewelry Credit Memo. Within 48 hours, our Costco Graduate Gemologist will inspect for authenticity.
3.Cigarettes and alcohol: Costco does not accept returns on cigarettes or alcohol where prohibited by law.
4.Special Order Kiosk and Home Installed Programs.
PRICES
•Each item is marked with an item number or a UPC Code. The price of the item, along with the description and identifying number, is posted above the item.
PAYMENT
•We welcome cash,* checks,* debit/ATM cards,** Costco Cash Cards, Costco Credit Cards**, EBT Cards, and American Express Cards.** Checks may require picture identification and approval by a supervisor or manager.
* Not accepted at Costco Gas Stations.
** Not accepted at Costco Food Courts.
•Costco does not accept manufacturers' discount coupons or other retail establishment discount coupons (other than those distributed by Costco).
•Personal checks must be written in the exact amount, issued on the member's checking account, pre-printed with the member's name, address and telephone number and presented by the member. Any exceptions must be pre-approved by the warehouse manager.
•The primary member is responsible for purchases made by any additional cardholders. In the event that either the primary member or additional cardholder has a check returned by the bank, the primary will make good the face amount of the check upon demand, plus a reasonable service charge and other expenses incurred.

•If any legal action is brought by or on behalf of Costco to collect payment on a check, the member writing the check will be liable for reasonable fees and costs of collection.
SALES AND USE TAXES, AND RESALE CERTIFICATES
•The member agrees to pay Costco any sales, excise, use or ad valorem tax that is imposed on the sale price of the items purchased. The member agrees that in the event they fail to pay Costco such tax, they will hold Costco harmless and indemnify Costco from any claim, loss, assessment or expense occasioned by such non-payment. In addition, Costco membership will be subject to immediate forfeiture.
•If any merchandise is being purchased for resale, the member shall have a valid resale license number on file with Costco and shall notify the cashier prior to recording the sale on the cash register. Such declaration, and the products purchased thereunder, shall be recorded on a "Certificate for Resale.” Sales tax will not be charged at the time of purchase only on those products the member states are specifically for resale; all other products subject to tax will be deemed taxable.
•In the event any product that was purchased for resale (tax free) is subsequently consumed or used in any manner which creates or imposes a sales or use tax, member agrees to report and pay to the proper taxing authority any tax due, including penalties and interest.
•Resale of liquor prohibited except where expressly allowed by state law.
GENERAL POLICIES
•Shirts and shoes are required.
•Members are welcome to bring their children and up to two guests into the warehouse, however, only Costco members may purchase items.
•Parents are responsible for their children and should not leave them unattended.
•Members are responsible for their guests and other family members.
•Costco reserves the right to inspect any container, backpack, briefcase, etc., upon entering or leaving the warehouse.
•To ensure that all members are correctly charged for the merchandise purchased, all receipts and merchandise will be inspected as you leave the warehouse.
•Liquor and tobacco sales cannot be made to minors.
•Costco policy prohibits firearms to be brought into the warehouse, except in the case of authorized law enforcement officers.
PRIVACY
•We respect your right to privacy. Our Privacy Statement outlines our policies and practices in detail. Please obtain a copy from our membership counter, or view/ read the privacy statement at Costco.com.

©2012 Costco Wholesale Corporation. All rights reserved.

Schedule 4.05(a)
Consumer Co-Branded Cardholder Account Terms

Co-Brand Credit Card Disclosures
Annual Percentage Rate (APR) for purchases*	0.0% introductory APR for 6 months from date of account opening. After that, your APR will be 15.24%. This APR will vary with the market based on the Prime Rate.
APR for Balance Transfers	15.24% on balance transfers completed within 2 months from date of account opening. This APR will vary with the market based on the Prime Rate.
APR for Cash Advances	25.24% This APR will vary with the market based on the Prime Rate.
Penalty APR and When it Applies
27.24%. This APR will vary with the market based on the Prime Rate.
This APR may be applied to your account if you:
(1) Make a late payment or
(2) Make a payment that is returned.
How Long Will the Penalty APR Apply? [If your APRs are increased for either of these reasons, the Penalty APR may apply indefinitely.]*

Paying Interest	Your due date is at least [23][25]* days after the close of each billing cycle. We will not charge you any interest on purchases if you pay your entire balance by the due date each month. We will begin charging interest on cash advances and balance transfers on the transaction date.
For Credit Card Tips from the Consumer Financial Protection Bureau	To learn more about factors to consider when applying for or using a credit card, visit the website of the Consumer Financial Protection Bureau at http://www.consumerfinance.gov/learnmore.
Annual Fee	No annual fee for this credit card with your paid Costco Membership
Transaction Fees • Balance Transfer • Cash Advance • Foreign Purchase Transaction	Either $5 or 3% of the amount of each transfer, whichever is greater. Either $5 or 3% of the amount of each cash advance, whichever is greater. [2.7][3]*% of each purchase transaction in US dollars.
Penalty Fees • Late Payment • Returned Payment	Up to $38 Up to $38

How We Will Calculate Your Balance: We use a method called “daily balance (including new purchases).” For further details, please see Additional Disclosures or Card Agreement that will be provided to you before you can begin using your new card.

Loss of Introductory APR: We may end your introductory APR and apply the Penalty APR if you make a late payment.

*Will be determined by the Parties following due diligence.

Schedule 4.05(a)(ii)
Small Business Co-Branded Card Terms

Co-Brand Credit Card Disclosures
Annual Percentage Rate (APR) for purchases*	0.0% introductory APR for 6 months from date of account opening. After that, your APR will be 15.24% (Prime Rate + 11.99%). This APR will vary with the market based on the Prime Rate.
APR for Cash Advances	21.24% (Prime Rate + 17.99%) This APR will vary with the market based on the Prime Rate.
Penalty APR and When it Applies
[[27.24][29.99]% (Prime Rate + [23.99%])]*. This APR will vary with the market based on the Prime Rate.
This APR may be applied to your account if:
(1) You make a late payment or
(2) You make a payment that is returned.
How Long Will the Penalty APR Apply? [If your APRs are increased for either of these reasons, the Penalty APR may apply indefinitely.]*

Paying Interest	Your due date is at least [23][25]* days after the close of each billing period. We will not charge you interest on purchases if you pay your entire balance by the due date each month. We will begin charging interest on cash advances on the transaction date.
Annual Fee	No annual fee for this credit card with your paid Costco Membership
Transaction Fees • Cash Advance • Foreign Purchase Transaction	Either $5 or 3% of the amount of each cash advance, whichever is greater. [2.7][3]*% of each purchase transaction in US dollars.
Penalty Fees • Late Payment • Overlimit • Returned Payment	Up to $38 None $38

How We Will Calculate Your Balance: We use a method called “daily balance (including new purchases).”

Loss of Introductory APR: We may end your introductory APR and apply the Penalty APR if you make a late payment. Your introductory APR will also end if the Penalty APR applies to your Account.
*Will be determined by the Parties following due diligence.

Schedule 4.06(a)

Loyalty Program and Rewards

Consumer Card Loyalty Program (Cash Rebate portion only)

Co-Branded Cardholders will earn an annual reward based on the eligible purchases on their Co-Branded Card from Costco and Citi during an annual reward period. An annual reward period is 12 billing periods, starting with the one that begins in February. Eligible purchases are purchases for goods and services minus returns and other credits. Eligible purchases do NOT include fees or interest charges, balance transfers, cash advances, purchases of traveler's checks, purchases or reloading of prepaid cards, or purchases of any cash equivalents. Additional terms and restrictions apply. Co-Branded Cardholders will earn an annual reward of: 3% on the first $4,000 of purchases each annual reward period (1% thereafter) of gasoline at Costco and at gas stations located in the U.S. (excluding superstores, supermarkets, convenience stores, and warehouse clubs other than Costco); 2% at restaurants located in the U.S.; 2% for eligible travel purchases (eligible travel purchases are: airfare for a scheduled flight on a passenger carrier, hotel stays (excluding timeshares, banquets and events), car rentals from select major car rental companies listed at https://www.cardbenefits.citi.com/, and other purchases from Costco Travel, cruise lines, travel agencies and tour operators); and 1% on all other eligible purchases, including at Costco.

Merchants are assigned codes based on what they primarily sell. A purchase will not earn a higher percentage reward if the merchant's code is not eligible. Purchases made through a third-party payment account or on an online marketplace (with multiple retailers) will not earn a higher percentage reward. A purchase may not earn a higher percentage reward if the merchant submits the purchase using a mobile or wireless card reader or if the Co-Branded Cardholder uses a mobile or digital wallet.

Reward is distributed and valid at any U.S. Costco warehouse, including Puerto Rico, for merchandise or cash. Requests for cash may be fulfilled in the form of a check at the Costco warehouse's discretion. Coupon must be redeemed in person prior to its expiration date of August 31st in the year in which it is issued. Additional terms and conditions apply. See Co-Branded Cardholder Agreement for full terms and conditions.

Small Business Loyalty Program (Cash Rebate portion only)

Co-Branded Cardholders will earn an annual reward based on eligible purchases on their small business Co-Branded Cards from Costco during an annual reward period. An annual reward period is 12 billing periods, starting with the one that begins in February. Eligible purchases are purchases for goods and services minus returns and other credits. Eligible purchases do NOT include fees or interest charges, balance transfers, cash advances, purchases of traveler's checks, purchases or reloading of prepaid cards, or purchases of any cash equivalents. Additional terms and restrictions apply. Co-Branded Cardholders will earn an annual reward of: 4% on the first $7,000 of purchases each annual reward period (1% thereafter) of gasoline at Costco and at gas stations located in the U.S. (excluding superstores, supermarkets, convenience stores, and warehouse clubs other than Costco); 2% at restaurants located in the U.S.; 2% for eligible travel purchases (eligible travel purchases are: airfare for a scheduled flight on a passenger carrier, hotel stays (excluding timeshares, banquets and events), car rentals from select major car rental companies listed at https://www.cardbenefits.citi.com/, and other purchases from Costco Travel, cruise lines, travel agencies and tour operators); and 1% on all other eligible purchases, including at Costco.

Merchants are assigned codes based on what they primarily sell. A purchase will not earn a higher percentage reward if the merchant's code is not eligible. Purchases made through a third-party payment account or on an online marketplace (with multiple retailers) will not earn a higher percentage reward. A purchase may not earn a higher percentage reward if the merchant submits the purchase using a mobile or wireless card reader or if the Co-Branded Cardholder uses a mobile or digital wallet.

Reward is distributed and valid at any U.S. Costco warehouse, including Puerto Rico, for merchandise or cash. Requests for cash may be fulfilled in the form of a check at the Costco warehouse's discretion. Coupon must be redeemed in person on or prior to its expiration date of August 31st in the year in which it is issued. Additional terms and conditions apply. See Co-Branded Cardholder Agreement for full terms and conditions.

Schedule 4.06(a)-1

Additional Co-Branded Cardholder Benefits

Car Rental	No country exclusions. No vehicle exclusions.
Price Protection	Citi Price Rewind searches for a lower price. If found within 60 days, Citi refunds the difference. Up to $300 per item, $1,200 per year.
Damage & Theft Purchase Protection	Up to 120 days post purchase. Up to $1,000 per claim, $50,000 per year.
Travel Accident	Up to $250,000
Trip Cancellation	From date of deposit/purchase through trip conclusion, up to $1,500.
Extended Warranty	Extended up to one year additional on warranties of 5 years or less.
Travel & Emergency Assistance	Emergency travel arrangements, cash transfers, medical referrals, etc.
Roadside Assistance	Dispatch service for roadside support.

Schedule 5.01(d)
Use of Costco Marks and Bank Marks
1.    Costco License.
Subject to the terms set forth in Section 9 below, Costco hereby grants to Bank and Bank’s Affiliates a royalty-free, nontransferable, non-sublicenseable (except as set forth in Section 3 of this Schedule), non-exclusive license to use the Costco Marks [*]. Bank shall obtain Costco’s prior written approval of each use by Bank of any Costco Mark in accordance with Section 4 below. Bank may not use any Costco Mark as part of a top level domain name without a written agreement signed by the parties.
2.    Bank License.
Subject to the terms set forth in Section 9 below, Bank hereby grants to Costco a royalty-free, limited, non-exclusive, nontransferable, non-sublicenseable (except as set forth in Section 3 of this Schedule), license [*]. Costco shall obtain Bank’s prior written approval with respect to each use by Costco of any Bank Mark in accordance with Section 4 below. Costco may not use any Bank Mark as part of a top level domain name without a written agreement signed by the parties.
3.    Delegates.
To the extent a Party delegates any of its rights or obligations hereunder to any vendor, third-party service provider or agent (“Delegate”) to perform its obligations under this Agreement and such Delegate would require rights to use the other Party’s Marks, [*].
4.    Approval Process.
Any approval or rejection of such materials must be communicated electronically or in such other form as the Program Managers for the Parties establish. The Party from which approval has been requested will respond to the approval request within 7 Business Days after such Party’s receipt of the approval request and, if any materials are not approved shall provide specific reasons for such non-approval. Failure of a Party from which an approval has been requested to grant such approval in writing within such period of 7 Business Days will be deemed to constitute a disapproval. Any materials resubmitted after non-approval will be similarly reviewed under this Section 4. Subject to Section 7 below, once approval is received, with respect to the use or placement of Marks in a specific material, no further review or approval will be required for its continued use.
5.    Guidelines.
Without limiting either Party’s pre-approval rights above, each Party, in connection with its use of the other Party’s Marks (each Party in such capacity as user of the other’s Marks, “Licensee”), shall comply with any written rules provided to the other Party governing the manner of usage of one or more Marks that such licensing Party has provided in writing to the Licensee, including those set forth in Schedules 1.01(b), 1.01(d), or 5.04(a), provide that a Party will not be in breach of this Section if it obtains written consent of the other Party for usage not in accordance with the foregoing schedules. Licensee shall not use the other Party’s Marks for any purpose not specifically authorized under this Agreement without the express prior written consent of such other Party.

6.    Acknowledgments; Goodwill.
Licensee shall ensure that each use by Licensee of any Mark of the other Party does not injure or diminish the goodwill associated with such Mark. The goodwill associated with each Party’s Marks will inure solely to the benefit of the Party owning such Marks. The Parties acknowledge that (a) each Party shall retain exclusive ownership of its Marks, all rights therein, and the goodwill associated therewith and (b) each Party shall neither contest nor take any other action that shall adversely affect the other Party’s exclusive ownership of its Marks or the goodwill associated therewith. Nothing herein shall give the Parties any proprietary interest in or to the other Party’s Marks. Nothing shall preclude either Party from using descriptive or generic terms contained within the Marks.
7.    Changes.
Costco will have the right to add, replace, or modify the Costco Marks on Schedule 1.01(d) on written notice to Bank, and Bank will have the right to add, replace, or modify the Bank Marks on Schedule 1.01(b) on written notice to Costco, in each case subject to the approval of the other Party (such approval not to be unreasonably withheld, delayed or conditioned). Each Party will have the right to amend its usage guidelines on written notice to the other Party, in each case subject to the approval of the other Party (such approval not to be unreasonably withheld, delayed or conditioned). The Party from which approval is requested pursuant to this section shall respond to the approval request in writing within five Business Days after receipt of the request. If Costco amends Schedule 1.01(d) or 5.04(a), or Bank amends Schedule 1.01(b), Licensee shall at its own expense conform its use of the other Party’s Marks hereunder to such amended Schedule (a) immediately with respect to materials not yet produced and (b) with respect to materials previously produced, at the earliest date on which such materials normally would be re-printed, re-fabricated, updated, modified or altered in the ordinary course of business. If the Party that amends a Schedule pursuant to this section requests that conforming modifications be made to material previously produced by or for Licensee before the date described in clause (b), and making such modifications would result in additional out-of-pocket cost to Licensee, Licensee shall notify the other Party in writing of such anticipated costs and shall not be required to implement the modifications unless the other Party agrees to reimburse Licensee for such costs.
8.    Remedies.
Each Party, in its capacity as a Licensee, acknowledges that any use of a Mark of the other Party in a manner that exceeds the scope of the license granted herein or that otherwise constitutes a breach of this Schedule 5.01(d) may cause the licensing Party irreparable harm for which the licensing Party has no adequate remedies at law, and that the licensing Party will be entitled to seek immediate injunctive and other equitable relief with respect to any such breach.
9.    Term and Termination.
The licenses set forth in this Schedule 5.01(d) shall commence as of the date hereof and terminate as follows: (a) if Costco does not exercise the Purchase Right under Section 13.03, (i) all license rights of Costco to use the Bank Marks granted shall terminate and Costco shall immediately discontinue all use of Bank’s Marks; and (ii) Bank may exercise the license rights to use the Costco Marks for the time period and as set forth in Section 13.06(c); (b) if Costco exercises the Purchase Right, then the licenses from each Party to the other shall survive until such time as the Designate Purchaser has re-issued credit card products and marketing materials relating to the Portfolio but no longer [*]; or (c) [*] termination of the Agreement for breach or any other reason not set forth in Sections 9(a) or (b) above. Upon termination of the licenses granted hereunder, all rights in a Party’s Marks granted thereunder shall revert to the licensing Party and each Party shall discontinue immediately all use of the other Party’s Marks. Notwithstanding anything in this Agreement to the contrary, each Party shall have the right at all times after the termination of the licenses granted in this Schedule 5.01(d) to use the other Party’s Marks on any archival or legal documents. Neither Party will have an obligation to retrieve documents bearing the other Party’s Marks from a third party other than Delegates, if the Licensee cannot reasonably control or retrieve the documents from such third party. Notwithstanding anything to the contrary, Bank and its Delegates may not use the Costco Marks for any external purposes prior to the Program Effective Date.

Schedule 5.04(a)
Costco Trademark Usage Policy
[*]

Exhibit 1 to Schedule 5.04(a)

Costco Wholesale Logo Standards

(attached)

Costco Wholesale Logo Standards

To request a logo, contact Costco Wholesale Logo Request via email at **LogoRequest@Costco.com**

Usage of the Costco Wholesale logo must be approved in its final layout prior to production. All use of the Costco Wholesale logo and/or the Costco Wholesale brand is subject to the control of Costco Wholesale Corporation.

COLOR — The Logo colors are Red PMS 186 ("Costco") and Blue PMS 286 ("Wholesale"). Four-color process equivalents are acceptable.

PMS: 186C | 186CP
CMYK: 2C • 100M • 85Y • 6K
RGB: 200R • 16G • 46B
HTML: C8102E

PMS: 286C | 286CP
CMYK: 100C • 75M • 0Y • 0K
RGB: 0R • 51G • 160B
HTML: 0033A0

CLEAR ZONE • Minimum margin of space around the Logo — A "Clear Zone" equivalent to the height of the three blue bars must be left around the Logo.

MINIMUM SIZE — The Logo must be a minimum of 1.25" in width.

Height of three blue bars – include the white outline if visible.

COLOR BACKGROUND — When placing a logo on any background that isn't white, use the version of the Logo that has a white outline around it, available from LogoRequest@Costco.com.

SINGLE COLOR — When only one color is available for printing, the logo must be black. Never reverse the Logo out of black or any other color. The black Logo is available from LogoRequest@Costco.com. If the background is black, use the version of the black Logo that has a white outline around it, available from LogoRequest@Costco.com.

INCORRECT USES OF THE LOGO

Do NOT recreate

Do NOT change the words

Do NOT crop

Do NOT skew or tilt

Do not squish

Do not stretch

Do NOT rotate

Do NOT screen

Do NOT use the logo in place of the words "Costco Wholesale" in a sentence. The Logo is a graphic; it is not a phrase.

Do NOT make graphic elements out of parts of the Logo

Costco Wholesale Corporate Graphic Standards Manual • UPDATED 4/2013

Schedule 6.01(c)
[*]

Schedule 7.01(a)
Data Security
With respect to each type of report or file transmission under the Agreement, the Parties will use the following transmission method:

[*]

Schedule 7.02
Operations Centers
•Florence, KY
•Jacksonville, FL
•Sioux Falls, SD
•Tucson, AZ
•Boise, ID
[*]

Schedule 7.03
Service Level Agreements (SLAs)
[*]

Schedule 7.05(a)
Monthly Reports
Note: no report will include any Personal Information
[*]

Schedule 9.01

Program Economics

(1)External Royalty Payment. Subject to Sections 9.01(b) and (c), Bank will pay to Costco an amount (the “External Royalty Payment”) equal to Net Purchase Charges at Acceptance Locations other than Costco Locations (“Outside Spend”) multiplied by (i) in the first Program Year, [*] basis points, and (ii) for each subsequent Program Year, the basis points indicated in the table below (the “External Royalty Percentage”).

[*]	Basis Points
[*]	[*]

(2)New Account Bounty. Bank will pay to Costco $[*] for each new Co-Branded Card Account generated from an Applicant originating from a Costco Location.

(3)Costco Staff Funding. Bank will pay to Costco [*] Program Year to compensate Costco staff in accordance with the first sentence of Section 9.01(a).
(4)Rewards Funding. Bank will accrue and fund an amount equal to (i) Net Purchase Charges (other than Accelerator Spending) multiplied by [*]%, plus (ii) Net Purchase Charges attributable to Accelerator Spending multiplied by [*]% multiplied by the applicable multiplier for such category (i.e., 2, 3 or 4). “Accelerator Spending” means purchases for which a multiplier applies with respect to Co-Branded Cardholders earning a rewards coupon or the equivalent (i.e., 3x or 4x on gas, 2x on dining and travel) as described in the Loyalty Program set forth in Schedule 4.06(a). [*]. Except with respect to costs incurred by Costco to provide benefits associated with Executive Membership, Bank will pay to Costco as a Loyalty Program Expense [*] of all such redeemed Rewards coupons or other form or method of reward redemptions as soon as practicable after receipt of a report in respect thereof by Bank, and in no event more than [*] after receipt thereof by Bank; provided that Bank shall have no obligation to make a payment to Costco with respect to Rewards paid by way of a statement credit. If Bank disputes an amount set forth in the report regarding such redeemed Rewards in good faith, Bank may hold-back such disputed amount until such dispute is resolved pursuant to Section 16.02. All other payments shall be made pursuant to the terms set forth on the Program Economics Schedule.

(5)[*].

(6)Marketing Fund. Bank will allocate an amount equal to Net Purchase Charges multiplied by [*]% ([*] basis points) to be used to reimburse approved expenses incurred by the Parties in the implementation of the Marketing Plan.

(7)Launch Fund. Bank will allocate $[*] to be used to reimburse eligible expenses incurred by Costco in connection with the launch of the Program.

(8)Promotional Rate Offer. Bank will offer an introductory promotional purchase rate for Co-Branded Cardholders of [*] percent ([*]%) interest for six months.

(9)Timing of Payments. Bank will pay to Costco the amounts in paragraphs (1) and (2) of this Schedule 9.01 within fifteen (15) Business Days following the end of the month to which such payments relate. Bank will pay to Costco the amount in paragraph (5) of this Schedule 9.01 within thirty (30) Business Days following provision by Costco of the Costco Membership list information enabling the calculation contemplated in paragraph (5).

(10)Base Discount Rate. Bank shall ensure that the Base Discount Rate shall be [*]%; accordingly, [*].

Schedule 9.07(a)(v)-1
[*]

Schedule 9.07(a)(vii)

[*]

Schedule 9.08
Monthly P&L

[*]

Schedule 13.02(a)
Information Regarding the Program Assets
Bank shall provide Costco with customary data by product (e.g. consumer cobrand credit card, small business cobrand credit card etc.) [*]:

[*]

Schedule 13.02(c)
Appraisal Information
[*]

Schedule 13.03(b)
[*]

FIRST AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This First Amendment (“Amendment”) is between Citibank, N.A. (“Bank”) and Costco Wholesale Corporation (“Costco”), is effective as of November 6, 2015, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the “Agreement”).

Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:
1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.[*]. The following is added after the first sentence of Section 2.09: [*]
3.[*]. The first sentence of Section 13.03(c) is deleted and replaced with the following:
[*]
4.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
5.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
6.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
Duly authorized representatives of the Parties have executed this Amendment.

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COSTCO WHOLESALE CORPORATION By: /s/ Paul Latham Name: Paul Latham Title: SVP - Membership, Marketing, Services	CITIBANK, N.A. By: /s/ Douglas C. Morrison Name: Douglas C. Morrison Title: Vice President

2

SECOND AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This Second Amendment (“Amendment”) is between Citibank, N.A. (“Bank”) and Costco Wholesale Corporation (“Costco”), is effective as of December 31, 2015, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the “Agreement”).

Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:
1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.Loyalty Program Funding. The Agreement is amended as follows:
a.Section 4.06(a): Section4.06(a) is deleted in its entirety and replaced with the following:
Unless otherwise provided for in this Agreement (e.g., Schedule 9.01, paragraph 4), during the Term, all elements of the Program set forth on Schedule 4.06(a) shall remain in effect and shall continue to be offered [*] by Bank in connection with the cash based rewards program offered to Co-Branded Card Accounts (such elements, collectively, the “Loyalty Program”). [*]. The Co-Branded Cards will also have the standard Network benefits applicable to Credit Cards of the same card tier, as set forth on Schedule 4.06(a)-1, as such benefits may change from time to time.
b.Section 4.06(b): The following is added after the words “except with respect to the Executive Membership program” in the next-to-last sentence: “and except as set forth in Schedule 9.01, paragraph 4”.
c.Section 4.06(c):
i.The following is added after the phrase “As more particularly set out in Section 9.07(a)(iv),” in the first sentence: “[*]”.
ii.The following is added after the words “except with respect to the costs incurred by Costco to provide benefits associated with Executive Membership” in the third sentence: “and as set forth in Schedule 9.01, paragraph 4”.
d.Section 9.07(a)(iv): The following is added at the beginning: “[*]”.
e.Schedule 4.06(a):
i.In the last sentence of the first paragraph, “3%” is replaced with “[*]%”, “$4,000” with “$[*]” and “2%” both places it appears with “[*]%”; “[*]” is inserted immediately preceding “and 1%”; and “[*]” is deleted. A new sentence is added at the end as follows: “[*]”
1

ii.In the last sentence of the fourth paragraph “2%” is replaced both places it appears with “[*]%”; “[*]” is inserted immediately preceding “and 1%”; and “[*]” is deleted. A new sentence is added at the end as follows: “[*]”
iii. “August 31st” is changed to “December 31st in both instances.
f.Schedule 9.01, paragraph 4 is deleted and replaced with the following:
“(4) Rewards Funding.
(a)Bank will accrue an amount equal to (i) Net Purchase Charges (other than Accelerator Spending) multiplied by [*]%, plus (ii) Net Purchase Charges attributable to Accelerator Spending multiplied by [*]% multiplied by the applicable multiplier for such category (i.e., 2, 3 or 4), less (iii) breakage. “Accelerator Spending” means purchases for which a multiplier applies with respect to Co-Branded Cardholders earning a rewards coupon or the equivalent as described in the Loyalty Program set forth in Schedule 4.06(a).

(b)Bank will first fund Rewards based on Net Purchase Charges at Costco Locations pursuant to the then current Loyalty Program and will then fund Rewards based on Outside Spend, but (notwithstanding anything in Section 4.06(a)) [*] Except with respect to costs incurred by Costco to provide benefits associated with Executive Membership, Bank will pay to Costco as a Loyalty Program Expense [*] of all such redeemed Rewards coupons or other form or method of reward redemptions as soon as practicable after receipt of a report in respect thereof by Bank, and in no event more than [*] after receipt thereof by Bank; provided that Bank shall have no obligation to make a payment to Costco with respect to Rewards paid by way of a statement credit. If Bank disputes an amount set forth in the report regarding such redeemed Rewards in good faith, Bank may hold-back such disputed amount until such dispute is resolved pursuant to Section 16.02. All other payments shall be made pursuant to the terms set forth on the Program Economics Schedule.

(c)Any Costco funding for amounts [*] is a Loyalty Program Payment and will be considered revenue to the contractual P&L as described in Schedule 9.08 “Costco Investments”. [*]

(d)Within [*] after the end of each Costco fiscal period, Bank will calculate and report to Costco the projected net costs of the Loyalty Program and [*] for the applicable period and calendar year to date. Within 15 days of the mailing of the annual rewards coupons, Costco will make a payment for [*]. At the end of each calendar year, a true up payment will be made [*].

g.Schedule 9.08: the schedule is deleted and replaced with new Schedule 9.08 attached hereto as Attachment 4.
2

3.Inside Spend Percentage; External Royalty Payment.
a.Section 9.01(b) is deleted and replaced with the following:
At any time after the Program Effective Date, if the amount of Net Purchase Charges at Costco Locations exceeds [*] percent ([*]%) of the total Net Purchase Charges (“Inside Spend Percentage”) and the Bank Profits Percentage drops below [*]% on a Program Year basis, calculated monthly on a rolling three-month basis, then Bank will send a notice to Costco, and upon receipt of such notice the Parties will confer in good faith for a period of [*] days with regard to possible changes to the Program to [*] the adverse effects of such developments on Bank. If the Parties cannot timely reach agreement on an alternate solution, the External Royalty Percentage applicable on the date Bank sent the notice in the preceding sentence (after taking into consideration any adjustments made pursuant to Schedule 9.01, Paragraph 1(a)) will be reduced by [*] basis points (beginning in the calendar month in which Bank sends the notice referenced above) until the Bank Profits Percentage equals or exceeds [*]% or Inside Spend Percentage is below [*]% on a rolling three-month basis. If the External Royalty Percentage is reduced at any time in accordance with this Section 9.01(b), then the excess of (i) the External Royalty Payment that would have been payable to Costco had such adjustment to the External Royalty Percentage not been made, minus (ii) the External Royalty Payment actually paid to Costco and reflecting such adjustment will constitute a "Royalty Recovery Amount." Costco shall be eligible for payment from Bank of such Royalty Recovery Amount in accordance with Section 9.03.
b.Schedule 9.01, paragraph 1:
i.Paragraph 1 is deleted and replaced with the following:
“(1) External Royalty Payment. Subject to Sections 9.01(b) and (c), Bank will pay to Costco an amount (the “External Royalty Payment”) equal to Net Purchase Charges at Acceptance Locations other than Costco Locations (“Outside Spend”) multiplied by [*] basis points; as such [*] basis point amount is adjusted in accordance with the following (the “External Royalty Percentage”).
(a)    Outside Spend Percentage Calculation. At the end of each Program Year, Bank will calculate the Outside Spend Percentage for the Program Year.
“Outside Spend Percentage” means the Outside Spend for a Program Year divided by Net Purchase Charges for that Program Year.
In any Program Year in which (i) purchases at Costco Locations (excluding gas, restaurants or travel purchases at Costco Locations) constitute Accelerator Spending and (ii) Bank Profits Percentage is [*]%, for each [*] that the Outside Spend Percentage is [*]%, the number of
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basis points indicated in column 2 of the table below will be subtracted from [*]% to determine the adjusted External Royalty Percentage, [*].

(1) Program Year ending during Program Year	(2) Basis Points	[*]
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]
5	[*]	[*]
6	[*]	[*]
7	[*]	[*]
8	[*]	[*]
9	[*]	[*]
10 and thereafter	[*]	[*]

(b)    Payment for Program Years. Bank will make the External Royalty Payment for the first Program Year using an External Royalty Percentage of [*] basis points. Bank will make the External Royalty Payment for each other Program Year using the adjusted External Royalty Percentage calculated at the end of the prior Program Year pursuant to subsection (a) of this paragraph (1).
(c)    Annual External Royalty Payment Adjustment. With respect to adjustments to the External Royalty Percentage made pursuant to this paragraph (1) of Schedule 9.01:

(i)If the External Royalty Payment made during an Program Year is less than the External Royalty Payment would have been if the External Royalty Percentage as adjusted pursuant to subsection (a) of this paragraph 1 at the end of such Program Year had been multiplied by Outside Spend for such Program Year, Bank will pay the difference to Costco along with its first monthly External Royalty Payment for following Program Year.

(ii)If the External Royalty Payment made during an Program Year is more than the External Royalty Payment would have been if the External Royalty Percentage as adjusted pursuant to subsection (a) of this paragraph 1 at the end of such Program Year had been multiplied by Outside Spend for such Program Year, Bank will reduce its first monthly External Royalty Payment of following Program Year by the difference (and if the difference is greater than the External Royalty Payment for such month, Bank will reduce the next monthly External Royalty Payment accordingly).

4.Customer Service.
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a.Sections 7.02(b), 7.02(c), and 7.02(d): The following is added at the end of the first sentence of Section 7.02(b), the second sentence of Section 7.02(c), and the first and second sentences of Section 7.02(d), respectively: “, other than as set forth on Schedule 7.02”.
b.Section 7.04(b): The first word of the first sentence is deleted and replaced with the following: “Other than as set forth on Schedule 7.02, customer”.
c.Schedule 7.02: The following is added at the end:
“Notwithstanding any provision in the Agreement to the contrary, the Parties agree that the following Subcontractors (and their successors) of Bank may perform the following customer service functions at the following locations (which may be Operations Center locations):

Subcontractor	Function	Location
[*]	[*]	[*]
[*]	[*]	[*]

5.Initial Cardholder Terms.
a.Section 4.05(b): The following is added after the word “PIN” in the first sentence: “or signature”.
b.Schedule 4.05(a)(i): the schedule is deleted and replaced with new Schedule 4.05(a)(i) attached hereto as Attachment 2.
c.Schedule 4.05(a)(ii): the schedule is deleted and replaced with new Schedule 4.05(a)(ii) attached hereto as Attachment 3.
6.Direct Connect. In Section 8.03 the following is added after the words “Within nine (9) months of Costco’s written request,”: “[*]”.
7.Termination Events.
a.In Section 12.04(d) “[*]” is deleted and replaced with “[*]”
b.In Section 12.05(e) subpart (i) is deleted and replaced with: “(i) Bank and American Express do not enter into the Amex Purchase Agreement on or prior to [*] for any reason”
8.Addition of Costco Anywhere Mark. Schedule 1.01(d) is deleted and replaced with new Schedule 1.01(d) attached hereto as Attachment 1.
9.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
5

10.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
11.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
[Signature page follows]

6

Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION By: /s/ Paul Latham Name: Paul Latham Title: SVP - Membership, Marketing, Services	CITIBANK, N.A. By: /s/ Donna VanBockern Name: Donna VanBockern Title: Senior Vice President

7

Attachment 1 to First Amendment
Schedule 1.01(d)
Costco Marks
Costco may update this Schedule in accordance with Section 5.01(d).
Costco Word Marks

Costco Anywhere, Word mark unregistered

Costco Wholesale, Word mark unregistered

Costco, US Registration Nos. 3937730, 3937727, 3324704, 2895701, 3657105, 2850353, 2498170, 2459542, 2459541, 2463677, 2463676, 2461439, 2481924, 2459540, 2299961, 2306055, 2299958, 2299957, 2220450, 1954925, 1994826, 1954932, 1976242, 2029565

Costco Wholesale Cash Card, word mark unregistered

Kirkland Signature, US Registration Nos. 3952607, 2325788, 2111464, 3146864, 2724087, 4029875, 2251582, 2263801, 2309372, 2102368, 2729125, 2363308, 2787088, 2251581, 2265601, 2102369, 2304295, 2296255, 2111456, 2193866, , 2102370, 2264258, 2133426, 2780567, 3330638, 2105724, 2195925, 2532373, 3876918, 2296256, 2192373, 2239804, 2127878, 2560144, 2464040, 2192372, 2779825, 2133430, 2508127, 2309500, 2195960, 2779779, 2133429, 2251578, 2131406, 2866982, 2127876, 2925867, 3178169

Executive Member, US Registration No., 2413557, 2501213, 2484183, 2501212

Gold Star, US Registration Nos. 2596795, 3960218, 2850003, 2427089

Costco.com, US Registration No. 2440636
8

Costco Design Marks
US Registration No. 4334343,
2244972, 2261409, 2243349, 2241879, 2250148, 2250149, 2299960, 2302095

US Registration No. 3471209

US Registration Nos. 3952609, 2201547, 2547575, 4316489, 2268493, 2267825, 3435833, 3435834, 3435835, 3435836, 3386103, 2547573, 2196092, 3093327, 2196094, 3498209, 3498210, 2373426, 3435838, 3435839, 3453214, 2547574, 2196095, 4142255, 2559126, 2196091, 4142257, 2502333, 2196089, 2547572, 2196090, 3453215, 3453216, 3317882, 3331905, 3749582, 3865966

Costco Wholesale Cash Card US Registration No. 4334345
9

10

Attachment 2 to First Amendment
Schedule 4.05(a)
Consumer Co-Branded Cardholder Account Terms

Co-Brand Credit Card Disclosures
Annual Percentage Rate (APR) for Purchases	0% introductory APR for 6 months from date of account opening. After that, your APR will be 15.24%. This APR will vary with the market based on the Prime Rate.
APR for Balance Transfers	15.24% for transfers completed within 2 months from date of account opening. This APR will vary with the market based on the Prime Rate.
APR for Cash Advances	25.24% This APR will vary with the market based on the Prime Rate.
Penalty APR and When it Applies
Up to 29.99%, based on your creditworthiness. This APR will vary with the market based on the Prime Rate.
This APR may be applied to your account if you:
(1) Make a late payment or
(2) Make a payment that is returned.
How Long Will the Penalty APR Apply? If your APRs are increased for either of these reasons, the Penalty APR may apply indefinitely.

How to Avoid Paying Interest on Purchases	Your due date is at least 23 days after the close of each billing cycle. We will not charge you any interest on purchases if you pay your entire balance by the due date each month.
For Credit Card Tips from the Consumer Financial Protection Bureau	To learn more about factors to consider when applying for or using a credit card, visit the website of the Consumer Financial Protection Bureau at ww.consumerfinance.gov/learnmore.
Minimum Interest Charge	If you are charged interest, the charge will be no less than 50 cents.
Annual Fee	No annual fee for this credit card with your paid Costco membership
11

Transaction Fees ●Balance Transfer ●Cash Advance ●Foreign Purchase Transaction	Either $5 or 3% of the amount of each transfer, whichever is greater. Either $10 or 5% of the amount of each cash advance, whichever is greater. 3% of each purchase transaction in US dollars.
Co-Brand Credit Card Disclosures
Penalty Fees • Late Payment • Returned Payment	Up to $37. Up to $37.

How We Will Calculate Your Balance: We use a method called “daily balance.”
Loss of Introductory APR: We may end your introductory APR and apply the Penalty APR if you make a late payment.

12

Attachment 3 to First Amendment
Schedule 4.05(a)(ii)
Small Business Co-Branded Card Terms

Co-Brand Credit Card Disclosures
Annual Percentage Rate (APR) for Purchases	0% introductory APR for 6 months from date of account opening. After that, your APR will be 15.24%. This APR will vary with the market based on the Prime Rate.
APR for Cash Advances	21.99% This APR will vary with the market based on the Prime Rate.
Penalty APR and When it Applies
Up to 29.99%, based on your creditworthiness. This APR will vary with the market based on the Prime Rate.
This APR may be applied to your account if you:
(1) Make a late payment or
(2) Make a payment that is returned.
How Long Will the Penalty APR Apply? If your APRs are increased for either of these reasons, the Penalty APR may apply indefinitely.

How to Avoid Paying Interest on Purchases	Your due date is at least 23 days after the close of each billing cycle. We will not charge you any interest on purchases if you pay your entire balance by the due date each month.
Minimum Interest Charge	If you are charged interest, the charge will be no less than 50 cents.
Annual Fee	No annual fee for this credit card with your paid Costco membership
Transaction Fees • Cash Advance • Foreign Purchase Transaction	Either $10 or 5% of the amount of each cash advance, whichever is greater. 3% of each purchase transaction in US dollars.
Penalty Fees • Late Payment • Returned Payment	Up to $37. Up to $37.

How We Will Calculate Your Balance: We use a method called “daily balance.”
13

Loss of Introductory APR: We may end your introductory APR and apply the Penalty APR if you make a late payment.
14

Attachment 4 to First Amendment
Schedule 9.08
Monthly P&L

	[*]	[*]
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16

THIRD AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT
This Third Amendment (“Amendment”) is between Citibank, N.A. (“Bank”) and Costco Wholesale Corporation (“Costco”), is effective as of June 13, 2016, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the “Agreement”).
Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:
1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.Section 12.01(a). The Program Effective Date shall be June 20, 2016. Any quarterly reporting obligations set forth in the Agreement will commence on the Program Effective Date and be included in reporting for the calendar quarter ending on September 30, 2016.
3.Schedule 3.02(c)-1 Amendments.
[*]
4.Schedule 9.01 Amendments. Paragraph 5 of Schedule 9.01 is deleted and replaced with the following:
“(5) [*]
5.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
6.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
7.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
[Signature page follows]

1

Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION By: /s/ Paul Latham______________________ Name: Paul Latham_____________________ Title: SVP - Membership, Marketing, Services_	CITIBANK, N.A. By: /s/ Valerie Greer_____________________ Name: Valerie Greer_____________________ Title: Managing Director, Co-Brand Partnerships
2

FOURTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT
This Fourth Amendment (“Amendment”) is between Citibank, N.A. (“Bank”) and Costco Wholesale Corporation (“Costco”), is effective as of January 1, 2018, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the “Agreement”).
Pursuant to Section 16.10 and 4.05(a) of the Agreement, the Bank and Costco agree as follows:
1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.Amendments to Co-Branded Cardholder Account Terms.
a.No Introductory Rate. Effective January 25, 2018, the Co-Branded Cardholder Account Terms will no longer include an introductory rate of 0% for 7 months from date of account opening on purchases. Accordingly, as of January 25, 2018, the first row of the chart in Schedule 4.05(a)(Consumer Co-Branded Cardholder Account Terms) and first row of the chart in Schedule 4.05(a)(ii)(Small Business Co-Branded Card Terms) are each deleted and replaced with the following:

Annual Percentage Rate (APR) for purchases	Your APR will be 16.24%. This APR will vary with the market based on the Prime Rate.

b.No Foreign Exchange Fee and Incremental Rewards Costs. Effective January 25, 2018, the Co-Branded Cardholder Account Terms will no longer include a fee for foreign purchases of 3% of the US dollar amount of each purchase.
i.Accordingly, as of January 25, 2018, the references in the penultimate row of the chart in Schedule 4.05(a)(Consumer Co-Branded Cardholder Account Terms) and the penultimate row of the chart in Schedule 4.05(a)(ii)(Small Business Co-Branded Card Terms) to “3% of each purchase transaction in US dollars” are deleted and replaced with the following: “No fee”.
ii.A new Paragraph (11) is added to Schedule 9.01 as follows:
“(11)    Bank will reimburse Costco for the annual net incremental Rewards costs (“Foreign Sales Rewards Reimbursement”) Costco incurs due to the removal of the foreign exchange fee from the Co-Branded Cardholder Account Terms on January 25, 2018, up to a maximum amount of [*] per year. The applicable annual reimbursement amount will be calculated as set forth on Exhibit 1 to this Schedule 9.01, using the agreed-upon baseline numbers as set forth therein. Bank will make the resulting reimbursement payment annually on or about the date that the true up payment referenced in Paragraph (4)(d) above is made. Calculation for partial calendar year 2026 will be performed following the Expiration of the Agreement unless the Agreement is renewed.”

iii.Exhibit 1 to Schedule 9.01 is attached to this Amendment as Attachment 1.
3.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
4.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
5.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION By: /s/ Paul Latham Name: Paul Latham Title: SVP - Membership, Marketing, Services	CITIBANK, N.A. By: /s/ Val Greer Name: Val Greer Title: MD, Citi Cards

Attachment 1 to Amendment 4
Exhibit 1
Foreign Sales Rewards Reimbursement Calculation
The Foreign Sales Rewards Reimbursement will be calculated as [*]:
•[*]
•[*]
•[*]

If the Foreign Sales Rewards Reimbursement calculation results in a negative number, [*]. The Foreign Sales Rewards Reimbursement payment from Citi to Costco is capped at [*].

Definitions
•[*]
•[*]
•[*]
•[*]
•[*]
•[*]
•[*]
•[*]
•[*]
•[*]
•[*]

Note: Letters in { } correspond to the sample calculation provided by Citi attached to this Exhibit 1.

Exhibit 1: Foreign Exchange Related Rewards Cost Reimbursement Calculation
[*]

FIFTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT
This Fifth Amendment (“Amendment”) is between Citibank, N.A. (“Bank”) and Costco Wholesale Corporation (“Costco”), is effective as of December 1, 2018, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the “Agreement”).
Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:
1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.Amendments to Schedule 9.01.
a.Paragraph 2 of Schedule 9.01 is deleted and replaced with the following:
“(2) New Account Bounty. Bank will pay to Costco [*] for each new Co-Branded Card Account generated from an Applicant originating from a Costco Location [*].”
b.Paragraph 3 of Schedule 9.01 is deleted and replaced with the following:
“(3) Costco Staff Funding. Bank will pay to Costco [*] to compensate Costco staff in accordance with the first sentence of Section 9.01(a).”
c.A new Paragraph 12 is added to Schedule 9.01 as follows:
“(12) [*]”
d.The following is added to the end of Paragraph 9 of Schedule 9.01:
“Bank will pay to Costco the amounts in paragraphs (3) and (12) within fifteen Business Days after the end of each month.”
3.Amendment to Section 5.06.
a.A new subsection to Section 5.06 shall be added as follows:
“(e) Notwithstanding anything to the contrary in this Article 5, the Parties agree to [*]. In furtherance of this goal, [*].”
4.Dispute Resolution. Any dispute between the Parties arising out of or relating to this Amendment shall be resolved as provided in Section 16.02 of the Agreement.
5.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.

6.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
7.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION By: /s/ Paul Latham Name: Paul Latham Title: SVP	CITIBANK, N.A. By: /s/ Valerie Greer Name: Valerie Greer Title: MD

SIXTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This Sixth Amendment (“Amendment”) is between Citibank, N.A. (“Bank”) and Costco Wholesale Corporation (“Costco”), is effective as of January 1, 2020, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the “Agreement”). This Amendment supersedes all prior amendments to Paragraph 5 of Schedule 9.01.

Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:

1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.Schedule 9.01 Amendments. Paragraph 5 of Schedule 9.01 is deleted and replaced with the following:
“(5) [*].
Beginning in calendar year [*] and continuing through calendar year [*], Bank shall pay to Costco an amount equal to [*]. In [*], Bank shall pay to Costco an amount equal to [*]. [*].”

And paragraph 9 of Schedule 9.01 is deleted and replaced with the following:

“(9) Timing of Payments. Bank will pay to Costco the amounts in paragraphs (1) and (2) of this Schedule 9.01 within fifteen (15) Business Days following the end of the month to which such payments relate. Bank will pay to Costco the amounts in paragraph (5) of this Schedule 9.01 in equal quarterly payments within fifteen (15) Business Days following the end of each calendar quarter.”

3.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
4.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
5.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.

Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION By: /s/ Paul Latham_____________________ Name: Paul Latham_____________________ Title: SVP ____________________________	CITIBANK, N.A. By: /s/ Valerie Greer_____________________ Name: Valerie Greer_____________________ Title: MD______________________________

SEVENTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This Seventh Amendment (“Amendment”) is between Citibank, N.A. (“Bank”) and Costco Wholesale Corporation (“Costco”), is effective as of January 4th, 2021, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the “Agreement”).
Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:
1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.Amendments.
a. Section 4.06 (c). The following is added after the words “with respect to Rewards paid by way of a statement credit” in the next to last sentence: “or electronic transfer.”
b. Section 4(b) of Schedule 9.01 (Program Economics). The following is added after the words “with respect to Rewards paid by way of a statement credit” in the second sentence: “or electronic transfer. Additionally, Bank shall have no obligation to fund a duplicate electronic transfer where bank establishes the original electronic transfer was made to the account provided by the Co-branded Cardholder in the event of a claim by a Co-Branded Cardholder that Rewards were not distributed and such obligation shall be that of Costco if a duplicate electronic transfer is requested by Costco.”
3.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
4.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
5.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
[Signature page follows]

1

Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION By: /s/ Paul Latham Name: Paul Latham Title: SVP	CITIBANK, N.A. By: /s/ John LaCoste Name: John LaCoste Title: MD

EIGHTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This Eighth Amendment ("Amendment") is between Citibank, N.A. ("Bank") and Costco Wholesale Corporation ("Costco"), is effective as of December 1, 2021, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the "Agreement").

Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:

1. Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.

2. Amendments.

a. Section 5.06 (e) shall be struck in its entirety and replaced with the following:

(e) Notwithstanding anything to the contrary in this Article 5, the Parties agree to integrate the Co-Branded Cards into Costco's digital Membership interface available via Costco's United States mobile device application. In furtherance of this goal, Costco will, for Co-Branded Cardholders, exclusively integrate the Co-Branded Cards as the payment option with the Costco membership within the Costco mobile device application initially for use at front-end points of sale inside warehouses and upon notice to Bank and as Costco may determine and implement for use in Costco Outlets for gasoline purchases or any other points of sale so long as requisite functionality testing, including but not limited to friendly user testing (FUT) has been completed. In consideration for the exclusivity described in the previous sentence, Bank agrees Bank, not Costco, will be financially responsible for fraud losses related to the use of Co-Branded Cards via the Costco mobile device application and that fraud losses associated with payment for purchases made through the Costco digital application shall be included as a Loss Expenses as defined in Section 9.07 (iii). For the avoidance of doubt, exclusivity as set forth in this paragraph shall mean that the Co-Branded Cards shall be the only payment method that can be provisioned to the Costco mobile device application. If Costco chooses to end the integration of Co-Branded Cards or chooses to end exclusivity the protection on fraud protection in this paragraph shall also end.

3. Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.

4. No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.

5. Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.

[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION CITIBANK, N.A.

By:	/s/ Nak-He Evans	By:	/s/ Matthew Brem
Name:	Nak-He Evans	Name:	Matthew Brem
Title:	AVP, Credit Cards	Title:	VP, Citibank NA

NINTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This Ninth Amendment ("Amendment") is between Citibank, N.A. ("Bank") and Costco Wholesale Corporation ("Costco"), is effective as of August 13, 2022, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the "Agreement").

Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:

1. Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2. Amendments.
a. Schedule 4.06(a). Schedule 4.06(a) is deleted in its entirety and replaced with the attached Schedule 4.06(a).
b. Schedule 7.05(a). The bullet for “Purchases and transactions at Costco (gas only)” is amended to read, “Purchases and transactions at Costco (gas and electric vehicle charging only)”. The bullet under “Purchases transactions outside Costco by type” is amended to add a bullet that says, “Electric vehicle charging”.
3. Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
4. No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
5. Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.

[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

	COSTCO WHOLESALE CORPORATION		CITIBANK, N.A.

By:	/s/ Sandy Torrey	By:	/s/ Matthew Brem
Name:	Sandy Torrey	Name:	Matthew Brem
Title:	SVP, Corporate Marketing	Title:	Vice President, Citibank N.A.

Schedule 4.06(a)
Loyalty Program and Rewards

Consumer Card Loyalty Program (Cash Rebate portion only)
Co-Branded Cardholders will earn an annual reward based on the eligible purchases on their Co-Branded Card from Costco and Citi during an annual reward period. An annual reward period is 12 billing periods, starting with the one that begins in February. Eligible purchases are purchases for goods and services minus returns and other credits. Eligible purchases do NOT include fees or interest charges, balance transfers, cash advances, purchases of traveler’s checks, purchases or reloading of prepaid cards, or purchases of any cash equivalents. Additional terms and restrictions apply. Co-Branded Cardholders will earn an annual reward of: 4% on the first $7,000 of purchases each annual reward period (1% thereafter) of gasoline and electric vehicle charging transactions at Costco, gas stations and electric vehicle charging locations in the U.S. (excluding superstores, supermarkets, convenience stores, and warehouse clubs other than Costco); 3% at restaurants located in the U.S.; 3% for eligible travel purchases (eligible travel purchases are: airfare for a scheduled flight on a passenger carrier, hotel stays (excluding timeshares, banquets and events), car rentals from select major car rental companies listed at https://www.cardbenefits.citi.com/, and other purchases from Costco Travel, cruise lines, travel agencies and tour operators); 2% on eligible purchases at Costco Locations (unless a higher reward applies, such as at Costco gas, Costco electric vehicle charging, or Costco travel); and 1% on all other eligible purchases. Bank is obligated to fund the annual rewards up to the Loyalty Funding Cap.
Merchants are assigned codes based on what they primarily sell. A purchase will not earn a higher percentage reward if the merchant’s code is not eligible. Purchases made through a third-party payment account or on an online marketplace (with multiple retailers) will not earn a higher percentage reward. A purchase may not earn a higher percentage reward if the merchant submits the purchase using a mobile or wireless card reader or if the Co-Branded Cardholder uses a mobile or digital wallet.
Reward is distributed and valid at any U.S. Costco warehouse, including Puerto Rico, for merchandise or cash. Requests for cash may be fulfilled in the form of a check at the Costco warehouse’s discretion. Coupon must be redeemed in person prior to its expiration date of December 31st in the year in which it is issued. Additional terms and conditions apply. See Co-Branded Cardholder Agreement for full terms and conditions.
Small Business Loyalty Program (Cash Rebate portion only)
Co-Branded Cardholders will earn an annual reward based on eligible purchases on their small business Co-Branded Cards from Costco during an annual reward period. An annual reward period is 12 billing periods, starting with the one that begins in February. Eligible purchases are purchases for goods and services minus returns and other credits. Eligible purchases do NOT include fees or interest charges, balances transfers, cash advances, purchases of traveler’s checks, purchases or reloading of prepaid cards, or purchases of any cash equivalents. Additional terms and restrictions apply. Co-Branded Cardholders will earn an annual reward of: 4% on the first $7,000 of purchases each annual reward period (1% thereafter) of gasoline and electric vehicle charging transactions at Costco, gas stations and electric vehicle charging locations in the U.S. (excluding superstores, supermarkets, convenience stores, and warehouse clubs other than Costco); 3% at restaurants located in the U.S.; 3% for eligible travel purchases (eligible travel purchases are: airfare for a scheduled flight on a passenger carrier, hotel stays (excluding timeshares, banquets and events), car rentals from select major car rental companies listed at https://www.cardbenefits.citi.com/, and other purchases from Costco Travel, cruise lines, travel agencies and tour operators); 2% on eligible purchases at Costco Locations (unless a higher reward applies, such as at Costco gas, Costco electric vehicle charging, or Costco travel); and 1% on all other eligible purchases. Bank is obligated to fund the annual rewards up to the Loyalty Funding Cap.
Merchants are assigned codes based on what they primarily sell. A purchase will not earn a higher percentage reward if the merchant’s code is not eligible. Purchases made through a third-party payment account or on an online marketplace (with multiple retailers) will not earn a higher percentage reward. A purchase may not earn a higher percentage reward if the merchant submits the purchase using a mobile or wireless card reader or if the Co-Branded Cardholder uses a mobile or digital wallet.
Reward is distributed and valid at any U.S. Costco warehouse, including Puerto Rico, for merchandise or cash. Requests for cash may be fulfilled in the form of a check at the Costco warehouse’s discretion. Coupon must be redeemed in person on or prior to its expiration date of December 31st in the year in which it is issued. Additional terms and conditions apply. See Co-Branded Cardholder Agreement for full terms and conditions.

TENTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This Tenth Amendment ("Amendment") is between Citibank, N.A. ("Bank") and Costco Wholesale Corporation ("Costco"), is effective as of November 11, 2022, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the "Agreement").
Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:
1. Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2. Amendments.
a. Section 4.06(a)-1. Schedule 4.06(a)-1 is deleted in its entirety and replaced with the attached Schedule 4.06-1.
3. Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
4. No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
5. Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

	COSTCO WHOLESALE CORPORATION		CITIBANK, N.A.

By:	/s/ Sandy Torrey	By:	/s/ Jennifer Longino
Name:	Sandy Torrey	Name:	Jennifer Longino
Title:	SVP, Corporate Marketing	Title:	Vice President

Schedule 4.06(a)-1
Additional Co-Branded Cardholder Benefits

Car Rental	No country exclusions. No vehicle exclusions
Damage & Theft Purchase Protection	Up to 120 days post purchase. Up to $1,000 per claim, $50,000 per year.
Travel Accident	Up to $250,000
Travel & Emergency Assistance	Emergency travel arrangements, cash transfers, medical referrals, etc.
Roadside Assistance	Dispatch service for roadside support.

ELEVENTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This Eleventh Amendment ("Amendment") is between Citibank, N.A. ("Bank") and Costco Wholesale Corporation ("Costco"), is effective as of February 6, 2023, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the "Agreement").
Pursuant to Section 16.10 of the Agreement, Bank and Costco agree as follows:
1. Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2. Amendments.
a. Section 9.05 Manner and Timing of Payments. Section 9.05(c) is amended by replacing “LIBOR” with “SOFR plus twenty-one and four tenths basis points (0.214%)”.
b. Section 14.02 Payment of Fees Upon Termination. Section 14.02(a) is amended by replacing “LIBOR” with “SOFR plus twenty-one and four tenths basis points (0.214%)”.
c. Exhibit A Definitional Supplement. Exhibit A is amended by deleting LIBOR and the corresponding definition in their entirety and adding the following in their place:
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator (Federal Reserve Bank of New York or successor). For purposes of this Agreement, the 3 month average SOFR rate will be used, as published by Bloomberg under ticker “USOSFRC BGN Curncy”, on the applicable due date.
d. Schedule 7.05(a). The bullet for “Money cost (split by actual 1-Month LIBOR and spread)” is amended to read, “Money cost (split by actual SOFR and spread)”.
e. Schedule 9.07(a)(v)-1. Schedule 9.07(a)(v)-2 is deleted in its entirety and replaced with the attached Schedule 9.07(a)(v)-1.
3. Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
4. No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
5. Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.

[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

	COSTCO WHOLESALE CORPORATION		CITIBANK, N.A.

By:	/s/ Sandy Torrey	By:	/s/ Jennifer Longino
Name:	Sandy Torrey	Name:	Jennifer Longino
Title:	SVP, Corporate Marketing	Title:	Vice President

Schedule 9.07(a)(v)-1
Money Cost Calculation
The funding rates for each balance category of asset will be calculated as follows:
-Variable Revolving Balances:
◦1 month SOFR + Spread -19.5 basis points, or
◦1 month SOFR, whichever is higher
-Promotional Balances:
◦10% of balance at 6 month SOFR Caterpillar + Spread
◦10% of balance at 1 year SOFR Caterpillar + Spread
◦80% of balance at 5 year SOFR Caterpillar + Spread
-Transactor/Intro Rate Balances:
◦5% of balance at 1 month SOFR + Spread
◦95% of balance at 5 year SOFR Caterpillar + Spread
The Bloomberg tickers for the SOFR rates are as follows:
-    1-month SOFR: USOSFRA BGN Curncy
-    6-month SOFR: USOSFRF BGN Curncy
-    1-year SOFR: USOSFR1 BGN Curncy
-    5-year SOFR: USOSFR5 BGN Curncy
All SOFR rates will be sourced from Bloomberg on the last Business Day of the month. Funding costs will be applied to balances based on the Actual/365 day count convention; i.e. Monthly funding cost = Balance * Rate * Actual/365.
The “Spread” means the month’s average spread, weighted 80% as the AAA 7-year Credit Card Asset Backed Security spread, and 20% as the BBB 7-year Credit Card Asset Backed Security spread, in each case, using an average (excluding the high and the low) from major third party secuirty dealers (e.g., BAC, MUFG, BARC, RBC, BNP, WFC). The weighted-average spread will be capped at one hundred and forty-five (145) basis points.
The “Caterpillar” will comprise a strip of equally-weighted funding tickets of the targeted tenor. For example, a 5-year SOFR Caterpillar will have sixty (60) tickets, which are the previous sixty (60) months’ actual 5-year SOFR rates. The 5-year SOFR Caterpillar rate will be the simple average of those sixty (60) tickets. Each month, the oldest funding ticket will drop out of the Caterpillar, and will be replaced with a new ticket at the current rate. For example, the 5-year SOFR Caterpillar would have the 5-year SOFR rate from sixty (60) months ago drop out, and that would be replaced with the current 5-year SOFR rate.

TWELFTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT
This Twelfth Amendment (“Amendment”) is between Citibank, N.A. (“Bank”) and Costco Wholesale Corporation (“Costco”), is effective as of August 18, 2023, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the “Agreement”).
Pursuant to Section 16.10 of the Agreement, Bank and Costco agree as follows:
1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.Amendments.
a.Section 4.03 Bank’s Program Team.    Section 4.03(b)(vii) is deleted in its entirety and replaced with the following:
“(vii) as more particularly described in Article 7 (and as necessary to fulfill Bank’s obligations thereunder) and subject to Section 9.07(d), a sufficient number of full- time equivalent Operations Center Employees who are dedicated exclusively to the Program to ensure that, other than in circumstances beyond Bank’s control from time to time (e.g., a third-party security breach), at least [*] of all incoming calls from Co- Branded Cardholders and Applicants are fielded by [*].”
b.Section 4.06 Loyalty Program. Section 4.06(b) is deleted in its entirety and replaced with the following:
“(b) As provided in Schedule 4.06(a), as of the date hereof, Costco Members are eligible to receive rewards pursuant to the Loyalty Program (“Rewards”). Subject to Applicable Law, the Rewards will be issued by the Bank in the form of one annual Costco Rewards coupon. If Bank is required by Applicable Law to issue Rewards in a different manner, Costco will cooperate with Bank in the implementation of the required changes at no cost to Costco. Notwithstanding the foregoing, for deceased Co-Branded Card Accounts and small business Co-Branded Card Account closures, Bank may issue Rewards in the form of a check or statement credit, which shall be captured as a redemption. From time to time, and subject to Applicable Laws, Costco may require a change to the method of funding Rewards to a gift card, statement credit, check, electronic credit or other electronic transfer, other FTD, or otherwise and shall provide Bank with at least [*] notice prior to the effectiveness of such change. Bank shall cooperate to implement the new Rewards payment method in such a way that it is compatible with the Costco point of sale equipment and consistent with Costco’s protocols and security requirements and that otherwise achieves Systems interoperability between Bank’s Systems and Costco’s Systems, and Bank shall otherwise cooperate with Costco in implementing such change, subject to Applicable Laws. Regardless of the method or form of the Rewards, Bank (and not Costco) shall be considered the issuer of such Rewards pursuant to the Loyalty Program, and, except with respect to the Executive Membership program and except as set forth in Schedule 9.01(4) with respect to duplicate electronic transfers requested by Costco where Bank establishes the original electronic transfer was made to the account provided by the Co-branded Cardholder, Bank shall be solely liable to Costco Members with respect to such Rewards. Other than its duty to redeem the Rewards in accordance with the Loyalty Program terms and conditions, Costco shall not have any obligation to Costco Members regarding such Rewards.”
c.Section 4.08 Dual Functionality of Co-Branded Cards.    Section 4.08(c) is deleted in its entirety.
d.Section 4.11 Citi® Flex Pay. A new Section 4.11 is added to the Agreement as follows:
“4.11 Citi Flex Pay. Bank and Costco agree to provide Costco Co-Branded Cardholders (excluding Co-Branded Cardholders with corporate guarantee small business cards) (“Eligible Co-Branded Cardholders”) with the option to finance eligible purchases made on their Co-Branded Card using the Citi Flex Pay feature, as such feature is described in the Co-Branded Cardholder Agreement, and which may be updated from time to time (“Citi Flex Pay Offers”). Eligibility will be consistent with how Bank determines cardholders and transactions are eligible across other portfolios (e.g., Eligible Co-Branded Cardholders must be in good standing and under their credit limit and have appropriate terms in their Co-Branded Cardholder Agreement). After the initial [*] in market, either Party may seek to discontinue offering Citi Flex Pay Offers or modify the Citi Flex Pay Offers if they reasonably determine that the program is having a material negative impact on the Program’s profitability or Co-Branded Cardholder satisfaction. The Parties will work in good faith to remediate any Co- Branded Cardholder satisfaction concerns. The initial pricing, terms and conditions of all Citi Flex Pay Offers shall be the pricing, terms and conditions set forth on Schedule 4.11, which may be amended from time to time upon mutual agreement.”
e.Schedule 4.11 Citi Flex Pay Offers. The attached Schedule 4.11 is added to the Agreement.
f.Section 5.02 Annual Card Marketing Plan.
(i)Section 5.02(e). Section 5.02(e) of the Agreement is deleted in its entirety and replaced with the following:
“(e) Any Marketing Plan may be modified or supplemented by the Parties from time to time upon mutual agreement, provided such modifications or supplements, as the case may be, are approved by Costco upon the recommendation of the Program Managers. No later than thirty (30) days after the end of the first, second,

and third calendar quarters of each Program Year, Bank shall provide an update of expected Net Purchase Charges for the Program Year. If expected Net Purchase Charges will fall above or below the budgeted funding, the Program Managers will present to Costco a revised plan to scale back or expand the plan based on the revised expectation.”
(ii)Section 5.02(f). A new Section 5.02(f) is added to the Agreement as follows:
“(f) Any Marketing Plan shall include funding of up to [*] in rewards and network fees for High Line Accounts. The funding shall be calculated as Net Purchase Charges attributable to High Line Accounts multiplied by one hundred and thirty basis points (1.30%), plus associated network fees calculated as [*].”
g.Section 5.03 Annual Membership Marketing Plan. Section 5.03 is deleted in its entirety.
h.Section 5.07 Bank Marketing Obligations. Sections 5.07(f) and 5.07(i) are deleted in their entirety.
i.Section 5.08 Other Bank Products.
(i)Section 5.08(a). Section 5.08(a)(i) is deleted in its entirety and replaced with the following:
“(i) [*]”
(ii)Section 5.08(a)(ii). Section 5.08(a)(ii) is deleted in its entirety and replaced with the following:
[*]. In no event may any Bank branded proprietary card or any offer or promotion related thereto designate Costco or warehouse clubs as a category for any adverse treatment for value proposition or rewards purposes offered in respect of any Bank branded proprietary cards at any time during the Term.
(iii)Section 5.08(b) and Section 5.08(c). Sections 5.08(b) and 5.08(c) are deleted in their entirety.
(iv)Section 5.08(d). Section 5.08(d) is deleted in its entirety and replaced with the following:
“(d) For the purposes of this Article 5, “target” shall mean advertising, marketing or promotional activities, as applicable, addressed or directed to a Person by means of name, address, e-mail address or telephone number and the use of the Cardholder List to conduct such activities.”

j.Section 7.02 Operations Centers.
(i)Section 7.02(b). Section 7.02(b) is deleted in its entirety and replaced with the following:
“(b) Initially, the Operations Centers for the Program shall be established, and subject to the agreements of the Parties set out in Schedule 7.02(a), staffed by Bank employees or Existing Subcontractors or Future Bank Subcontractors (collectively, “Operations Center Employees”) who are managed by Bank employees and overseen and directed by the Bank Program Team, other than as set forth on Schedule 7.02.”
(ii)Section 7.02(c). Section 7.02(c) is deleted in its entirety and replaced with the following:
“Operations Center Employees will be available during the period commencing as of one hour before Costco Warehouses are open for business and ending one hour after Costco Warehouses are closed for business. Bank shall not in the future transfer to any other third party or outsource any Operations Center function regarding the Program, except for late-stage collections, recoveries, and Citi Identity Theft Solutions, without the prior written consent of Costco, other than as set forth on Schedule 7.02.”
(iii)Section 7.02(d). Section 7.02(d) is deleted in its entirety and replaced with the following:
“[*]”
(iv)Section 7.02(e). A new Section 7.02(e) is added to the Agreement as follows:
“Notwithstanding Section 7.02(d), Bank may utilize Operations Center Employees outside of the United States for fraud calls when [*]. Bank will use Operations Center Employees located in the United States for fraud calls at all other times, with the exception of [*].”
k.Schedule 7.02 Operations Centers. Schedule 7.02 is deleted in its entirety and replaced with the attached Schedule 7.02 Operations Centers.
l.Schedule 7.03 Service Level Agreements (SLAs).
1.    “Payment Processing” in Schedule 7.03 is amended as follows:
[*]

m.Schedule 9.01 Program Economics. Schedule 9.01 is amended by deleting “(8) Promotional Rate Offer” in its entirety.
n.Exhibit A Definitional Supplement.
(i)Exhibit A is amended to delete “Approved Transition Card” and its corresponding definition in its entirety.
(ii)Exhibit A is amended to add the following definition:
““High Line Account” means small business Co-Branded Card Account with joint and several liability that has a credit limit of [*] or higher, or small business Co-Branded Card Account with corporate guarantee.”
(iii)Exhibit A is amended to delete “[*]” and its corresponding definition in its entirety.
(iv)Exhibit A is amended to delete “Transitioned Card Account” and its corresponding definition in its entirety.
3.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
4.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
5.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION	CITIBANK, N.A.
By: /s/ Sandy Torrey	By: /s/ Jennifer Longino
Name: Sandy Torrey	Name: Jennifer Longino
Title: SVP, Corporate Marketing	Title: Vice President

Schedule 4.11

Citi Flex Pay Offers
(a)Eligible Co-Branded Cardholders must make a purchase of $75 or more for the transaction to be eligible for Citi Flex Pay;
(b)Eligible Co-Branded Cardholders will be offered three (3) months with a $0 fee and no interest on any purchase with a “COSTCO” transaction tag sent to Bank, which includes purchases made in Costco warehouses, on Costco.com and on Special Order Kiosks (“Costco Purchases”);
(c)Purchases made through Costco Travel are eligible for Citi Flex Pay, however, they will generally not be eligible for the Flex Pay Offer stated above in (b) since the majority of those purchases are not sent to Bank with a “COSTCO” transaction tag;
(d)Flex Pay Offers will not exceed [*] months in duration unless mutually agreed upon by the Parties; and
(e)The fee for Flex Pay Offers other than the one described in (b) above will be determined by Bank, but in no event will the fee exceed the equivalent APR that the Co-Branded Cardholder would be charged for non-Flex Pay purchases (i.e., either the Standard Purchase Rate or the Penalty APR, whichever is applicable).

Schedule 7.02

Operations Centers
Subject to Section 7.02(d), Bank may employ Operations Center Employees in any physical site, or utilize online, remote or hybrid work models.
Notwithstanding any provision in the Agreement to the contrary, the Parties agree that the following Subcontractors (and their successors) of Bank may perform the following customer service functions at the following locations (which may be Operations Center locations):

Subcontractor	Function	Location
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

THIRTEENTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT
This Thirteenth Amendment (“Amendment”) is between Citibank, N.A. (“Bank”) and Costco Wholesale Corporation (“Costco”), is effective as of September 11, 2024, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the “Agreement”).
Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:
1.Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.
2.Extension. Costco hereby exercises its right pursuant to Section 12.01(a) to extend the Initial Term by three years. Therefore, the parties acknowledge that the Initial Term will continue through June 19, 2029.
3.Tiered Pricing. The single purchase APR listed in the Co-Branded Cardholder Account Terms will be replaced by the following four APRs based on Bank’s FICO tiers (for both consumer and small business Co-Branded Card Accounts):

FICO Tier	Prime Rate +
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Bank and Costco anticipate that tiered pricing will become effective by October 31, 2024 for new Co-Branded Card Accounts, and, for eligible existing Co-Branded Cardholders, upon the effectiveness of a change in terms notice issued to such Co-Branded Cardholders (which notices will be issued starting in November 2024).
4.Amendments.
a.Section 3.02(f) Resiliency. New Section 3.02(f) is added as follows:
“(f)    Costco and Bank acknowledge that, in connection with Applicable Laws and Applicable Guidelines, Bank has developed, applies, and adjusts from time to time, resiliency standards that measure the performance of the Program (the “Resiliency Standards”). Costco will work with Bank in good faith to achieve the Resiliency Standards [*] and throughout the Term. Both parties will review Bank’s portfolio resiliency metric (Risk Appetite Ratio) as part of the quarterly business reviews and discuss opportunities (such as expense reductions or revenue generating activities) intended to maintain resiliency and ongoing Program growth. Costco and Bank will test for potential expansion of offshore call handling and implement other mutually agreed upon efficiencies intended to enhance and maintain resiliency.”
b.Section 4.06 Loyalty Program. Section 4.06(b) is deleted and replaced with the following:
“As provided in Schedule 4.06(a), as of the date hereof, Costco Members are eligible to receive rewards pursuant to the Loyalty Program (“Rewards”). Subject to Applicable Law, the Rewards will be issued by the Bank in the form of one annual Costco Rewards coupon. Bank will test the functionality of the Rewards issuance processes annually before the issuance of the Costco Rewards coupon. If Bank is required by Applicable Law to issue Rewards in a different manner, Costco will cooperate with Bank in the implementation of the required changes at no cost to Costco. Notwithstanding the foregoing, for deceased Co-Branded Card Accounts and small business Co-Branded Card Account closures, Bank may issue Rewards in the form of a check or statement credit, which shall be captured as a redemption. From time to time, and subject to Applicable Laws, Costco may require a change to the method of funding Rewards to a gift card, statement credit, check, electronic credit or other electronic transfer, other FTD, or otherwise and shall provide Bank with at least ninety (90) days’ notice prior to the effectiveness of such change. Bank shall cooperate to implement the new Rewards payment method in such a way that it is compatible with the Costco point of sale equipment and consistent with Costco’s protocols and security requirements and that otherwise achieves Systems interoperability between Bank’s Systems and Costco’s Systems, and Bank shall otherwise cooperate with Costco in implementing such change, subject to Applicable Laws. Regardless of the method or form of the Rewards, Bank (and not Costco) shall be considered the issuer of such Rewards pursuant to the Loyalty Program, and, except with respect to the Executive Membership program and except as set forth in Schedule 9.01(4) with respect to duplicate electronic transfers requested by Costco where Bank establishes the original electronic transfer was made to the account provided by the Co-branded Cardholder, Bank shall be solely liable to Costco Members with respect to such Rewards. Other than its duty to redeem the Rewards in accordance with the Loyalty Program terms and conditions, Costco shall not have any obligation to Costco Members regarding such Rewards.”
c.Section 9.02 Net Revenue (EBT) Payments to Costco.
i.The definition of “Bank EBT Share Percentage” is deleted.
ii.The definition of “Bank Profits Percentage” is deleted and replaced with the following:
“Bank Profits Percentage” means, on a Program Year or annual basis, as applicable, with respect to the Program, the value of EBT divided by the value of ANR (i.e. EBT / ANR).  To the extent that Bank Profit Percentage needs to be calculated on a less than full Program Year or calendar year
2

basis, the calculation shall be performed on a proportional basis for the applicable period then annualized.
iii.Effective January 1, 2025, Section 9.02(a) is deleted and replaced with the following:
“(a) Within 45 days after the end of each calendar year during the Term (beginning with 2025) and within 45 days after the end of any partial calendar year during the Term, Bank shall pay to Costco the percentage of the EBT for such calendar year corresponding to each of the Bank Profits Percentages tiers below (each a “Program Payment”):

Tiers	Percentage of corresponding EBT paid to Costco
For EBT corresponding to Bank Profits Percentage of less than [*]	[*]
For EBT corresponding to Bank Profits Percentage equal to or greater than [*] and less than [*]	[*]
For EBT corresponding to Bank Profits Percentage equal to or greater than [*]	[*]

Program Payments will not be included as Eligible Expenses. For transparency, Bank will share with Costco annually the calculation of EBT after taking Program Payments into consideration. 9.05(b)(i) is deleted.
d.Section 9.07 Expense Plan. Section 9.07(a)(vi) is deleted and replaced with the following:
“(vi)    those net expenses actually incurred by Bank, as communicated by and net amounts paid to Network on a monthly basis and calculated as a percentage of total volume of purchase transactions charged to Co-Branded Cards for the applicable time period, and Bank will notify Costco if any network fees change over time;”
e.Schedule 1.01(f) Fair Market Value.
i.The following is added to the Portfolio Appraisal Parameters and Assumptions chart in Schedule 1.01(f):

[*]	[*]
[*]	[*]
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ii.The following text is added below the Portfolio Appraisal Parameters and Assumptions chart in Schedule 1.01(f):
“[*]”
f.Schedules 4.05(a) and 4.05(a)(ii). Effective as set forth in Paragraph 3 of this Amendment, (x) Schedule 4.05(a) will be replaced with new Schedule 4.05(a) attached hereto, and (y) Schedule 4.05(a)(ii) will be replaced with new Schedule 4.05(a)(ii).
g.Schedule 4.06(a). The parties intend to implement an enhancement to the Loyalty Program by the end of February 2025. Upon implementation,
i.The first paragraph of the “Customer Card Loyalty Program (Cash Rebate portion only)” section of Schedule 4.06(a) will be deleted and replaced with the following:
ii.“Co-Branded Cardholders will earn an annual reward based on the eligible purchases on their Co-Branded Card from Costco and Citi during an annual reward period. An annual reward period is 12 billing periods, starting with the one that begins in January. Eligible purchases are purchases for goods and services minus returns and other credits. Eligible purchases do NOT include fees or interest charges, balance transfers, cash advances, purchases of traveler's checks, purchases or reloading of prepaid cards, or purchases of any cash equivalents. Additional terms and restrictions apply. Co-Branded Cardholders will earn an annual reward of: [*] on gasoline and electric vehicle charging transactions at other gas stations and electric vehicle charging locations worldwide (excluding superstores, supermarkets, convenience stores, and warehouse clubs other than Costco) on the first $7,000 of such purchases (as an aggregate of gasoline and electric vehicle charging transactions both at Costco and non-Costco locations) each annual reward period (1% thereafter); [*] at restaurants worldwide; [*] for eligible travel purchases (eligible travel purchases are: airfare for a scheduled flight on a passenger carrier, hotel stays (excluding timeshares, banquets and events), car rentals from major car rental companies, and other purchases from Costco Travel, cruise lines, travel agencies and tour operators); [*] on eligible purchases at Costco Locations (unless a higher reward applies, such as at Costco gas, Costco electric vehicle charging, or Costco travel); and [*] on all other eligible purchases. Bank is obligated to fund the annual rewards up to the Loyalty Funding Cap.”
iii.The first paragraph of the “Small Business Loyalty Program (Cash Rebate portion only)” section of Schedule 4.06(a) will be deleted and replaced with the following:
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“Co-Branded Cardholders will earn an annual reward based on eligible purchases on their small business Co-Branded Cards from Costco during an annual reward period. An annual reward period is 12 billing periods, starting with the one that begins in January. Eligible purchases are purchases for goods and services minus returns and other credits. Eligible purchases do NOT include fees or interest charges, balance transfers, cash advances, purchases of traveler's checks, purchases or reloading of prepaid cards, or purchases of any cash equivalents. Additional terms and restrictions apply. Co-Branded Cardholders will earn an annual reward of: [*] on gasoline and electric vehicle charging transactions at other gas stations and electric vehicle charging locations worldwide (excluding superstores, supermarkets, convenience stores, and warehouse clubs other than Costco) on the first $7,000 of such purchases (as an aggregate of gasoline and electric vehicle charging transactions both at Costco and non-Costco locations) each annual reward period (1% thereafter); [*] at restaurants worldwide; [*] for eligible travel purchases (eligible travel purchases are: airfare for a scheduled flight on a passenger carrier, hotel stays (excluding timeshares, banquets and events), car rentals from major car rental companies, and other purchases from Costco Travel, cruise lines, travel agencies and tour operators); [*] on eligible purchases at Costco Locations (unless a higher reward applies, such as at Costco gas, Costco electric vehicle charging, or Costco travel); and [*] on all other eligible purchases. Bank is obligated to fund the annual rewards up to the Loyalty Funding Cap.”
h.Schedule 7.02 Operations Centers. The following is added to the chart in Schedule 7.02:

Subcontractor	Function	Location
[*]	[*]	[*]
i.Schedule 7.05(a) Monthly Reports. The following reporting elements are deleted from the “Portfolio Performance Reports” section of Schedule 7.05(a):
“[*]”
“[*]”
“[*]”

5.Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.
6.No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together
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as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.
7.Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.
[Signature page follows]

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Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION By: _/s/ Peter Gruening______________ Name: Peter Gruening Title: Senior Vice President	CITIBANK, N.A. By: _/s/ John P. LaCosta_______________ Name: John P. LaCosta Title: Vice President, Citibank, NA

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Schedule 4.05(a)
Citi Disclosures – Consumer Co-Branded Card

Interest Rates and Interest Charges
Annual Percentage Rate (APR) for Purchases	20.49% to 28.49%, based on your creditworthiness This APR will vary with the market based on the Prime Rate.[a]
APR for Balance Transfers	20.49% to 28.49%, based on your creditworthiness. Balance transfers must be completed within 2 months from date of account opening. This APR will vary with the market based on the Prime Rate.[a]
APR for Cash Advances	29.99% This APR will vary with the market based on the Prime Rate.[b]
APR for Citi Flex Plan	20.49% to 28.49%, based on your creditworthiness This APR will vary with the market based on the Prime Rate.[a]
Penalty APR and When it Applies
Up to 29.99%, based on your creditworthiness.
This APR will vary with the market based on the Prime Rate.[c]
This APR may be applied to your account if you:
(1) Make a late payment or
(2) Make a payment that is returned.
How Long Will the Penalty APR Apply? If your APRs are increased for either of these reasons, the Penalty APR may apply indefinitely.

How to Avoid Paying Interest on Purchases	Your due date is at least 23 days after the close of each billing cycle. We will not charge you interest on purchases if you pay your monthly Citi Flex Plan Payment Amount plus your entire balance, excluding any Citi Flex Plan balances, by the due date each month. If you do not pay your monthly Citi Flex Plan Payment plus your entire balance, excluding any Citi Flex Plan balances, by the due date each month, you will pay interest on your purchases from the date they're posted to your account. We will begin charging interest on cash advances, balance transfers, and Citi Flex Loans on the transaction date. We will begin charging interest on a Citi Flex Pay balance subject to an APR at the start of the billing cycle following the billing cycle during which you created the Citi Flex Pay.
Minimum Interest Charge	If you are charged interest, the charge will be no less than 50 cents.
Plan Fee (Fixed Finance Charge)
A monthly fee of up to 1.72% of each Transaction moved to a Citi Flex Plan subject to such fee based on the Citi Flex Plan duration, the APR that would otherwise apply to the Transaction, and other factors.

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For Credit Card Tips from the Consumer Financial Protection Bureau	To learn more about factors to consider when applying for or using a credit card, visit the website of the Consumer Financial Protection Bureau at http://www.consumerfinance.gov/learnmore.
Fees
Annual Fee	No annual fee for this credit card with your paid Costco Membership.
Transaction Fees Balance Transfer Cash Advance Foreign Purchase Transaction	Either $5 or 5% of the amount of each transfer, whichever is greater. Either $10 or 5% of the amount of each cash advance, whichever is greater. None
Penalty Fees Late Payment Returned Payment	Up to $41 Up to $41

How We Will Calculate Your Balance: We use a method called "daily balance (including new transactions)."
For more information call Citibank at 1-877-625-6382 (For TTY: Use 711 or other Relay Service). New York residents may contact the New York State Department of Financial Services at (800) 342-3736 or www.dfs.ny.gov for comparative information on credit card rates, fees and grace periods.

Payment Allocation: We may apply the portion of your payments up to your Minimum Payment Due to lower APR balances first. Generally, payments above your Minimum Payment Due will be applied to your highest APR balance first.

Prime Rate: The variable rates shown here are accurate based on a 8.5% Prime Rate.
a We add 11.99% to 19.99% to the Prime Rate to determine the Purchase/Balance Transfer/Citi Flex Plan APR.
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b We add 21.99% to the Prime Rate to determine the Cash Advances APR.
c We add up to 26.74% to the Prime Rate to determine the Penalty APR.
Variable rate APRs will not exceed 29.99%.

Note: Balance Transfers and Flex Plans are made available at our discretion.

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Schedule 4.05(a)(ii)
Citi Disclosures – Small Business Co-Branded Card

Interest Rates and Interest Charges
Annual Percentage Rate (APR) for Purchases	20.49% to 28.49%, based on your creditworthiness This APR will vary with the market based on the Prime Rate.[a]
APR for Cash Advances	29.99% This APR will vary with the market based on the Prime Rate.[b]
APR for Citi Flex Plan	20.49% to 28.49%, based on your creditworthiness This APR will vary with the market based on the Prime Rate.[a]
Penalty APR and When it Applies
Up to 29.99%, based on your creditworthiness.

This APR will vary with the market based on the Prime Rate.[c]

This APR may be applied to your account if you:

(1) Make a late payment or
(2) Make a payment that is returned.

How Long Will the Penalty APR Apply? If your APRs are increased for either of these reasons, the Penalty APR may apply indefinitely.

How to Avoid Paying Interest on Purchases	Your due date is at least 23 days after the close of each billing cycle. We will not charge you interest on purchases if you pay your monthly Citi Flex Plan Payment Amount plus your entire balance, excluding any Citi Flex Plan balances, by the due date each month. If you do not pay your monthly Citi Flex Plan Payment plus your entire balance, excluding any Citi Flex Plan balances, by the due date each month, you will pay interest on your purchases from the date they're posted to your account. We will begin charging interest on cash advances, balance transfers, and Citi Flex Loans on the transaction date. We will begin charging interest on a Citi Flex Pay balance subject to an APR at the start of the billing cycle following the billing cycle during which you created the Citi Flex Pay.
Minimum Interest Charge	If you are charged interest, the charge will be no less than 50 cents.
Plan Fee (Fixed Finance Charge)
A monthly fee of up to 1.72% of each Transaction moved to a Citi Flex Plan subject to such fee based on the Citi Flex Plan duration, the APR that would otherwise apply to the Transaction, and other factors.

Fees
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Annual Fee	No annual fee for this credit card with your paid Costco Membership.
Transaction Fees Cash Advance Foreign Purchase Transaction	Either $10 or 5% of the amount of each cash advance, whichever is greater. None
Penalty Fees Late Payment Returned Payment	$41 $41

How We Will Calculate Your Balance: We use a method called "daily balance (including new transactions)."
Payment Allocation: We may apply the portion of your payments up to your Minimum Payment Due to lower APR balances first. Generally, payments above your Minimum Payment Due will be applied to your highest APR balance first.

Prime Rate: The variable rates shown here are accurate based on an 8.5% Prime Rate.
a We add 11.99% to 19.99% to the Prime Rate to determine the Purchase/Citi Flex Plan APR.
b We add 21.99% to the Prime Rate to determine the Cash Advances APR.
c We add up to 26.74% to the Prime Rate to determine the Penalty APR.
Variable rate APRs will not exceed 29.99%.

Note: Flex Plans are made available at our discretion.

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